Exhibit 99.86

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF JANUARY 17, 2019

BY AND AMONG

TRANSFORM HOLDCO LLC,

SEARS HOLDINGS CORPORATION and

ITS SUBSIDIARIES PARTY HERETO

i

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A:	Approval Order
Exhibit B:	IP Assignment Agreement
Exhibit C:	IP Power of Attorney
Exhibit D:	Occupancy Agreement
Exhibit E:	Assignment and Assumption of Lease
Exhibit F:	Seller Retained Occupancy Agreement
Exhibit G:	Credit Bid Release Exhibit

SCHEDULES

Schedule 1.1(a):	[Reserved]
Schedule 1.1(b):	[Reserved]
Schedule 1.1(c):	Excluded IT
Schedule 1.1(d):	IP/Ground Lease Property
Schedule 1.1(e):	Seller Knowledge Parties
Schedule 1.1(f):	Ordered Inventory

-iv-

(continued)

Schedule 1.1(g):	Other Payables
Schedule 1.1(h):	[Reserved]
Schedule 1.1(i):	Permitted Post- Closing Encumbrances
Schedule 1.1(j):	Permitted Pre-Closing Encumbrances
Schedule 1.1(k):	Specified Receivables
Schedule 1.1(l):	Warranty Receivables
Schedule 1.1(m):	GOB Leases
Schedule 1.1(n):	GOB Owned Stores
Schedule 1.1(o):	Operating Leases
Schedule 1.1(p):	Operating Owned Properties
Schedule 1.1(q):	Sparrow Properties
Schedule 2.1(a):	Intellectual Property
Schedule 2.1(q):	Proceeds Properties
Schedule 2.7(a):	Potential Transferred Agreements
Schedule 7.1:	Buyer Equity

-v-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 17, 2019 (the “Effective Date”), by and between Transform Holdco LLC, a Delaware Limited Liability Company (together with any applicable Affiliated Designee (as defined below), “Buyer”), and Sears Holdings Corporation, a Delaware corporation (“SHC” or the “Seller” and together with each of its Subsidiaries party hereto, the “Sellers”).

RECITALS

WHEREAS, among other things, Sellers own and operate, through direct and indirect Subsidiaries:

(a) a national network of retail stores and pharmacies under the “Sears” and “Kmart” brands as conducted at the Operating Owned Properties and the Operating Leased Properties (as defined below) and the supporting general and administrative functions related to such retail stores;

(b) a national network of specialty stores, including under the “Sears Auto Centers” brand;

(c) a business that provides various home services solutions, including product repair, repair parts and accessories under the “PartsDirect” brand, home improvement project services, franchise services in the residential home service sector, repair services under the “ServiceLive” brand or the “Sears Home Services” brand and home solution technology under the “Wally” brand;

(d) the KCD Notes (as defined below) and the business of designing, researching, developing, testing, having made, procuring the manufacture of, packaging, selling, marketing and distributing products and services under the Kenmore Marks and the DieHard Marks and licensing the Kenmore Marks and the DieHard Marks to third parties (the “Kenmore/DieHard Business”);

(e) a business that distributes and sells appliances under the “Monark Premium Appliance Co.” brand;

(f) a business that provides home delivery and retail installation services, including for third party customers, freight management, truck-load solutions, warehousing and final-mile delivery services;

(g) various websites under the sears.com and kmart.com banners;

(h) a membership program for Sellers’ members, including that offered under the “Shop Your Way” brand; and

(i) the “Business” as defined in the SHIP Purchase Agreement (as defined below),

(collectively, each of (a) through (h) above, (but, in the event that the SHIP Closing (as defined below) shall have occurred prior to the Closing Date, excluding the “Business” as defined in the SHIP Purchase Agreement), the “Business”);

WHEREAS, on October 15, 2018, (the “Petition Date”) (or, with respect to certain Sellers as applicable, following the Petition Date), Sellers filed voluntary petitions for relief (the “Filing”) commencing cases under chapter 11 of the Bankruptcy Code (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, Sellers desire to sell to Buyer (or, in accordance with the terms set forth herein, an applicable Assignee (as defined below)) the Designation Rights (as defined below) and Acquired Assets (as defined below) and to transfer to Buyer the Assumed Liabilities (as defined below) and Buyer desires to purchase from Sellers the Designation Rights and Acquired Assets and to assume from Seller the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties (as defined below) desire to consummate the proposed transactions as promptly as practicable after the Bankruptcy Court enters the Approval Order (as defined below), subject to the terms of this Agreement; and

WHEREAS, the Parties desire and intend that the transactions set forth in this Agreement, together with the Bankruptcy Plan (as defined below), will, unless Buyer elects otherwise pursuant to this Agreement, (i) constitute one or more plans of reorganization under section 368(a) of the Code (as defined below) and as qualifying as one or more reorganizations thereunder and (ii) satisfy the ownership requirements set forth in section 382(l)(5)(A)(ii) of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“401(k) Plan” shall have the meaning set forth in Section 9.7(b).

“ABL Commitment Letter” shall mean the commitment letter (including all annexes, exhibits, schedules and other attachments thereto) among Buyer, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc. and Royal Bank of Canada, dated as of the date hereof, as amended, supplemented or replaced in compliance with the terms hereof and thereof.

“ABL Financing” shall mean the financing incurred or intended to be incurred pursuant to the ABL Commitment Letter, including the borrowing of loans contemplated by the ABL Commitment Letter.

“ABL Financing Sources” shall mean the Financing Sources specified in clause (z) of the definition of “Financing Sources”.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Data” shall have the meaning set forth in Section 2.1(g).

“Acquired Equipment” shall mean, with respect to any Acquired Property, all Equipment to the extent located at or on the applicable Acquired Lease Premises or Owned Real Property.

“Acquired Foreign Assets” shall have the meaning set forth in Section 2.13(a).

“Acquired Improvements” shall mean, with respect to any Acquired Property, all Improvements located on or comprising the applicable Acquired Lease Premises or Owned Real Property.

“Acquired Intellectual Property” shall have the meaning set forth in Section 2.1(e).

“Acquired Inventory” shall mean (i) with respect to any Operating Leased Property, all Inventory which is located at or on the applicable Operating Lease Property as of the Closing Date, (ii) with respect to any Operating Owned Property, all Inventory which is located at or on the Operating Owned Property as of the Closing Date, (iii) with respect to any IP/Ground Lease Property, all Inventory which is located at or on the IP/Ground Lease Property as of the Closing Date and (iv) all other Inventory Related to the Business other than Inventory included in clause (ii) of the definition of Excluded Inventory.

“Acquired Lease” shall mean each Lease that is assumed by any Seller and assigned to Buyer pursuant to the terms of this Agreement.

“Acquired Lease Premises” shall mean the Lease Premises which is the subject of an Acquired Lease.

“Acquired Lease Rights” shall mean, with respect to an Acquired Lease, all real property rights and all other rights and interests of the tenant thereunder, including all options to renew, purchase, expand or lease (including rights of first refusal, first negotiation and first offer), and all credit for the prepaid rent associated therewith and all Security Deposits made in respect of such and any Improvements thereon.

“Acquired Property” shall mean (i) each Lease Premises which is subject to an Acquired Lease and (ii) each Owned Real Property.

“Acquired Receivables” shall mean (i) all Credit Card Accounts Receivable, (ii) all Pharmacy Receivables, (iii) the Specified Receivables and (iv) the Warranty Receivables.

“Action” shall mean any Claim, action, complaint, suit, litigation, arbitration, appeal, petition, inquiry, hearing, Order, decree, legal proceeding, investigation or other legal dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority.

“ADA” shall have the meaning set forth in the definition of Law.

“Additional Contract” shall have the meaning set forth in Section 2.9.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, (i) each Seller and its respective Subsidiaries, on the one hand, shall not, for the purposes of this Agreement, be deemed to be an “Affiliate” of ESL or Buyer or any of their respective Affiliates (excluding each Seller and its respective Subsidiaries), on the other hand, and (ii) Buyer, ESL and their Affiliates (excluding each Seller and its respective Subsidiaries), on the one hand, shall not, for the purposes of this Agreement, be deemed to be an “Affiliate” of Sellers or any of their respective Subsidiaries, on the other hand; and Buyer and ESL shall be deemed to be Affiliates of each other.

“Affiliated Designee” shall have the meaning set forth in Section 13.6.

“Aggregate DIP Shortfall Amount” shall mean, as of the Closing Date, an amount equal to $1,200,000,000 less the aggregate amounts required to be paid (net of any available cash) to fully satisfy the existing indebtedness of Sellers under both (i) the DIP Credit Agreement and (ii) the Junior DIP Term Loan Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Assignment Notice” shall have the meaning set forth in Section 2.7(a)(ii).

“Allocation Schedule” shall have the meaning set forth in Section 9.3(d).

“Alternative Financing” shall have the meaning set forth in Section 8.5.

“Antitrust Actions” shall have the meaning set forth in Section 8.3(d).

“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.

“Antitrust Laws” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Approval Order” shall mean an Order approving the Transactions entered by the Bankruptcy Court in the Bankruptcy Cases substantially in the form of Exhibit A attached hereto or in a form reasonably agreed by Buyer and Sellers prior to the Closing.

“Arbitrator” shall have the meaning set forth in the definition of Law.

“Assigned Agreements” shall mean (i) the Citi Card Agreement, (ii) the Initial Assigned Agreements, (iii) the Designatable Leases, solely to the extent designated for assumption by the Sellers and assignment to Buyer by written notice from Buyer to Sellers delivered prior to the end of the Designation Rights Period, and (iv) such other Additional Contracts as Buyer elects to have assigned or assumed and assigned to Buyer in accordance with this Agreement.

“Assigned Plans and Permits” shall mean, with respect to any Acquired Assets, all Plans and Permits, if any, that are assignable pursuant to the applicable issuing Governmental Authority and are Related to such Acquired Asset.

“Assignee” shall mean, as to any Acquired Lease, Buyer or any other Person designated by Buyer in the applicable Buyer Assumption Notice.

“Assignment Actions” shall have the meaning set forth in Section 5.2(c).

“Assignment and Assumption of Lease” shall have the meaning set forth in Section 5.2(b).

“Assignment Instruments” shall have the meaning set forth in Section 5.2(c).

“Assumed 503(b)(9) Claims” shall mean all Liabilities against any of the Debtors arising under section 503(b)(9) of the Bankruptcy Code.

“Assumed Customer Credits” shall mean all Liabilities arising under, or relating to, (i) any existing customer loyalty program (e.g., points, rewards, discounts, etc.) of any of Sellers or community marketing undertaken by any of Sellers, including Shop Your Way, and (ii) any Liability in respect of any gift cards, gift certificates, merchandise credits, return credits, customer membership or customer loyalty discount programs, coupons, groupons or other similar credits or programs issued by, on behalf of or in relation to Sellers since January 1, 2018.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Assumed Property Tax Liabilities” shall mean all Liabilities for Property Taxes payable with respect to any Acquired Property for Pre-Assignment Tax Periods, not to exceed $135,000,000.

“Assumption Effective Date” shall mean, (i) with respect to the Initial Assigned Agreements, the Closing Date, (ii) with respect to the Designatable Leases, following the delivery of the applicable Buyer Assumption Notice, the earliest of (A) the deadline for objecting to assumption and assignment of such Lease, if no such objection is submitted and (B) the fifth (5th) Business Day following the date of resolution of any objection to assumption and assignment of such Lease, if any such objection is timely submitted and (iii) with respect to the Additional Contracts, the earliest of (A) the deadline for objecting to assumption and assignment of such Additional Contract, if no such objection is submitted and (B) the fifth (5th) Business Day following the date of resolution of any objection to assumption and assignment of such Additional Contract or to proposed Cure Costs, if any such objection is timely submitted.

“Auction” shall mean the auction undertaken pursuant to the Bidding Procedures Order.

“Avoidance Actions” shall mean any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code, or state fraudulent conveyance, fraudulent transfer or other similar state laws.

“Bankruptcy Cases” shall have the meaning set forth in the Recitals.

“Bankruptcy Code” shall mean Title 11 of the United States Code, sections 101 et seq.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bankruptcy Plan” shall mean the joint chapter 11 plan for the Sellers in the Bankruptcy Cases.

“Bidding Procedures Order” shall mean the Order approving the global bidding procedures entered by the Bankruptcy Court in the Bankruptcy Cases on November 19, 2018 (Docket No. 816).

“BMA Consent” shall have the meaning set forth in Section 2.8(e).

“Books and Records” shall mean, with respect to Sellers, all documents, instruments, records and other written or electronic materials in whatever form or media (including all hard and electronic copies, CAD files and all discs, tapes and other media-storage data and materials containing such information, and including originals, if available) in the possession or control of Sellers in connection with, or relating to any Acquired Assets, any related Assumed Liabilities, or the operations of Sellers at any Acquired Property, or the operations of the shopping center in which such Acquired Property is located, including to the extent in Sellers’ possession or control, all files, data, reports, surveys (ALTA and topographical), soil reports, title reports and title insurance policies (including copies of all underlying exception documents), physical inspection, engineering and asbestos reports, environmental tests, inspections and reports, insurance reports, schematic plans, site plans and drawings, mailing lists, supplier lists, customer lists, price lists, financial projections, marketing information and procedures, copies of Tax Returns to the extent related to the Acquired Assets, advertising and promotional materials, equipment records, warranty information, architects and engineers agreements, architectural and engineering plans and specifications, construction contracts, drawings, plans and specifications, records of operations, manuals of operations or business procedures and other similar procedures, including all policies and procedures for the protection of individual and consumer privacy (including all CAD files and all discs, tapes and other media-storage data containing such information). Without limiting the foregoing, with respect to any Acquired Property, the term “Books and Records” shall include, to the extent in the possession or control of a Seller, (a) the original file for the applicable Acquired Property, including the applicable Acquired Lease and any other related Assigned Agreements, which includes originals of the following: the fully executed Acquired Lease and any other related Assigned Agreements, together with all Exhibits, Schedules and Addenda thereto, and all amendments, modifications and supplements thereto; letter agreements; correspondence; renewal notices; estoppel certificates issued by any Seller or the landlord under any applicable Acquired Lease; estoppel certificates issued by any party under any applicable easement, operation and easement agreement, reciprocal easement agreement, declaration of covenants, conditions and restrictions or similar documents with respect to an Acquired Property (each, an “OEA”);

accounting records; gross sales records to the extent reporting of gross sales is required pursuant to each such Acquired Lease; audit files (whether generated internally or by a third party); surveys of the Acquired Lease Premises or the common areas of the shopping center in which such Acquired Property is located with respect to compliance with Law; any OEA and all amendments, modifications and supplements thereto; the applicable Sellers’ title insurance policy, together with legible copies of all exception documents; any agreements confirming the commencement date or other relevant dates in the Acquired Lease; recorded copies of any memorandum of lease; and lease abstracts, and (b) keys to such Acquired Property, security codes for such Acquired Property or any of such Acquired Property’s building systems, any keys or security codes for parking and other common areas of any shopping centers in which such Acquired Property is located and any other document or information in the possession or control of any Seller useful or necessary to operate a retail store from the Acquired Lease Premises. Notwithstanding the foregoing, the term “Books and Records” shall not include (i) personnel files with respect to any Seller employees who are not Transferred Employees, (ii) any information as to Seller employees that is prohibited by Law from being delivered by Sellers to Buyer (including (1) employee medical information protected by the Health Insurance Portability and Accountability Act of 1996, as amended, the ADA, the Family and Medical Leave Act of 1993, as amended, or the Genetic Information Nondiscrimination Act of 2008, as amended, (2) any Employment Eligibility Verification on Form I-9 and (3) any employee background reports), provided that Sellers shall inform Buyer of the general nature of the materials being withheld and, upon Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to provide such materials, in whole or in part, in a manner that would not result in the outcome described in this clause (ii), including by reasonably cooperating with Buyer to enter into additional agreements to the extent required to render the access to any personally identifiable information permissible under any applicable Law or contractual obligation, (iii) any non-disclosure or confidentiality, non-compete or non-solicitation agreements other than contemplated by Section 2.1(k) and (iv) the Retained Books and Records.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day of the year, other than a Saturday or Sunday, on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized by Law to remain closed.

“Business Employees” shall mean each employee who, as of the Closing Date, is primarily engaged in providing services in connection with, or in support of, the Business, including in any commercial or corporate function (excluding employees employed in the GOB Leased Stores, the GOB Owned Stores or at any distribution center which is announced for closing prior to the Closing Date and any employees who have been provided notice of termination by Sellers prior to the Closing Date). The number of Business Employees is expected to total approximately 45,000 employees.

“Business Names” shall have the meaning set forth in the definition of Intellectual Property.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Assumption Notice” shall have the meaning set forth in Section 5.2(a).

“Buyer Occupancy Costs” shall mean (i) with respect to any GOB Leased Stores, all Occupancy Expenses that are incurred, accrued or apportioned solely for the period commencing on the first calendar day following the GOB Period for such GOB Store and ending at the expiration of the Designation Rights Period for such GOB Store and (ii) with respect to any Operating Leased Property, all Occupancy Expenses that are incurred, accrued or apportioned solely for the period commencing on the Closing Date and ending at the expiration of the Designation Rights Period for such Operating Leased Property.

“Buyer Party Release” shall have the meaning set forth in Section 9.13.

“Buyer Rejection Notice” shall have the meaning set forth in Section 5.3(a).

“Buyer Related Party” shall mean (i) Buyer, (ii) ESL, (iii) the Cyrus Related Parties and (iv) any Person who is currently or formerly was a director, officer, employee, stockholder, member, limited partner, general partner, controlling person, manager, representative, attorney, agent or successors of Buyer, ESL or any of the Cyrus Related Parties.

“Buyer’s Savings Plan” has the meaning given in Section 9.7(k)(i).

“Casualty / Condemnation Event” shall have the meaning set forth in Section 12.3(a).

“Challenge” shall have the meaning set forth in the definition of Final Order.

“Citi Card Agreement” shall mean the Second Amended and Restated Program Agreement, dated as of October 3, 2018, by and among Sears, Roebuck and Co., Sears Brands Business Unit Corporation, the Other Sears Parties, and Citibank, N.A., as may be amended from time to time.

“Citi L/C Facility” shall mean that certain letters of credit facility granted pursuant to that certain Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016 (as at any time amended, restated, amended and restated, supplemented or otherwise modified), by and among Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, SHC, Citibank N.A. as administrative agent, and the financial institutions party thereto from time to time.

“Claims” shall mean all rights to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or rights to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, in each case, of whatever kind or description against any Person.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Legal Impediment” shall have the meaning set forth in Section 10.4.

“Closing Payment Amount” shall have the meaning set forth in Section 3.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall mean, collectively, the Cyrus Commitment Letter, the Debt Commitment Letter, the Real Estate Financing Commitment Letter and the Equity Commitment Letter.

“Competing Transaction” shall mean any direct or indirect financing, refinancing, acquisition, sale, divestiture (including by merger, acquisition or other business combination), public offering, recapitalization, business combination or reorganization, whether in one transaction or a series of related transactions, of or involving or implicating all or any material part of the Designation Rights, the Properties, the Leases, the Acquired Assets, the Assumed Liabilities or any Business (other than any such transaction or series of related transactions with Buyer or any Affiliate thereof) or any standalone plan of reorganization or liquidation for any Seller that does not contemplate the consummation of the Transactions.

“Compliant” shall mean, with respect to the written Required Information that has been or will be made available to Buyer by the Sellers or any of their respective representatives on their behalf in connection with the Transactions, that the Sellers’ auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion (unless a new audit opinion is issued with respect to the financial statements for the applicable periods by such auditors or any other independent public accounting firm of national standing or otherwise reasonably acceptable to Buyer).

“Confidential Information” shall mean, with respect to any Person, all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, which relates to such Person or their respective business relations and its respective business activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, such Person’s customers, clients, distributors, vendors, service providers, independent contractors, joint venture partners and other business relations and their confidential information; (iii) trade secrets; and (iv) other non-public Intellectual Property.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of May 15, 2018, by and between ESL Investments, Inc. and SHC.

“Consent” shall mean any consent, approval, concession, grant, waiver, exemption, license, entitlement, suitability determination, franchise, development right, certificate, variance, registration, permit, Order or other authorization of or notice of any Person.

“Contract” shall mean any contract, agreement, undertaking, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment, whether written or oral (including commitments to enter into any of such) that purports to be binding on any Person or any part of its property (or subjects any such assets or property to an Encumbrance).

“Controlling Person” shall mean ESL Investments, Inc., its Affiliates and their respective directors and officers.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“CPA Firm” shall mean a national firm of independent public accountants as to which the Parties mutually agree. In the event the Parties do not mutually agree in a timely manner, the Bankruptcy Court shall determine the CPA Firm.

“Credit Bid Release Consideration” shall mean an amount of cash equal to Thirty-Five Million Dollars ($35,000,000).

“Credit Card Accounts Receivable” means each Account or Payment Intangible (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to a Seller resulting from charges by a customer of a Seller on credit cards processed by such processor or issued by such issuer in connection with the sale of goods by a Seller or services performed by a Seller, in each case in the ordinary course of its business.

“Credit Card Claims” means all claims arising from Seller’s involvement as a class plaintiff in the class actions consolidated in the multi-district litigation In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, No. 1:05-MD-01720 (E.D.N.Y.) against Visa Inc., Mastercard Inc., JPMorgan Chase & Co, Citigroup N.A., Bank of America N.A., and other defendants, alleging antitrust violations in relation to certain practices with respect to merchant processing fees and merchant processing agreements attributable to merchants that accepted Visa Inc. or Mastercard Inc. credit or debit cards beginning on January 1, 2004, and any proceeds thereof, including proceeds arising from any settlement with respect to the foregoing.

“Cure Costs” means all amounts payable in order to cure any monetary defaults required to be cured under section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of the Assigned Agreements, whether as determined by the Bankruptcy Court or agreed to by the Buyer and the non-debtor counterparty to the applicable Assigned Agreement.

“Current Fiscal Year” shall mean, in relation to the Seller, the Seller’s current fiscal beginning February 4, 2018.

“Customer Data” shall mean all data (including personal data and personally identifiable information) owned or controlled (meaning any data Sellers have the ability to transfer in compliance with applicable Law) by or on behalf of Sellers related to Sellers’ customers, consumers or end users, including (i) customer, consumer and end user files and lists and contact information, (ii) purchasing, transaction and installation histories (namely, the product purchased, date of purchase, location of purchase, date of installation and whether a warranty was purchased), (iii) customer, consumer and end-user complaints and returns, (iv) customer, consumer or end user opt-outs, unsubscribe or opt-ins requests in relation to the use or processing of their information, (v) all analytics relating to any of the foregoing and other customer-based analyses or reports and (vi) all loyalty program data and participation information (including all information and data with respect to Shop Your Way).

“Cyrus Commitment Letter” shall mean the commitment letter (including all annexes, exhibits, schedules and other attachments thereto) among Buyer, the Cyrus Lender, the Sponsor and Citibank, N.A., dated as of the date hereof, as amended, supplemented or replaced in compliance with the terms hereof and thereof.

“Cyrus Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Cyrus Commitment Letter, including the borrowing of loans contemplated by the Cyrus Commitment Letter.

“Cyrus Lender” shall mean Cyrus Capital Partners, L.P.

“Cyrus Related Parties” shall mean the Cyrus Lender, its Affiliates and any of their respective directors, officers, or employees, in such capacities and in their individual capacities.

“Debt Commitment Letters” shall mean, collectively, the ABL Commitment Letter, the Cyrus Commitment Letter and the Real Estate Financing Commitment Letter.

“Debt Financing” shall mean, collectively, the ABL Financing, the Cyrus Financing and the Real Estate Financing.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including (a) all credit agreements, loan documents, debentures, notes, pledge and security documents, guarantees, mortgages, intercreditor agreements and other related documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters and (b) officer, secretary, solvency, closing and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letters or requested by the Financing Sources.

“Deposit Amount” shall have the meaning set forth in Section 3.2.

“Designatable Lease” shall mean each of (i) the GOB Leases and the Operating Leases and (ii) to the extent applicable to such leases and lease agreements, all non-disturbance agreements with fee owners or senior landlords, subordination, non-disturbance and attornment agreements, waivers and consents in favor of any Seller, estoppel certificates from landlords under any of the Leases (to the extent assignable), and landlord waivers or other collateral access agreements in favor of any Seller or any asset-based lenders.

“Designated Sale Transaction” shall have the meaning set forth in Section 2.12(b).

“Designated Tax Advisor” shall mean Weil, Gotshal & Manges LLP, or Deloitte Tax LLP, as decided in the Sellers’ discretion, or if neither of the foregoing is able to deliver a Tax Opinion, Cleary Gottlieb Steen & Hamilton LLP.

“Designation Assignment Date” shall have the meaning set forth in Section 5.2(d).

“Designation Deadline” shall have the meaning set forth in Section 2.9.

“Designation Rights” shall mean the exclusive right to irrevocably select, identify and designate each Designatable Lease in respect of which Assignee will acquire all of Sellers’ right, title and interest in and to the applicable Designatable Lease, together with all of Sellers’ right, title and interest in and to certain assets related to such Designatable Lease, to the extent, but only to the extent, set forth in Article II, all in accordance with the terms and conditions of this Agreement.

“Designation Rights Period” shall mean, with respect to each Designatable Lease, the period commencing on the Closing Date and ending on the earliest of (i) five (5) Business Days after delivery of the applicable Buyer Rejection Notice, (ii) the date on which an applicable agreement is assumed and assigned to an Assignee, (iii) the date which is sixty (60) days after the Closing Date and (iv) May 3, 2019.

“DieHard Marks” shall mean the name “DIEHARD” and any name consisting of, containing or incorporating “DIEHARD”, and all designs and logos associated therewith in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“DIP Credit Agreement” means that certain Superpriority Senior Secured Debtor-in-Possession Asset Based Credit Agreement, dated as of November 29, 2018, among SHC, as holdings, Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, Bank of America, N.A., in its capacity as administrative agent and co-collateral agent, Wells Fargo Bank, National Association, in its capacity as co-collateral agent, and the lenders named therein, as in effect on the date hereof [Docket No. 955-1].

“Distribution Requirement” shall mean the requirement that each Seller (except if and to the extent (x) Buyer elects, in accordance with this Agreement, that the transactions set forth in this Agreement with respect to such Seller shall not be treated as a Tax Reorganization, or (y) if requested by such Seller, Designated Tax Advisor is unable to deliver a Tax Opinion that the transactions set forth in this Agreement with respect to such Seller may be treated as a Tax Reorganization) (i) shall distribute the Securities Consideration received by it to Persons qualifying as holders of “securities” of such Seller for purposes of section 354 of the Code, (ii) shall distribute all of the cash received pursuant to Section 3.1(a), as well as all of its other property pursuant to the Bankruptcy Plan, (iii) shall dissolve no later than the end of the third taxable year ending after the Closing Date, and (iv) during the period between the Closing Date and its dissolution, shall limit its activities to those which are merely for the purpose of liquidating its assets (which may include maintaining a going operation for the preservation of value, pending distribution or sale), winding up its affairs, resolving and paying its debts, and distributing any remaining assets (which may include a distribution to a non-corporate liquidating vehicle).

“Domain Names” shall have the meaning set forth in the definition of Intellectual Property.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit plan, program, policy, or arrangement (including each stock purchase, stock option, restricted stock or other equity-based, severance, retention, change-of-control, bonus, deferred compensation, fringe benefit and other similar benefit plan, program, policy, or arrangement), in each case, that provides any kind of compensation or benefits to Business Employees or former employees of the Business or their dependents or beneficiaries or with respect to which Seller would reasonably be expected to have any Liability in respect of the Business Employees.

“Employment Laws” shall mean all Laws (including the WARN Act), now or at the applicable time in effect and regulating, respecting, concerning or relating directly or indirectly to employees, independent contractors, labor relations, workers’ compensation, unemployment compensation, foreign workers employed in the United States, wages and hours, safety, compensation, worker classification or other workplace or employment standards or practices.

“Encumbrance” shall mean all mortgages, pledges, hypothecations, charges, liens, interests, debentures, trust deeds, claims and encumbrances of any type whatsoever (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Bankruptcy Cases, and whether imposed by agreement, understanding, Law, equity, or otherwise), including Claims, assignments by way of security or otherwise, security agreements and interests, conditional sales contracts or other title retention agreements, rights of first refusal, first negotiation or first offer, options to purchase or similar restrictions or obligations, instruments creating a security interest in the Acquired Assets or any part thereof or interest therein, and any agreements, leases, subleases, licenses, occupancy agreements, options, easements, rights of way, covenants, conditions, restrictions, declarations, defects in title, encroachments, exceptions or other encumbrances adversely affecting title to the Acquired Assets or any part thereof or interest therein.

“Environmental Laws” shall mean all applicable Laws relating to pollution or protection of human health or safety (to the extent related to exposure to Hazardous Substances) or the environment (including ambient air, water, surface water, groundwater, land surface, soil or subsurface) or natural resources, including applicable Laws relating to the generation, storage, transfer, transportation, investigation, cleanup, treatment, remediation, or use of, or release or threatened release into the environment of, any Hazardous Substances.

“Environmental Permits” shall mean all licenses, permits, variances, consents or certificates issued pursuant to Environmental Laws.

“Equipment” shall mean all machinery, equipment, appliances, supplies, furniture, fixtures, janitorial and cleaning equipment, partitions, desks, chairs, tables, telephone lines, cubicles, point-of-sale systems, graphics, branding, signs and signage (including any signs and signage on any buildings, pylons or monuments and any directional or other ground or off-premises signs and signage). For the avoidance of doubt, Improvements do not constitute Equipment.

“Equity Commitment Letter” shall have the meaning set forth in Section 7.4(a).

“Equity Financing” shall have the meaning set forth in Section 7.4(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESL” shall mean ESL Investments, Inc., JPP, LLC, JPP II, LLC, Eddie S. Lampert and any of their respective directors, officers, or employees, in such capacities and in their individual capacities.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Asset-Reorganization Taxes” shall mean any and all (i) Taxes imposed on or with respect to the Excluded Assets or the Excluded Liabilities for any taxable period, other than any Tax to the extent such Tax would have been reduced or eliminated had the Sellers’ Tax attributes not transferred to Buyer (taking into account Tax attributes Sellers would have had if all transactions described in Article II were Designated Sale Transactions and respected as such by the Internal Revenue Service), (ii) Taxes imposed on or with respect to the Acquired Assets, the Acquired Properties, the Business or the Assumed Liabilities for any Pre-Assignment Tax Period (for the avoidance of doubt, other than amounts payable by Buyer under Section 5.1(b)), other than any Tax to the extent such Tax would have been reduced or eliminated had the Sellers’ Tax attributes not transferred to Buyer (taking into account Tax attributes Sellers would have had if all transactions described in Article II were Designated Sale Transactions and respected as such by the Internal Revenue Service), (iii) Liabilities of Buyer or any of its Affiliates for Taxes described in clause (i) or (ii) hereof of any Sellers or their Affiliates as a transferee or successor, by contract, operation of law or otherwise, other than as part of any agreement entered into in the Ordinary Course of Business the primary purpose of which is not related to Tax and (iv) Taxes imposed on any earnings on the investment of the cash received pursuant to Section 3.1(a) pending its distribution pursuant to the Bankruptcy Plan.

“Excluded Asset-Sale Taxes” shall mean any and all (i) Taxes imposed on or payable by any Sellers or their Affiliates for any taxable period (whether starting or ending before or after the Closing Date) or with respect to any of the Acquired Assets, the Acquired Properties the Business or the Assumed Liabilities, other than amounts payable by Buyer under Section 5.1(b), and (ii) Liabilities of Buyer or any of its Affiliates for Taxes of any Sellers or their Affiliates as a transferee or successor, by contract, operation of law or otherwise, other than as part of any agreement entered into in the Ordinary Course of Business the primary purpose of which is not related to Tax. Notwithstanding anything to the contrary herein, “Excluded Asset-Sale Taxes” shall not include any Excluded Asset-Reorganization Taxes.

“Excluded Equipment” shall mean all Equipment other than the Acquired Equipment.

“Excluded Improvements” shall mean all Improvements other than the Acquired Improvements.

“Excluded Inventory” shall mean (i) all Inventory other than the Acquired Inventory, (ii) all Inventory held by Sellers which is located at any site which is not a Property and (iii) for the avoidance of doubt, all Inventory located at any GOB Store.

“Excluded IT” shall mean the Equipment and other assets set forth on Schedule 1.1(c).

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Exclusive License” shall mean the license agreement by and between KCD IP, LLC and Buyer as described in Section 9.14(b).

“Existing Financing Arrangements” shall mean the Citi L/C Facility, the DIP Credit Agreement, the FILO Facility, the IP/Ground Lease Term Loan Facility, the Junior DIP Term Loan Agreement, the Real Estate Loan 2020, the Second Lien Line of Credit Facility, the Second Lien Term Loan, the Second Lien PIK Notes and the Third Amended and Restated Credit Agreement.

“Expenses” shall mean (i) the Buyer Occupancy Costs, if applicable, and (ii) the reasonable and documented out-of-pocket fees, costs and expenses or other disbursements borne by any Seller or its Affiliates incurred or accruing (a) during the Designation Rights Period, to the extent Related to the Operating Leases or Operating Leased Stores, (b) to the extent Related to the GOB Leases or GOB Leased Stores incurred or accruing following the GOB Period for each such GOB Lease or GOB Leased Store, (c) after the Closing, to the extent related to an Additional Contract or any Operating Lease or Operating Leased Store or (d) as a result of Sellers being the tenant under the Designatable Lease or Additional Contract during, with respect to the GOB Leased Stores, the period commencing after the GOB Period for each such GOB Leased Store and ending at the expiration of the Designation Rights Period, and with respect to any Operating Leased Property, during the Designation Rights Period, and any reasonable and documented fees, costs and expenses incurred by any Seller or its Affiliates in connection with any transfer of a Designatable Lease to Purchaser following the Designation Rights Period, but in each case shall not, for the avoidance of doubt, include rejection damages or Cure Costs.

“Filing” shall have the meaning set forth in the Recitals.

“FILO Facility” shall mean the first-in, last-out tranche of debt under the Third Amended and Restated Credit Agreement (as amended by (i) that certain Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of March 21, 2018, by and between, inter alios, Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, SHC, Bank of America, N.A., as administrative agent, co-collateral agent and lender, Wells Fargo Bank, National Association, as co-collateral agent and lender, and PNC Bank, National Association, Citibank N.A., Citizen Business Capital, and Regions Bank, as revolving lenders and (ii) that certain Sixth Amendment to Third Amended and Restated Credit Agreement, dated as of March 21, 2018, by and between, inter alios, Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, SHC, Bank of America, N.A., as administrative agent and co-collateral agent, Wells Fargo Bank, National Association, as co-collateral agent, and Benefit Street 2018 LLC, JPP LLC and JPP II LLC as lenders).

“FILO Facility Buyout Amount” shall have the meaning set forth in Section 3.1(c).

“Final Order” shall mean an action taken or order issued by the applicable Governmental Authority (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a “Challenge”) has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon and (ii) as to which the time for instituting or filing a Challenge shall have expired.

“Financing” shall mean, collectively, the Debt Financing and the Equity Financing.

“Financing Sources” shall mean, with respect to (x) the Real Estate Financing, the Cyrus Lender and the Sponsor, (y) the Cyrus Financing, the Cyrus Lender, the Sponsor and Citibank, N.A. and (z) the ABL Financing, the Persons that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the ABL Financing in connection with the transactions contemplated hereby pursuant to the ABL Commitment Letter, including the agents, arrangers and lenders party to the ABL Commitment Letter and/or the Debt Financing Documents relating to the ABL Financing, together with any of their respective Affiliates and their respective Affiliates’ former, current or future officers, directors, employees, agents and representatives, direct or indirect shareholders or equity holders, managers, members and their respective successors and assigns, in each case in their capacities as such.

“Foreign Subsidiary” shall mean any Subsidiary of any Seller incorporated under any jurisdiction other than the United States of America and its territories, other than Sears RE.

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean U.S. generally accepted accounting principles in effect from time to time.

“GOB Leases” shall mean each of (i) those leases or lease agreements (including ground leases) related to the real properties identified on Schedule 1.1(m) (together with all amendments, modifications, supplements and renewals thereof), and (ii) to the extent applicable to such leases and lease agreements, all non-disturbance agreements with fee owners or senior landlords, subordination, non-disturbance and attornment agreements, waivers and consents in favor of any Seller, estoppel certificates from landlords under any such leases and lease agreements (to the extent assignable), and landlord waivers or other collateral access agreements in favor of any Seller or any asset-based lenders.

“GOB Leased Store” shall mean the real property demised pursuant to a GOB Lease.

“GOB Owned Stores” shall mean the real property described in Schedule 1.1(n), including, in each case, all of the right, title and interest of Seller and its Subsidiaries to all Improvements located thereon and all easements and other rights and interests appurtenant thereto and any associated rights to parking.

“GOB Period” shall mean with respect to each GOB Leased Store, the period commencing on the Closing Date and ending on the date that Seller delivers written notice to Buyer that the “going-out-of-business” sale with respect to such GOB Leased Store has been completed and all inventory of Sellers has been removed from such GOB Leased Store. For the avoidance of doubt, Sellers may deliver any such notice on or prior to the Closing Date.

“GOB Stores” shall mean, individually or collectively as the context may require, the GOB Leased Stores and the GOB Owned Stores.

“Governmental Authority” shall mean any United States federal, state, municipal or local or any foreign government, governmental agency or authority, or regulatory or administrative authority, or any court, tribunal or judicial body having jurisdiction, including the Bankruptcy Court.

“Hazardous Substances” shall mean any material, substance or waste (solid, liquid, gaseous or combination thereof) defined, characterized or regulated as “hazardous,” “toxic,” “explosive,” a “pollutant” or a “contaminant” under Environmental Laws, including asbestos or any substance containing asbestos, formaldehyde, polychlorinated biphenyls, lead paint and petroleum or petroleum products (including crude oil and any fraction thereof), and by-products of any or all of the foregoing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

“HSR Filing” shall have the meaning set forth in Section 8.3(b).

“Improvements” shall mean all building systems (including HVAC, electrical, plumbing, mechanical, vertical transportation and other similar systems), leasehold alterations, improvements, structures, buildings, fixtures and equipment which are affixed to and constitute a part of any applicable real property. For the avoidance of doubt, Inventory are not Improvements.

“Inbound IP License” shall mean any Contract pursuant to which any Seller is granted any license, covenant not to sue or other rights to use any (i) Intellectual Property or (ii) data (including personal data and personally identifiable information); provided, however, that the term “Inbound IP License” shall not include any Outbound IP License.

“Initial Assigned Agreements” shall have the meaning set forth in Section 2.7(b).

“Initial Assigned Contract” shall have the meaning set forth in Section 2.7(b).

“Initial Assigned Lease” shall have the meaning set forth in Section 2.7(b).

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights, anywhere in the world, whether registered or unregistered, including all rights in and to (i) all trademarks, service marks, logos, trade dress and other source identifiers and commercial indicia of origin, and all registrations and applications therefor, in each case together with the goodwill of the businesses in which the foregoing are used and all goodwill connected with the use of and symbolized by the foregoing (collectively the “Trademarks”), (ii) all trade names, fictitious business names, corporate names and d/b/a names, together with the goodwill of the businesses in which the foregoing are used and all goodwill connected with the use of and symbolized by the foregoing (collectively the “Business Names”), (iii) all domain names, URLs and IP addresses (collectively, such domain names and websites, the “Domain Names”), (iv) any social media accounts, identifiers and handles (collectively the “Media Accounts”), (v) trade secrets, know-how and confidential information, including proprietary rights in and to processes, methods, formulae, marketing and technical information, blueprints, quality assurance and control procedures, design tools and simulation capabilities (collectively, the “Know-How”), (vi) all patents and patent applications (including provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations, substitutions and extensions thereof), inventions and inventions disclosures (whether or not patentable)(collectively the “Patents”), (vii) all copyrights and registrations and applications therefor and works of authorship, moral rights, designs and mask work rights (collectively the “Copyrights”), (viii) all database rights and (ix) computer programs and applications and any other software (regardless of the stage of development or completion), including libraries, subroutines, protocols, toolsets, compilers, schematics, plugins, APIs and other components thereof, whether in source code, object code or other form, computerized databases and other computerized compilations and collections of data or information, user interfaces, command structures, report formats, templates, menus, buttons and icons, in each case, relating to computer programs or other software, and descriptions, flow charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing; and all related specifications and documentation (collectively, the “Software”).

“Intellectual Property Related Documentation” shall mean each of the following to the extent existing as of the Closing Date and in Sellers’ possession or control as of the Closing Date: (i) all correct and complete physical and electronic copies of all prosecution files and dockets, registration certificates, litigation files and related opinions of counsel and correspondence relating thereto for all issued, registered and applied-for items of Acquired Intellectual Property, (ii) all litigation files to the extent relating to Actions brought for the infringement, dilution, misappropriation or other violation of the Acquired Intellectual Property, (iii) all books, records, files, ledgers or similar documentation in Sellers’ possession used to track, organize or maintain any of the Acquired Intellectual Property, (iv) a list of outstanding maintenance, renewal and prosecution deadlines with respect to the applied-for, registered or issued Acquired Intellectual Property that fall within ninety (90) days following the Closing Date and (v) copies of acquisitions agreements relating to acquisitions of the Acquired Intellectual Property.

“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated January 4, 2018 (at any time amended, restated, amended and restated, supplemented or otherwise modified), by and among SHC, Sears Roebuck Acceptance Corp. and Kmart Corporation, as Borrowers, and the other guarantors party thereto, and the lenders named therein, in favor of JPP, LLC, as Agent.

“Intercompany IP Agreements” shall mean any Contract under which a Seller or an Affiliate of a Seller licenses or grants any license, covenant not to sue or other rights under any of the Acquired Intellectual Property to any other Seller(s) or Affiliate(s) of any Seller.

“Inventory” shall mean goods, other than farm products, reflected in the stock ledger of the Sellers as of any date of the determination thereof, which (A) are leased by a person as lessor, (B) are held by a person for sale or lease or to be furnished under a contract of service, (C) are furnished by a person under a contract of service or (D) consist of raw materials, work in process, or materials used or consumed in a business.

“Inventory Value” shall mean, with respect to any Inventory of the Sellers, the value of such Inventory valued at the lower of cost or market value on a basis consistent with the Sellers’ current and historical accounting practice in effect on the date hereof, per the stock ledger (without giving effect to LIFO reserves and general ledger reserves for discontinued inventory, markdowns, intercompany profit, rebates and discounts, any cut off adjustments, revaluation adjustments, purchase price adjustments or adjustments with respect to the capitalization of buying, occupancy, distribution and other overhead costs reflected on the balance sheet of the Sellers in respect of Inventory).

“IP/Ground Lease Buyout Amount” shall have the meaning set forth in Section 3.1(c).

“IP/Ground Lease Property” shall mean the properties that are collateral under the IP/Ground Lease Term Loan Facility, as set forth on Schedule 1.1(d).

“IP/Ground Lease Term Loan Facility” shall mean the loan facility granted pursuant to that certain Term Loan Credit Agreement, dated as of January 4, 2018 (at any time amended, restated, amended and restated, supplemented or otherwise modified), by and between SHC, as holdings, Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, the guarantors party thereto from time to time, JPP LLC as agent, and JPP LLC, JPP II LLC, Cyrus Opportunities Master Fund II, Ltd., CRS Master Fund, L.P., Crescent 1, L.P., Canary SC Master Fund, L.P., Cyrus Select Opportunities Master Fund, Ltd., Cyrus Special Strategies Master Fund, LP, and Cyrus 1740 Master Funds, LP, as lenders.

“IP Assignment Agreement” shall mean the agreement substantially in the form attached hereto as Exhibit B, to be entered into by and between Sellers, on the one hand, and Buyer or its applicable Affiliates, on the other hand.

“IP License” shall mean each Inbound IP License and each Outbound IP License, and any agreement that constitutes an “IP License” as defined in the Intellectual Property Security Agreement, in each case, for the avoidance of doubt, including the KCD Agreements.

“IP Powers of Attorney” shall mean documents appointing attorneys for Buyer or Buyer’s designees with full power to execute documents and take all other steps solely in connection with (i) effectuating and implementing the assignment of the Acquired Intellectual Property, (ii) perfecting Buyer’s right, title and interest in, to and under the Acquired Intellectual Property pursuant to such assignment and (iii) as otherwise necessary for related bona fide purposes, in each of cases (i) through (iii) in the intellectual property offices of various jurisdictions around the world, at or after the Closing, including, (A) with respect to the applied-for, issued or registered United States Intellectual Property, the power of attorney substantially as set forth in the form at Exhibit C and (B) with respect to any Intellectual Property included in the Acquired Intellectual Property that is issued, filed or registered in a jurisdiction outside of the United States, powers of attorney suitable for recording in each such jurisdiction with terms and conditions substantially similar to those set forth in Exhibit C, except for any different terms and conditions that would be necessary in a recordable power of attorney for the respective local jurisdiction.

“IT Systems” shall have the meaning set forth in Section 6.10(e).

“Junior DIP Consideration” shall mean evidence reasonably satisfactory to the Sellers that all obligations (including any accrued and unpaid interest) of the Sellers with respect to $350,000,000 aggregate principal amount outstanding under the Junior DIP Term Loan Agreement (or such lesser aggregate principal amount outstanding thereunder to the extent that the junior DIP facility under the Junior DIP Credit Agreement is not fully drawn as of the Closing Date) have been satisfied and released.

“Junior DIP Term Loan Agreement” shall mean that certain Superpriority Junior Lien Secured Debtor-in-Possession Credit Agreement dated as of November 29, 2018 by and among SHC, as holdings, Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, the several banks, financial institutions or other entities from time to time party thereto as Term Lenders thereunder and Cantor Fitzgerald Securities as administrative agent and collateral agent as filed with the Bankruptcy Court [Docket No. 951-2].

“KCD Agreements” shall mean all IP Licenses under which KCD IP, LLC or a Seller grants any license, sublicense, covenant not to sue or other rights under any KCD IP to any Seller prior to the Closing.

“KCD IP” shall mean any Intellectual Property owned by KCD IP, LLC as of the date hereof or as of the Closing.

“KCD Notes” shall mean the 6.90% KCD IP, LLC Asset-Backed Notes issued pursuant to the Indenture dated as of May 18, 2006, by KCD IP, LLC as Issuer and U.S. Bank National Association, as Trustee.

“Kenmore Marks” shall mean the name “KENMORE” and any name consisting of, containing or incorporating “KENMORE”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“Kenmore/DieHard Business” shall have the meaning set forth in the Recitals.

“Kmart Marks” shall mean the name “KMART” and any name consisting of, containing or incorporating “KMART”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“Knowledge” shall mean, with respect to any matter in question, in the case of Sellers, the knowledge after reasonable inquiry of the individuals set forth on Schedule 1.1(e) with respect to such matter.

“Know-How” shall have the definition set forth in the definition of Intellectual Property.

“L/C Facility Consideration” shall mean evidence reasonably satisfactory to the Sellers that all obligations of Sellers with respect to amounts outstanding or commitments under the Citi L/C Facility (but in no event with respect to a principal amount of greater than $271 million) have been satisfied and released, including as contemplated by the Cyrus Financing.

“Labeling and Marketing Materials” shall mean all product labeling, product advertising, marketing and promotional materials, training materials and other similar materials, in each case created or developed by or on behalf of a Seller.

“Law” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation, order, decision, judgment, writ, stipulation, award, injunction or decree by any Governmental Authority, including all Environmental Laws and the Americans with Disabilities Act, as amended (“ADA”), together with all final and unappealable awards or decisions by an arbitrator or arbitration panel (“Arbitrator”) by which Sellers or any of the Properties, Leases or Acquired Assets is bound.

“Leases” shall mean collectively (i) the Initial Assigned Leases, and (ii) the Designatable Leases.

“Lease Premises” shall mean each of the Sellers’ or its Subsidiaries’ leased real properties that is an Initial Assigned Lease or a Designatable Lease.

“Liability” shall mean any liability, indebtedness, debt, guaranty, claim, demand, loss, damage, deficiency, assessment, responsibility, Claim, Action, proceeding or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, whether determined or determinable, whether choate or inchoate, whether secured or unsecured, whether matured or not yet matured) and including all costs, fees and expenses relating thereto.

“Lien” means any claim, mortgage, option, pledge, lien, encumbrance, title defect, preemptive right, restriction on transfer or other restriction of any kind (other than restrictions on transfer created under applicable securities laws, charge or other security interest).

“Managed Properties” shall have the meaning set forth in Section 8.8(b).

“Management Services” shall have the meaning set forth in Section 8.8(b).

“Management Services Period” shall mean the period commencing immediately following the Closing and (i) for each Acquired Property at which Management Services are being provided, upon (a) the earliest to occur of (1) the date that the applicable Seller receives written notice of termination from Buyer, (2) the six (6) month anniversary of the Closing Date or (3) such later date as may be agreed by the Parties, and (ii) for each Occupancy Leased Premise, five (5) Business Days following the delivery by Buyer of a Buyer Rejection Notice with respect to such Occupancy Leased Premise.

“Management Services Reimbursements” shall have the meaning set forth in Section 8.8(b).

“Marketing Period” means the first period of fourteen (14) consecutive Business Days after the date of this Agreement and throughout each day of which Buyer shall have all of the Required Information and such Required Information is Compliant; provided that January 21, 2019 shall not be considered a Business Day for the purposes of calculating such fourteen (14) Business Day period. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fourteen (14) consecutive Business Day period, (i) Sellers (or any Affiliate thereof) have determined that a restatement of any financial information included in the Required Information is necessary or that such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until any such restatement has been completed and the applicable Required Information has been amended or Sellers (or any Affiliate thereof) have determined that no restatement shall be required, or (ii) any Required Information would not be Compliant during such fourteen (14) Business Day period. Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which the Debt Financing is consummated; provided, that if Sellers in good faith reasonably believe that they have delivered the Required Information that is Compliant to Buyer, they may deliver to Buyer a written notice to that effect (stating when they believe they completed such delivery), in which case such Required Information shall be deemed to have been delivered on the date specified in that notice, unless Buyer in good faith reasonably believes that Sellers have not completed delivery of the Required Information or that the Required Information is not Compliant and, within two (2) Business Days after receipt of such notice from Sellers, Buyer delivers a written notice to Sellers to that effect and stating with specificity which Required Information Sellers have not delivered or the reason for which the Required Information is not Compliant, in which case, the Marketing Period shall commence upon delivery to Buyer of such specified information or when such information is Compliant.

“Material Adverse Effect” shall mean any effect, change, condition, circumstance, development or event (any of the foregoing, an “Effect”) that, individually or in the aggregate with all other Effects has had, or would reasonably be expected to have, a material adverse effect on (A) the assets, liabilities, properties, business or condition (financial or otherwise) of the Designation Rights, Acquired Assets and Assumed Liabilities taken as a whole, or (B) Sellers’ ability to consummate the Transactions pursuant to the terms hereof, in each case excluding any Effect that results from or arises out of: (i) the execution and delivery of this Agreement or the announcement thereof or the pendency or consummation of the Transactions; (ii) any change in the United States or foreign economies or securities or financial markets generally; (iii) any change arising in connection with natural disasters, earthquakes, fire, flood, hurricane, tornado or other weather event, geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war, military actions or any escalation or material worsening of any such hostilities or acts of terrorism or war, military actions existing or underway as of the date hereof; (iv) any effect, change or event that is otherwise generally applicable to the industries and markets in which Sellers operate; (v) changes in (or proposals to change) Laws or accounting regulations or principles; (vi) any action expressly contemplated by this Agreement; (vii) compliance with the terms of this Agreement; or (viii) the Bankruptcy Cases and reasonably anticipated Effects thereof on the Business, the Acquired Assets or the Designation Rights; provided, however, that in the case of the foregoing clauses (ii), (iii), (iv) or (v), any such Effect shall not be deemed to be excluded solely to the extent it has a materially disproportionate adverse effect on the assets, liabilities, properties, business or condition of the Sellers, taken as a whole, compared to other Persons similarly situated in the same industry.

“Material Contracts” shall have the meaning set forth in Section 6.11(a).

“Media Accounts” shall have the meaning set forth in the definition of Intellectual Property.

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Non-Recourse Parties” shall have the meaning set forth in Section 13.12.

“Non-Represented Employees” shall have the meaning set forth in Section 9.7(a).

“Occupancy Agreement” shall mean that certain Occupancy Agreement substantially in the form attached hereto as Exhibit D.

“Occupancy Expenses” shall mean, with respect to any Lease Premises, all liquidated costs, expenses, obligations and liabilities under or in connection with the applicable Lease payable or paid by any Seller, including any and all mortgage payments, base rent, percentage rent, additional rent, CAM, utilities, Property Taxes and assessments, costs of continuing the level of maintenance and security required by this Agreement, a pro rata portion of insurance (including public liability and casualty insurance) attributable to such Lease or Lease Premises and all other categories of expenses, obligations and liabilities arising or accruing under or in connection with such Lease (whether or not billed by the applicable counterparty to such Lease). For the avoidance of doubt, Occupancy Expenses shall not include any Seller’s costs and expenses of (a) any professionals retained in connection with the Bankruptcy Cases or (b) counsel of any kind except to the extent counsel is retained with respect to a Lease or Owned Real Property and not Sellers’ other operations.

“Occupancy Leased Premise” has the meaning assigned thereto in the Occupancy Agreement.

“OEA” shall have the meaning set forth in the definition of Books and Records.

“Operating Leases” shall mean each of (i) those leases or lease agreements (including ground leases) related to the real properties identified on Schedule 1.1(o) (together with all amendments, modifications, supplements and renewals thereof), and (ii) to the extent applicable to such leases and lease agreements, all non-disturbance agreements with fee owners or senior landlords, subordination, non-disturbance and attornment agreements, waivers and consents in favor of any Seller, estoppel certificates from landlords under any such leases and lease agreements (to the extent assignable), and landlord waivers or other collateral access agreements in favor of any Seller or any asset-based lenders.

“Operating Leased Property” shall mean the real property demised pursuant to an Operating Lease.

“Operating Owned Property” shall mean the real property described in Schedule 1.1(p), including, in each case, all of the right, title and interest of Seller and its Subsidiaries to all Improvements located thereon and all easements and other rights and interests appurtenant thereto and any associated rights to parking.

“Order” shall mean any award, writ, injunction, judgment, order, decree, attachment, stay, stipulation, certification, determination, decision, verdict, ruling, subpoena, or award issued or entered by or with any Governmental Authority or Arbitrator (whether temporary, preliminary or permanent).

“Ordered Inventory” shall mean Inventory (other than Prepaid Inventory) of the type set forth on Schedule 1.1(f) that has been ordered by Sellers prior to the Closing Date but as to which Sellers have not taken title or delivery prior to the Closing Date.

“Ordinary Course of Business” shall mean the operation of the Business in the ordinary and usual course consistent with past practice as well as (and subject to) the Filing and all Orders entered in connection therewith.

“Other Payables” shall mean the accounts payable set forth on Schedule 1.1(g).

“Outbound IP License” shall mean any Contract pursuant to which any Seller has granted any license, covenant not to use or other rights under any (i) Acquired Intellectual Property or (ii) Acquired Data, in each case, whether or not, pursuant to such Contract, any Seller was granted any license, covenant not to sue or other rights to use any (A) Intellectual Property or (B) data (including personal data and personally identifiable information).

“Outside Date” shall have the meaning set forth in Section 12.1(a)(ii).

“Owned Real Property” shall mean (i) the GOB Owned Stores and (ii) the Operating Owned Properties.

“PA Liabilities” shall have the meaning set forth in Section 2.3(e).

“PA Liabilities Services Agreement” shall have the meaning set forth in Section 2.8(e).

“PartsDirect Marks” shall mean the name “PARTSDIRECT” and any name consisting of, containing or incorporating “PARTSDIRECT”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“Party” or “Parties” shall mean, individually or collectively, Buyer and Sellers.

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Payoff Letters” shall mean, with respect to the Third Amended and Restated Credit Facility, the FILO Facility, the DIP Credit Agreement and the Junior DIP Term Loan, payoff letters in form and substance reasonably satisfactory to Buyer (subject only to delivery of funds, as arranged by Buyer, the credit bids pursuant to Section 363(k) of the Bankruptcy Code described in Section 3.1(b)(ii) or other satisfaction), that provide for the full and unconditional release of any and all Liens and other security interests on the Acquired Assets (subject, in each case, only to delivery of funds as arranged by Buyer). To the extent required to effect the release in the previous sentence, such Payoff Letter shall include UCC-3 termination statements and fully executed short-form termination and release agreements with respect to any and all security interests in intellectual property that, when filed or recorded, as the case may be, will be sufficient to release any and all such security interests in intellectual property, and the authorization for the Sellers to file or record such documents (unless already filed concurrently with delivery of such Payoff Letter).

“Pending Inventory” shall mean the Ordered Inventory and the Prepaid Inventory.

“Permits” shall mean, with respect to any Lease Premises or Owned Real Property, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates (including all certificates of occupancy), building permits, fire, health and safety permits, site plan approvals and all other planning approvals, zoning variances, conditional or special use permits (including for firearms or other special occupancies or uses), general assembly or general use permits or other similar documentation, and all Environmental Permits, approvals, clearances and Orders of a Governmental Authority.

“Permitted Encumbrances” shall mean Permitted Post-Closing Encumbrances and Permitted Pre-Closing Encumbrances.

“Permitted Post-Closing Encumbrances” shall mean (i) with respect to real property leased or owned by Sellers, zoning restrictions, building codes and other land use laws regulating the use or occupancy of real property, (ii) non-monetary encumbrances to the extent that the Approval Order does not in fact release any such Encumbrance upon Closing, (iii) any encumbrances on the interest of any landlord or sublandlord or underlying fee interest of any Acquired Lease and (iv) as otherwise set forth on Schedule 1.1(i).

“Permitted Pre-Closing Encumbrances” shall mean (i) with respect to real property leased or owned by Sellers, zoning restrictions, building codes and other land use laws regulating the use or occupancy of real property and defects of title, easements, rights of way, covenants and restrictions, and any other encumbrance, in each case, that do not, individually or in the aggregate, materially affect the value and do not materially interfere with the use and operation of the assets to which they relate, (ii) other non-monetary Encumbrances that do not, individually or in the aggregate, materially interfere with the use or market value of the assets to which they relate or which will be cleared by the Bankruptcy Court, (iii) any encumbrances on the interest of any landlord or sublandlord or underlying fee interest of any Acquired Lease, (iv) non-exclusive licenses to Intellectual Property granted to customers, suppliers and other service providers of

Sellers to the extent necessary for their respective use of the products and services of the Business or for the provision of services to Sellers and its Subsidiaries in connection therewith and entered into in the Ordinary Course of Business, (v) liens for Taxes that are not delinquent or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained to the extent required in accordance with GAAP, (vi) mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the Ordinary Course of Business for amounts which are (x) not due and payable and (y) not, individually or in the aggregate, material to the Business or the Acquired Assets, (vii) such other imperfections in title, charges, easements, restrictions and encumbrances which do not secure an obligation to pay money or materially interfere with the use or market value of the assets to which they relate and (viii) as otherwise set forth on Schedule 1.1(j).

“Person” shall mean any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Petition Date” shall have the meaning set forth in the Recitals.

“Pharmacy Receivables” means Accounts (as defined under the UCC) arising from the sale of prescription drugs or other Inventory which can be dispensed only through an order of a licensed professional (including, for the avoidance of doubt, for pharmacy scripts).

“Plans and Permits” shall mean, with respect to any Lease Premises or Owned Real Property, all related reports (including engineering and environmental), surveys (boundary and topographical), plans, blueprints and other schematics, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates (including all certificates of occupancy), building permits, fire, health and safety permits, site plan approvals and all other planning approvals, zoning variances, conditional or special use permits (including for firearms or other special occupancies or uses), general assembly or general use permits or other similar documentation, and all Environmental Permits, approvals, clearances and Orders of a Governmental Authority, together with all architect, engineer, contractor, vendor and supplier warranties and guarantees with respect to any of the foregoing and/or the related Improvements.

“Potential Acquired Assets” shall mean all assets of Seller of any kind that either (i) constitute an Acquired Asset (other than Leases or Contracts) or (ii) constitute Potential Transferred Agreements.

“Potential Transferred Agreement” shall mean (i) all Leases and (ii) all other Contracts Related to the Business to which a Seller is a party and all IP Licenses, excluding, in each case, this Agreement, the Approval Order, the Existing Financing Arrangements and any other Transaction Documents, and any engagement letters or agreements between any Seller and any estate professionals retained by such Seller. For the avoidance of doubt, the foregoing Leases and Contracts are required to be listed on the list provided by the Seller to Buyer within five (5) Business Days following the date hereof in accordance with Section 2.7.

“Pre-Assignment Tax Period” shall mean, with respect to any Acquired Asset, Acquired Property or Assumed Liability, any taxable period (or portion thereof) ending on or before the date on which (i) the sale, transfer, assignment, conveyance or delivery of, or relating to, such Acquired Asset or Acquired Property to Buyer (or an applicable Assignee) or (ii) the assumption of such Assumed Liability by Buyer (or an applicable Assignee), in each case, is consummated, which date shall be the Closing Date or the applicable Designation Assignment Date pursuant to the terms of this Agreement.

“Prepaid Inventory” shall mean all Inventory that has been paid for by Sellers prior to the Closing Date but as to which Sellers have not taken title or delivery as of the Closing Date.

“Prepaid Inventory Shortfall Amount” shall mean an amount equal to $147,000,000 less the amount of the Prepaid Inventory as of the Closing Date; provided, that if the Warranty Receivables Shortfall Amount is a negative number, the Prepaid Inventory Shortfall Amount shall be reduced by the absolute value of the Warranty Receivables Shortfall Amount.

“Proceeding” shall mean any claim, as defined in the Bankruptcy Code, action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Product Catalogs and Manuals” shall mean all product catalogs, manuals and user guides, in each case created or developed by or on behalf of any Seller.

“Property” shall mean any (i) each Lease Premises and (ii) each Owned Real Property.

“Property Taxes” shall have the meaning set forth in Section 2.1(i).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Real Estate Financing” shall have the meaning set forth in Section 7.4(a).

“Real Estate Financing Commitment Letter” shall have the meaning set forth in Section 7.4(a).

“Real Estate Loan 2020” shall mean the loan extended pursuant to that certain Third Amended and Restated Loan Agreement, dated June 4, 2018 (as at any time amended, restated, amended and restated, supplemented or otherwise modified), among Sears, Roebuck and Co,, Kmart Stores of Illinois LLC, Kmart of Washington LLC, Kmart Corporation, SHC Desert Springs, LLC, Innovel Solutions, Inc., Sears Holdings Management Corporation, MaxServ, Inc., Troy Coolidge No 13, LLC, Sears Development Co. and Big Beaver of Florida Development, LLC, collectively as borrowers, SHC, as guarantor, JPP, LLC as agent, and JPP, LLC, JPP II LLC and Cascade Investment, L.L.C., as lenders.

“Real Estate Loan 2020 Buyout Amount” shall have the meaning set forth in Section 3.1(c).

“Related” to any business, asset or Liability, shall mean owned or held primarily by, required primarily for, or used, intended for use, leased or licensed, primarily in connection with, or (in the case of Liabilities) to the extent accrued, reserved or incurred in connection with, such business, asset or Liability.

“Representative” shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Represented Employees” shall have the meaning set forth in Section 9.7.

“Required Information” means (x) the financial information regarding the Sellers necessary and requested in writing from the Sellers prior to the date hereof for Buyer to prepare the pro forma financial statements referenced in paragraph 5(i) of Exhibit C of the ABL Commitment Letter and (y) the financial statements regarding the Sellers referenced in paragraph 5(ii) of Exhibit C of the ABL Commitment Letter; (provided, that Buyer acknowledges that as of the date of this Agreement Buyer has received the financial information and financial statements referred to in clauses (x) and (y) of this definition).

“Retained Books and Records” shall mean (i) any documents that Sellers are required by applicable Law to retain, provided that a copy of such Books and Records that is also related to the Business, the Acquired Assets or the Assumed Liabilities shall be included in Books and Records, and Sellers shall redact from any copies included in the Retained Books and Records any information to the extent related to the Business, the Acquired Assets or the Assumed Liabilities to the extent permitted by applicable Law, (ii) corporate seals, minute books, charter documents, corporate stock record books, original Tax Returns and such other books and records, in each case, as pertaining to the organization, or share capitalization of any of Sellers, (iii) any documents, instruments, records and other written or electronic material in whatever form or media exclusively related to any of the Excluded Assets or Excluded Liabilities, (iv) copies of any Books and Records or information Related to any Excluded Assets or Excluded Liabilities, provided that a copy of such Books and Records that is also related to the Business, the Acquired Assets or the Assumed Liabilities shall be included in Books and Records, (v) confidential personnel and medical records pertaining to current and former directors, officers, employees, consultants and independent contractors of the Sellers solely to the extent that a transfer of such information would be in violation of applicable Laws and provided that Sellers shall reasonably cooperate with Buyer to enter into any Contracts that Buyer may reasonably request in order to render the provision of such information compliant with all applicable Laws, (vi) documents relating to proposals to acquire the Business or the Acquired Assets or any part thereof by any Person other than Buyer, (vii) all documents prepared in connection with this Agreement or the Transactions and (viii) all documents primarily relating to the Bankruptcy Case and copies of all documents relating to the Bankruptcy Case.

“Sears Marks” shall mean the name “SEARS” and any name consisting of, containing or incorporating “SEARS”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“Sears Re” shall mean Sears Reinsurance Company Ltd., a Bermuda Class 3 insurer.

“Second Lien Credit Agreement” shall mean that certain Second Lien Credit Agreement, dated as of September 1, 2016 by and among Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, SHC, JPP LLC, as administrative agent and collateral administrator, JPP LLC and JPP II LLC, as lenders, and the guarantors party thereto from time to time.

“Second Lien Line of Credit Facility” shall mean the line of credit facility granted pursuant to an amendment to the Second Lien Credit Agreement.

“Second Lien Term Loan” shall mean the term loan granted pursuant to the Second Lien Credit Agreement.

“Second Lien PIK Notes” shall mean those certain 6 5/8% secured convertible notes due October 2019, issued by SHC pursuant to that certain Indenture, dated March 20, 2018 (as at any time amended, restated, amended and restated or otherwise modified) by and among SHC, as issuer, Computershare Trust Company, N.A., as trustee, and California Builder Appliances, Inc., Florida Builder Appliances, Inc., Kmart Corporation, Kmart Holding Corporation, Kmart Operations LLC, Sears Operations LLC, Sears, Roebuck and Co., Sears Holdings Management Corporation, Sears Home Improvement Products, Inc., Sears Roebuck Acceptance Corp., A&E Factory Service, LLC, A&E Home Delivery, LLC, A&E Lawn & Garden, LLC, A&E Signature Service, LLC, KLC, Inc., Kmart of Michigan, Inc., Private Brands, Ltd., Sears Brands Management Corporation, Sears Protection Company, Sears Protection Company (Florida) L.L.C., Sears Roebuck de Puerto Rico, Inc., SOE, Inc., Starwest, LLC, Kmart.com LLC, Kmart of Washington LLC, Kmart Stores of Illinois LLC, Kmart Stores of Texas LLC, and Mygofer LLC, as guarantors.

“Securities Consideration” means debt or equity securities in Buyer, in an amount and form to be determined by Buyer in an amount and form reasonably acceptable to Buyer, including as to subordination.

“Security Deposit Documents” shall have the meaning set forth in Section 2.1(o).

“Security Deposits” shall have the meaning set forth in Section 2.1(o).

“Seller” and “Sellers” shall have the meanings set forth in the Preamble.

“Seller Instructions” shall have the meaning set forth in Section 2.8(c).

“Seller Retained Occupancy Agreement” shall mean that certain Seller Retained Occupancy Agreement in the form attached hereto as Exhibit F.

“Seller SEC Reports” shall have the meaning set forth in Section 6.12.

“Seller Products” shall mean any product manufactured, sold, offered for sale or otherwise distributed by a Seller within the scope of the Business.

“Seller Releasing Party” shall have the meaning set forth in Section 9.13.

“Seller Services” shall mean any service of the type provided by a Seller within the scope of the Business.

“Seritage Master Lease” shall mean the Master Lease by and among Seritage SRC Finance LLC, Seritage KMT Finance LLC, Kmart Operations, LLC, and Sears Operations, LLC, dated as of July 7, 2015, as modified by the Side Letter to Master Lease, by and among Seritage SRC Finance LLC, Seritage KMT Finance LLC, Kmart Operations, LLC, and Sears Operations, LLC, dated as of July 7, 2015.

“Service Providers” shall mean the current and former directors, officers, employees, consultants and independent contractors of Sellers and their Affiliates.

“ServiceLive Marks” shall mean the name “SERVICELIVE” and any name consisting of, containing or incorporating “SERVICELIVE”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“Severance Reimbursement Obligations” shall have the meaning set forth in Section 9.7(i).

“SHC” shall have the meaning set forth in the Preamble.

“SHIP Closing” shall mean the Closing (as defined in the SHIP Purchase Agreement).

“SHIP Purchase Agreement” means that certain SHIP Asset Purchase Agreement entered into as of November 2, 2018 by and between SHC, a Delaware corporation, and Service.com, Inc., a Delaware corporation (as may be amended from time to time).

“SHIP Purchase Agreement Assets” means the Transferred Assets (as defined in the SHIP Purchase Agreement).

“SHIP Purchase Agreement Liabilities” means the Assumed Liabilities (as defined in the SHIP Purchase Agreement).

“Shop Your Way Marks” shall mean the name “SHOP YOUR WAY” and any name consisting of, containing or incorporating “SHOP YOUR WAY”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“Short Form Assignments” shall mean (i) with respect to any Trademarks, Patents or Copyrights issued, filed or registered in the United States and included in the Acquired Intellectual Property, agreements substantially in the form of Schedule 1, Schedule 2 or Schedule 3 of the IP Assignment Agreement, (ii) with respect to any Domain Names included in the Acquired Intellectual Property, an agreement substantially in the form of Schedule 4 of the IP Assignment Agreement and (iii) with respect to any Intellectual Property included in the Acquired Intellectual Property that is issued, filed or registered in a jurisdiction outside of the United States, an assignment agreement suitable for recording in the relevant jurisdictions with terms and conditions substantially similar to those set forth in Schedule 1, Schedule 2 or Schedule 3 of IP Assignment

Agreement, except for any different terms and conditions that would be necessary in a recordable assignment agreement for the respective local jurisdiction, in each case of clauses (i) thorough (iii) to be entered into by and between a Seller, on the one hand, and Buyer or its applicable Affiliates, on the other hand (clauses (i) through (iii) shall include each of the issued, registered or applied-for items of Intellectual Property included in the Acquired Intellectual Property).

“Smart Sense Marks” shall mean the name “SMART SENSE” and any name consisting of, containing or incorporating “SMART SENSE”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“Software” shall have the meaning set forth in the definition of Intellectual Property.

“Sparrow Properties” shall mean the real properties set forth on Schedule 1.1(q).

“Specified Receivables” shall mean the accounts receivable set forth on Schedule 1.1(k).

“Specified Receivables Shortfall Amount” shall mean an amount equal to $255,200,000 less the amount of the Specified Receivables delivered to Buyer at Closing.

“Sponsor” shall have the meaning set forth in Section 7.4(a).

“Straddle Period” shall have the meaning set forth in Section 9.2(d).

“Store Cash” shall mean any cash of the Sellers in the registers or otherwise held at any Operating Lease Property or any Operating Owned Property, in an amount not to exceed $17,000,000.

“Subsidiary” shall mean, with respect to any Person, any other Person where a majority of its outstanding voting or equity interests are held, directly, or indirectly through one or more intermediaries, by such Person.

“Tax” or “Taxes” shall mean any federal, state, provincial, local, municipal, foreign or other taxes, duties, levies, governmental charges or assessments or deficiencies thereof, including all income, alternative, minimum, franchise, capital stock, net worth, capital gains, profits, intangibles, gross receipts, value added, sales, use, goods and services, excise, customs, transfer, recording, occupancy, employment, unemployment, social security, payroll, withholding, estimated or other taxes, duties, levies or other governmental charges or assessments or deficiencies thereof (including all interest and penalties thereon and additions thereto), in each case imposed by any Governmental Authority.

“Tax Opinion” shall mean an opinion at a “more likely than not” or higher standard as to the tax consequences of any of the transactions described in Article II.

“Tax Proceeding” shall mean any audit, examination, investigation or other administrative or judicial proceeding with or against any Governmental Authority or otherwise with respect to Taxes.

“Tax Reorganization” shall have the meaning set forth in Section 2.12.

“Tax Result” shall mean (i) the minimization of the net amount of Taxes imposed on, and (ii) the maximization of the aggregate amount of the Tax attributes described in section 108(b)(2) of the Code available for utilization by, in each case, (x) Buyer or the group of affiliated corporations (within the meaning of section 1504(a) of the Code) of which Buyer is the parent (or a member) or (y) Buyer or any combined group of which it is a member for state Tax purposes.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed with or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Amended and Restated Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of July 21, 2015 (as at any time amended, restated, amended and restated, supplemented or otherwise modified), by and among Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, SHC, Bank of America, N.A., as administrative agent, co-collateral agent and swingline lender, Wells Fargo Bank, National Association as co-collateral agent, Wells Fargo Bank, National Association as syndication agent, PNC Bank, National Association, Siemens Financial Services, Inc., Ally Bank and Citigroup Global Markets Inc. as co-documentation agents, Merrill Lynch Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, as joint lead arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, PNC Bank, National Association and Citigroup Global Markets Inc. as joint bookrunners pursuant to which Third Amended and Restated Credit Agreement Sears Roebuck Acceptance Corp. and Kmart Corporation entered into two senior secured term loan facilities as well as a $1.5 billion asset-based revolving credit facility with a syndicate of lenders.

“Title Company” shall have the meaning set forth in Section 9.9.

“Titled Property” shall have the meaning set forth in Section 9.9.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” shall mean this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transactions” shall mean the transactions contemplated to be consummated by this Agreement and the Transaction Documents, including the purchase and sale of the Designation Rights and the Acquired Assets and the assumption of the Assumed Liabilities provided for in this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 9.3(a).

“Transferred Employees” shall have the meaning set forth in Section 9.7(a).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Delaware.

“Wally Marks” shall mean the name “WALLY” and any name consisting of, containing or incorporating “WALLY”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Law (including any similar local, state or non-U.S. notice requirement relating to the termination of employees), and the rules and regulations thereunder.

“Warranty Receivables” shall mean those certain accounts receivable set forth on Schedule 1.1(l).

“Warranty Receivables Shortfall Amount” shall mean an amount equal to $53,600,000 less the amount of the Warranty Receivables delivered to Buyer at Closing; provided, that if the Prepaid Inventory Shortfall Amount is a negative number, the Warranty Receivables Shortfall Amount shall be reduced by the absolute value of the Prepaid Inventory Shortfall Amount.

“Weatherbeater Marks” shall mean the name “WEATHERBEATER” and any name consisting of, containing or incorporating “WEATHERBEATER”, and all designs and logos associated therewith, in each case, together with all variations thereof; and all Trademarks, Business Names, Domain Names and Media Accounts consisting of, containing or incorporating any of the foregoing.

Section 1.2 Other Definitions and Interpretive Matters.

(a) Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

(iii) Unless the context otherwise requires, all capitalized terms used in the Exhibits and Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Exhibits and Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Exhibits and Schedules. No disclosure in the Exhibits and Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Solely to the extent any Schedule is related to any representation or warranty contained in this Agreement, any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in all other applicable Schedules relating to representations or warranties contained in this Agreement if the relevance of such disclosure to such other Schedule is reasonably apparent on the face of such disclosure. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(iv) Any reference in this Agreement to gender includes all genders, and words importing the singular number also include the plural and vice versa.

(v) The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section,” “Article,” “Schedule,” or “Exhibit” are to the corresponding Section, Article, Schedule, or Exhibit of or to this Agreement unless otherwise specified.

(vi) Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(vii) The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

(viii) The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) References to “any” shall mean “any and all,” and “or” is used in the inclusive sense of “and/or.”

(b) No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.6 and Article V with respect to the Designation Rights and Designatable Leases, and Section 2.7(d), Section 2.9 and Article V with respect to Additional Contracts, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer or the applicable Assignee, and Buyer or such applicable Assignee shall purchase, all right, title and interest of Sellers, in, to or under all assets, properties and rights Related to the Business other than the Excluded Assets, and the following assets, properties and rights (collectively, the “Acquired Assets”) free and clear of any and all Encumbrances of any kind, nature or description and any Claims, in each case other than Permitted Post-Closing Encumbrances and those rights subject to Section 365(n) of the Bankruptcy Code to the extent applicable:

(a) the Assigned Agreements and the Designation Rights;

(b) all Acquired Lease Rights;

(c) all Owned Real Property;

(d) all Acquired Inventory, all Acquired Receivables, all Acquired Equipment and all Acquired Improvements;

(e) all Intellectual Property owned (whether solely or jointly with others) by Sellers, including (i) the Sears Marks, the Kmart Marks, the Shop Your Way Marks, the ServiceLive Marks, the PartsDirect Marks, the Wally Marks, the Smart Sense Marks, the Weatherbeater Marks, the Kenmore Marks registered or applied for outside of the United States and the DieHard Marks registered or applied for outside of the United States, (ii) the Trademarks, listed on Schedule 2.1(a)(i) attached hereto, (iii) the Business Names listed on Schedule 2.1(a)(ii) attached hereto, (iv) the Patents listed on Schedule 2.1(a)(iii) attached hereto, (v) the Copyrights listed on Schedule 2.1(a)(iv) attached hereto, (vi) the Domain Names listed on Schedule 2.1(a)(v) attached hereto, (vii) the Media Accounts listed on Schedule 2.1(a)(vi) attached hereto and (viii) all Intellectual Property that constitutes “Collateral” as defined in the Intellectual Property Security Agreement (collectively, the “Acquired Intellectual Property”), in each case of the foregoing together with the rights (A) to sue and recover damages and obtain equitable relief for past, present and future infringement, misappropriation, dilution or other violation thereof, (B) to collect past and future royalties and other payments thereunder, (C) to claim priority thereon under any Law, (D) to prosecute, register, maintain and defend such Intellectual Property before any public or private agency, office or registrar and (E) to fully and entirely stand in the place of Sellers, as applicable, in all matters related thereto; for the avoidance of doubt, Buyer and Sellers hereby acknowledge and agree that as of the Closing Date, Buyer shall be the successor in interest to each of the businesses of Sellers to which the Trademarks included in the Acquired Intellectual Property pertain, and such businesses shall be ongoing and existing;

(f) all goodwill and other intangible assets associated with or connected to the Business or symbolized by any of the Acquired Intellectual Property and all goodwill of the businesses in which the Trademarks and Business Names included in the Acquired Intellectual Property are used and all goodwill connected with the use of and symbolized by the foregoing;

(g) (i) all data owned or controlled (meaning any data Sellers have the ability to transfer in compliance with applicable Law) by any of the Sellers and contained in Sellers’ IT Systems, data centers or databases stored by third parties on behalf of Sellers or otherwise collected, accessed, acquired, stored, protected, used, re-used or otherwise processed by or on behalf of a Seller to the extent the sale or transfer of such data is not in contravention with applicable Law or any of any Seller’s applicable privacy policies or contractual restrictions, (ii) Customer Data to the extent the sale or transfer of such Customer Data is not in contravention with applicable Law or any of any Seller’s applicable privacy policies or contractual restrictions and (iii) all other data that constitutes “Collateral” as defined in the Intellectual Property Security Agreement, to the extent the sale or transfer of such data is not in contravention with applicable Law or any of any Seller’s applicable privacy policies or contractual restrictions (the data described in this clause (iii), together with the data described in clauses (i) and (ii), the “Acquired Data”);

(h) any Claims, causes of action, claims, rights of recovery or rights of set-off arising under any IP Licenses included in the Assigned Agreements on or after the Closing Date, and the right to collect past and future royalties and other payments, as well as prepaid expenses of Sellers thereunder;

(i) any and all real (including real estate taxes, assessments and related governmental impositions both general and special imposed under the laws of any one or more jurisdictions in which the applicable Lease Premises is located against the land, buildings and other improvements), personal and intangible property Taxes (“Property Taxes”) that are prepaid with respect to such Acquired Lease or any other related Acquired Assets; provided, that such Property Taxes are Assumed Liabilities or Liabilities for which Buyer is otherwise responsible hereunder;

(j) any interest in or right to any refund, rebate or credit of Taxes that are Assumed Liabilities or for which Buyer is otherwise responsible hereunder including (for the avoidance of doubt) any such refund, rebate or credit of a Tax that becomes payable or available to Sellers in the future in respect of a Tax previously paid or otherwise incurred by Buyer pursuant to Section 3.5;

(k) all rights (but not obligations) of Sellers under any non-disclosure or confidentiality, non-compete or non-solicitation agreements, to the extent any such agreement relates to the Business or any Acquired Asset;

(l) all assignable Assigned Plans and Permits that are Related to the Business;

(m) any and all Books and Records (which, with respect to any electronic forms thereof, may be copies) and any and all Intellectual Property Related Documentation;

(n) all Labeling and Marketing Materials and Product Catalogs and Manuals owned by Sellers;

(o) any and all rights of Sellers in and to any restricted cash, security deposits, letters of credit, escrow deposits and cash collateral, including cash collateral given to obtain or maintain letters of credit and cash drawn or paid on letters of credit, utility deposits, performance, payment or surety bonds, credits, allowance, prepaid rent or other assets, charges, setoffs, prepaid expenses, other prepaid items and other security (collectively, “Security Deposits”), together with all contracts, agreements or documents evidencing or related to the same (collectively, “Security Deposit Documents”), in each case to the extent related to any Acquired Asset;

(p) any and all Claims (other than returns of merchandise for warranty claims (except, for the avoidance of doubt, to the extent comprising Assumed Liabilities) and excluding any Claims Related to an Excluded Asset or Excluded Liability) of Sellers as of the Closing to the extent related to the Business or any Acquired Asset;

(q) subject to Section 5.1(a)(v), Section 5.1(a)(vi) and Section 9.8(c), any and all insurance proceeds, warranty proceeds, condemnation awards or other compensation in respect of loss or damage to the Business or any Acquired Asset (and any right or claim of Sellers to any such proceeds, awards or other compensation), in each case, to the extent relating to a casualty occurring prior to, on or after the date hereof, and whether received prior to, on or after Closing Date, but less any proceeds in respect of the Acquired Assets set forth on Schedule 2.1(q) in an aggregate amount not to exceed $13,000,000.

(r) subject to Section 2.8(e), the KCD Notes from Sears Re as Seller;

(s) all equity interests of SRC O.P. LLC owned by SRC Sparrow 2 LLC as Seller; provided, that if either (i) SRC Sparrow 2 LLC has filed a petition for relief commencing a case under chapter 11 of the Bankruptcy Code for the purpose of selling such equity interests in SRC O.P. LLC, and Buyer or its Affiliate has purchased such equity interests pursuant to a chapter 11 plan of reorganization or a sale of assets pursuant to section 363(m) of the Bankruptcy Code or (ii) Buyer shall have acquired the Sparrow Properties pursuant to foreclosure, then Buyer shall be deemed to have purchased the equity interests in SRC O.P. LLC described in this subsection (s);

(t) all Actions and other rights, rebates, refunds, audits, rights of recovery, rights of setoff, rights of recoupment, rights of reimbursement, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise), in each case to the extent related to the Business or any Acquired Asset (excluding for the avoidance of doubt, any Claims arising under any Transaction Document), including, subject to the terms and conditions of the SHIP Purchase Agreement and applicable Law, if the SHIP Closing shall have occurred prior to the Closing Date, the indemnities set forth in Section 6.08(b) and Section 6.08(e) of the SHIP Purchase Agreement;

(u) all Contracts Related to the Business (i) that include a manufacturer’s warranty relating to Seller Products or Seller Services and (ii) relating to repair services provided by the Business in relation to Seller Products or Seller Services;

(v) the Buyer Party Release;

(w) all assets, properties and rights that constitute “Collateral” as defined in the Intellectual Property Security Agreement, other than data which is the subject of Section 2.1(g); and Intellectual Property which is the subject of Section 2.1(e);

(x) the right to receive the Pending Inventory;

(y) the Credit Card Claims;

(z) either (i) the SHIP Purchase Agreement Assets, if the SHIP Closing shall not have occurred prior to the Closing Date (in which circumstance, for the avoidance of doubt, any Owned Real Property (as defined in the SHIP Purchase Agreement) shall be deemed Operating Owned Property, and all Leased Real Property (as defined in the SHIP Purchase Agreement) shall be deemed Operating Leased Property), or (ii) any and all proceeds received by Sellers pursuant to the SHIP Purchase Agreement, if the SHIP Closing shall have occurred prior to the Closing Date;

(aa) the Store Cash;

(bb) to the extent permitted by Law, all licenses or permits granted by any Governmental Authority held by Sellers that are necessary for the provision or assumption of the PA Liabilities; and

(cc) any proceeds from the sale or other disposition of the collateral pledged to secure the applicable debt obligations with respect to the credit bids set forth in Section 3.1(b) to which the holders of Claims secured by such collateral has attached.

Section 2.2 Excluded Assets. Nothing contained herein shall be deemed to sell, transfer, assign, convey or deliver, or cause to be sold, transferred, assigned, conveyed or delivered, any right, title or interest of Sellers in, to or under the Excluded Assets. “Excluded Assets” shall mean:

(a) any Contract that is not an Assigned Agreement;

(b) any lease, sublease or similar agreement that is not a Lease and any Designatable Lease that is not designated for assumption by the Seller and assignment to Buyer pursuant to the terms of this Agreement;

(c) any real property interest of any kind or nature that is not Related to Owned Real Property or the Assigned Leases;

(d) all Excluded Inventory, all Excluded Equipment and all Excluded Improvements;

(e) this Agreement and the other Transaction Documents;

(f) except as otherwise expressly included as Acquired Assets, all cash and cash equivalents (including any cash of the Sellers in the registers or otherwise held at any Operating Lease Property or any Operating Owned Property in excess of Store Cash), including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits;

(g) the Retained Books and Records;

(h) any interest in or right to any refund, rebate or credit of Excluded Asset-Reorganization Taxes (including, for the avoidance of doubt, with respect to any Taxes for which Sellers remain liable); provided, however, that if Buyer makes the election under Section 2.12(b) to treat all the transactions described in this Article II as Designated Sale Transactions (resulting in no transfer of Sellers’ Tax attributes to Buyer), then this Section 2.2(h) shall also include any interest in or right to any refund, rebate or credit of Excluded Asset-Sale Taxes;

(i) all Claims and Proceedings of Sellers (other than Claims described in Section 2.1(p));

(j) all Avoidance Actions;

(k) the Excluded IT;

(l) except as otherwise expressly included as Acquired Assets, all shares of capital stock or other equity interests of any Seller or Subsidiary of the Seller or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller, Subsidiary of the Seller or any other Person;

(m) all Employee Plans, including any assets, trust agreements or other funding Contracts related thereto;

(n) all bank accounts;

(o) any accounts receivable other than the Acquired Receivables;

(p) if the SHIP Purchase Agreement shall have terminated prior to the Closing Date, all rights of any Seller to (i) the Deposit Escrow Amount (as defined in the SHIP Purchase Agreement) or (ii) any other claims against Buyer (as defined in the SHIP Purchase Agreement); and

(q) the SHIP Asset Purchase Agreement Assets (if the SHIP Closing shall have occurred prior to the Closing Date).

Section 2.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date Buyer, or the applicable Assignee, shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Seller or any of its Subsidiaries arising out of the ownership of the Acquired Assets or operation of the Business or the Acquired Assets on or after the Closing Date that are Related to any Acquired Asset;

(b) all Liabilities arising on or after the Closing Date or Designation Assignment Date, as applicable, relating to the payment or performance of obligations with respect to the Assigned Agreements;

(c) all Liabilities arising on or after the Closing Date from or related to any Claim, Action, arbitration, audit, hearing, investigation, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative, or informal and whether pending or threatened or having any other status) arising out of the Assumed Liabilities, the Acquired Assets or the operation of the Business on or after the Closing Date (but not prior to the Closing Date) or relating to facts, actions, omissions, circumstances or conditions existing, occurring or accruing on or after the Closing Date (but not prior to the Closing Date) that are Related to the Acquired Assets or the Assumed Liabilities;

(d) Buyer’s obligation to pay the Buyer Occupancy Costs;

(e) subject to Section 2.8(e), all Liabilities for warranties and protection agreements or other services contracts (other than warranties relating to Intellectual Property) for the goods and services of Sellers sold or performed prior to the Closing, including any Liabilities owed by Sears Re to any Seller in respect of reinsurance of such warranties and protection agreements (the “PA Liabilities”);

(f) all Assumed Customer Credits;

(g) all Cure Costs solely with respect to the Assigned Agreements;

(h) all Excluded Asset-Sale Taxes (except if otherwise provided in Section 2.4(i));

(i) all Liabilities resulting from actions or inactions taken by the Sellers or any Affiliate of Sellers in compliance with Section 9.2;

(j) all Liabilities with respect to the Transferred Employees (i) to the extent arising as a result of an event, action or omission that occurs on or following the Closing or (ii) expressly assumed by Buyer and its Subsidiaries pursuant to Section 9.7;

(k) the Severance Reimbursement Obligations, Assumed 503(b)(9) Liabilities, Other Payables and all payment obligations with respect to the Ordered Inventory; provided, that:

(i) Buyer shall not be required to make any payments with respect to the Other Payables until the later of (1) the Closing Date and (2) the date that the applicable obligation thereunder becomes due in the Ordinary Course of Business;

(ii) Buyer shall not be required to make any payments with respect to Assumed 503(b)(9) Liabilities until the earlier of (1) the date that is 120 days following the Closing Date and (2) the date on which a chapter 11 plan of reorganization is confirmed by the Bankruptcy Court with respect to the Debtors;

(iii) Buyer’s obligations with respect to the Severance Reimbursement Obligations shall not exceed $43,000,000 in the aggregate, and notwithstanding Section 2.3(k)(i), the timing of such reimbursement shall be made in accordance with Section 9.7(i);

(iv) Buyer’s obligations with respect to the Assumed 503(b)(9) Claims shall not exceed $139,000,000 in the aggregate;

(v) Buyer’s obligations with respect to the Other Payables shall not exceed $166,000,000 in the aggregate;

(vi) In the event that the Aggregate DIP Shortfall Amount is a positive number, Buyer’s obligations to assume the Liabilities described in this clause (k) shall be reduced dollar for dollar by the Aggregate DIP Shortfall Amount in the following order, until the aggregate amount of all such reductions is equal to the Aggregate DIP Shortfall Amount: first, the Severance Reimbursement Obligations, second, the Other Payables and third, the Assumed 503(b)(9) Claims. The allocation of any reduction determined in accordance with the previous sentence of (A) the amount of the Assumed 503(b)(9) Claims among any specific Assumed 503(b)(9) Claims and (B) the amount of the Other Payables among any specific Other Payables shall be determined by Buyer in its sole discretion;

(vii) In the event that the Specified Receivables Shortfall Amount is a positive number, Buyer’s obligations to assume the Severance Reimbursement Obligations and the Assumed 503(b)(9) Claims shall be reduced dollar for dollar by the Specified Receivables Shortfall Amount in the following order, until the aggregate amount of all such reductions is equal to the Specified Receivables Shortfall Amount: first, the Severance Reimbursement Obligations and second, the Assumed 503(b)(9) Claims. The allocation of any reduction determined in accordance with the previous sentence of the amount of the Assumed 503(b)(9) Claims among any specific Assumed 503(b)(9) Claims shall be determined by Buyer in its sole discretion;

(viii) In the event that the Warranty Receivables Shortfall Amount is a positive number, Buyer’s obligations to assume the Severance Reimbursement Obligations and the Assumed 503(b)(9) Claims shall be reduced dollar for dollar by the Warranty Receivables Shortfall Amount in the following order, until the aggregate amount of all such reductions is equal to the Warranty Receivables Shortfall Amount: first, the Severance Reimbursement Obligations and second, the Assumed 503(b)(9) Claims. The allocation of any reduction determined in accordance with the previous sentence of the amount of the Assumed 503(b)(9) Claims among any specific Assumed 503(b)(9) Claims shall be determined by Buyer in its sole discretion;

(ix) In the event that the Prepaid Inventory Shortfall Amount is a positive number, Buyer’s obligations to assume the Severance Reimbursement Obligations and the Assumed 503(b)(9) Claims shall be reduced dollar for dollar by the Prepaid Inventory Shortfall Amount in the following order, until the aggregate amount of all such reductions is equal to the Prepaid Inventory Shortfall Amount: first, the Severance Reimbursement Obligations and second, the Assumed 503(b)(9) Claims. The allocation of any reduction determined in accordance with the previous sentence of the amount of the Assumed 503(b)(9) Claims among any specific Assumed 503(b)(9) Claims shall be determined by Buyer in its sole discretion; and

(x) Notwithstanding anything to the contrary herein or in the Approval Order, and for the avoidance of doubt, the Buyer’s agreement to pay Assumed 503(b)(9) Claims, Specified Payables, or any other administrative or priority claim of the Sellers pursuant to the terms hereof is a general unsecured contractual obligation of the Buyer owed solely to the Sellers.

(l) the Assumed Property Tax Liabilities;

(m) the SHIP Purchase Agreement Liabilities (if the SHIP Closing shall not have occurred prior to the Closing Date);

(n) all Liabilities relating to amounts required to be paid by Buyer under the Transaction Documents; and

(o) all Liabilities arising prior to, at or after the Closing Date under or pursuant to any Environmental Law relating to the presence of Hazardous Substances at, on, in, under or migrating to or from any Acquired Asset.

Section 2.4 Excluded Liabilities. None of Buyer, any Affiliate of Buyer or any Assignee shall assume, be deemed to assume or become obligated hereunder in any way to pay or perform (whether as a successor to any Seller or otherwise) any Liabilities of any Sellers or any of their respective Affiliates of any kind or nature, known, unknown, contingent or otherwise, whether direct or indirect, matured or unmatured, other than the Assumed Liabilities, (the foregoing including the following, the “Excluded Liabilities”) which shall include the following Liabilities:

(a) all Liabilities of the Seller or any of its Subsidiaries arising out of the ownership of the Acquired Assets or operation of the Business or the Acquired Assets prior to the Closing Date other than Cure Costs, Other Payables, the Assumed 503(b)(9) Claims, Severance Reimbursement Obligations, and Ordered Inventory;

(b) all Liabilities relating to the payment or performance of obligations arising solely out of facts or circumstances in existence prior to the Closing Date or Designation Assignment Date, as applicable, with respect to the Assigned Agreements;

(c) all Liabilities arising from or related to any claim, Action, arbitration, audit, hearing, investigation, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative, or informal and whether pending or threatened or having any other status) arising out of the Assumed Liabilities, the Acquired Assets or the operation of the Business prior to the Closing Date or relating to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date against any Seller or its Affiliates;

(d) all Liabilities to the extent arising prior to the Closing Date or arising from or related to the operation of a Seller’s business or any of Sellers’ products or services, including any Liability relating to (i) design or manufacturing defects (whenever discovered) and (ii) warranties, product liability, safety or other Liability, in the cases of clauses (i) and (ii), relating to any product sold or manufactured by any Seller or any of its Affiliates;

(e) all Liabilities in respect of any indebtedness of any Seller or guaranty obligations relating to any such Indebtedness of any Seller;

(f) all Liabilities (i) under the Employee Plans, including all Liabilities in respect of (A) any compensation earned by any Business Employee or otherwise accrued or payable to or with respect to any Business Employee prior to the Closing, unless expressly assumed by Buyer pursuant to Section 9.7, and (B) any Taxes related thereto, (ii) relating to (A) all current and former employees of Seller and Service Providers and its Subsidiaries (including the Business Employees) to the extent arising as a result of an event, action or omission that occurs prior to the Closing and (B) all current and former employees of Seller and Service Providers and its Subsidiaries who do not become Transferred Employees (except to the extent subject to the Severance Reimbursement Obligations) and (iii) those Liabilities relating to the Transferred Employees expressly retained by Seller pursuant to Section 9.7;

(g) except as otherwise provided for in Section 2.3(o), all Liabilities of the Seller or any of its Subsidiaries relating to (i) fines or penalties arising from noncompliance with Environmental Laws occurring prior to the Closing Date, including (ii) Claims for personal injury or property damage related to exposure occurring prior to the Closing Date to Hazardous Substances present at, on, in, under or migrating to or from any Acquired Asset or (iii) the offsite disposal of Hazardous Substances occurring prior to the Closing Date;

(h) any Excluded Asset-Reorganization Taxes;

(i) if (A) Buyer makes the election under Section 2.12(b) to treat all the transactions described in this Article II as Designated Sale Transactions (resulting in no transfer of Sellers’ Tax attributes to Buyer), (B) such transactions do not result in a transfer of substantially all of Sellers’ Tax attributes to Buyer solely as a result of Sellers’ failure to make good faith efforts to comply with Section 9.2(a), or (C) the Internal Revenue Service successfully asserts (for which assertion there is a final determination), that none of Sellers’ Tax attributes transferred to Buyer, Excluded Asset-Sale Taxes (but in the case of clause (C) in respect of a Tax arising in any period prior to any such final determination, only to the extent Sellers actually obtain a refund or other current economic Tax reduction in respect of the applicable Taxes); provided, however, that if Buyer makes the election under Section 2.12(b) to treat all the transactions described in this Article II as Designated Sale Transactions and the Internal Revenue Service successfully asserts that a transfer of any such Tax attributes to Buyer shall have occurred notwithstanding such Buyer election, then Excluded Asset-Sale Taxes shall not be an Excluded Liability to the extent any such tax would have been reduced or eliminated had the Sellers’ Tax attributes not transferred to Buyer (taking into account Tax attributes Sellers would have had if all transactions described in Article II were Designated Sale Transactions and respected as such by the Internal Revenue Service);

(j) all Liabilities with respect to any brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transactions incurred by any Seller;

(k) all Liabilities under this Agreement or any documents or instruments executed and delivered by Seller and its Affiliates pursuant to this Agreement;

(l) all Liabilities relating to or arising, whether before, on or after the Closing Date or, subject to Article V, any applicable Designation Assignment Date, out of, or in connection with, the Excluded Assets;

(m) all Liabilities in respect of any gift cards, gift certificates, merchandise credits, return credits, customer membership or customer loyalty discount programs, coupons, groupons or other similar credits or programs issued by, on behalf of or in relation to Sellers other than the Assumed Customer Credits;

(n) all Liabilities related to or arising from, whether before, on or after the Closing Date, use by Sellers of any of the Trademarks or Business Names included in the Acquired Intellectual Property pursuant to Section 9.10;

(o) except as otherwise provided in this Agreement, all Liabilities for the rejection of any Contract to which a Seller is a party;

(p) the SHIP Purchase Agreement Liabilities (if the SHIP Closing shall have occurred prior to the Closing Date);

(q) other than the liabilities assumed in accordance with Section 2.3(g) (Cure Costs) and 2.3(k) (Severance Reimbursement Obligations, Assumed 503(b)(9) Liabilities and Other Payables and the payment obligations with respect to the Ordered Inventory), accounts payable incurred in the Ordinary Course of Business existing on the Closing Date (including (i) invoiced amounts payable and (ii) accrued but uninvoiced accounts payable); and

(r) the claims underlying the mechanics’ liens identified in Section 2 of Schedule 6.5.

For the avoidance of doubt, all Taxes of any Seller shall be Assumed Liabilities, regardless of the time and circumstances giving rise to any such Taxes, except for any Tax expressly excluded under Section 2.2(h) or Section 2.4(i).

Section 2.5 Year-End Adjustments. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, neither Buyer nor any Assignee shall have any obligations in respect of any portion of any year-end (or other) adjustment (including for royalties, rents, utilities, Taxes, insurance, fees, any common area or other maintenance charges, promotional funds and percentage rent) arising under any of the Acquired Leases or any other Assigned Agreements for the calendar year in which the applicable Lease Assignment occurs that is attributable to (x) the portion of such calendar year occurring prior to such Lease Assignment or (y) any previous calendar year, and Sellers shall fully indemnify and hold harmless Buyer and the applicable Assignee with respect thereto. Buyer shall be solely responsible for any of the matters described in the preceding sentence for the portion of the calendar year in which the Closing Date occurs following each applicable Lease Assignment and all subsequent calendar years, and Buyer shall fully indemnify and hold Sellers harmless with respect thereto. Following the applicable Lease Assignment Date, except as expressly set forth in this Agreement or the Approval Order, Sellers shall have no further liabilities or obligations with respect to each of the Acquired Leases and the other Assigned Agreements (including obligations related to royalties rents, utilities, Taxes, insurance and common area maintenance, regardless of when due and payable), and Sellers shall be released from all such obligations and Buyer shall indemnify and hold harmless Sellers with respect thereto.

Section 2.6 Purchase and Sale of Designation Rights. Upon the terms and subject to the conditions of this Agreement and the Approval Order, on the Closing Date, Sellers shall sell, transfer, assign and convey, or cause to be sold, transferred, assigned and conveyed, to Buyer, and Buyer shall purchase from Sellers, the Designation Rights. For the avoidance of doubt, the sale, transfer, assignment and conveyance of the Designation Rights provided for herein on the Closing Date shall not effectuate a sale, transfer, assignment or conveyance of any Designatable Lease to Buyer or any other Assignee, which shall only be effectuated on a Designation Assignment Date; provided, that, notwithstanding the foregoing, Buyer shall be responsible for all Expenses arising under or related to any Designatable Lease from and after the Closing Date until, if applicable, the rejection of such Designatable Lease in accordance with this Agreement. Subject to the terms and conditions of this Agreement, the Approval Order and the requirements of section 365(b) of the Bankruptcy Code, Buyer shall have the right to designate itself or, with the consent of Seller, any other Person as the Assignee to which a Designatable Lease is to be assumed and assigned. The Designation Rights shall terminate upon the expiration of the Designation Rights Period.

Section 2.7 Assignments.

(a) Potential Transferred Agreements.

(i) Schedule 2.7(a) contains a list of all Potential Transferred Agreements (including, to the extent in the possession or control of any Seller, the underlying agreements). Subject to section 365 of the Bankruptcy Code, Buyer may elect to have the Potential Transferred Agreements assigned to Buyer or assumed by Seller and assigned to Buyer on the applicable Assumption Effective Date (which shall be deemed to be “Assigned Agreements” in accordance with the definition thereof). At Buyer’s reasonable request, Seller shall make reasonably available to Buyer the appropriate employees of Seller necessary to discuss the Potential Transferred Agreements.

(ii) To the extent a Potential Transferred Agreement is an executory contract or lease, as soon as practicable after the date hereof, Seller shall file a notice of assignment and assumption (an “Agreement Assignment Notice”) with the Bankruptcy Court and serve such notice via electronic or first class mail on each counterparty to a Potential Transferred Agreement that is an executory contract or lease, consistent with the terms of the Bidding Procedures Order. The Agreement Assignment Notice shall identify all Potential Transferred Agreements that are executory contracts or leases and related to the Acquired Assets that Sellers believe may be assigned or assumed and assigned in connection with the sale of the Acquired Assets and set forth a good faith estimate of the amount of the Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost designated for such Contract shall be “$0.00”).

(b) Initial Assigned Agreements.

(i) As soon as practicable after delivery of the list of Potential Transferred Agreements by the Seller but no later than five (5) Business Days following such delivery, Buyer shall deliver to the Seller a list of those Potential Transferred Agreements proposed to be assigned to Buyer or assumed by Seller and assigned to Buyer on the Closing Date (the Contracts on such list, the “Initial Assigned Contracts”, the Leases on such list (including, to the extent applicable to such Leases, all non-disturbance agreements with fee owners or senior landlords, subordination, non-disturbance and attornment agreements, waivers and consents in favor of any Seller, estoppel certificates from landlords (to the extent assignable), and landlord waivers or other collateral access agreements in favor of any Seller or any asset-based lenders) the “Initial Assigned Leases”, and together the “Initial Assigned Agreements”).

(ii) Following delivery of the list of Initial Assigned Agreements and to the extent consistent with the Bidding Procedures Order, at any time prior to the second (2nd) Business Day prior to the Closing Date, Buyer will be entitled, after consultation with the Sellers, to add (x) any Initial Assigned Agreement to the list of Excluded Assets by providing written notice thereof to Sellers, and any Initial Assigned Agreement so added will cease to be an Initial Assigned Agreement and will be deemed to be an Excluded Asset (and all Liabilities thereunder Excluded Liabilities) for all purposes hereunder or (y) any Potential Transferred Agreement to the list of Initial Assigned Agreements so long as (1) it is not a Contract to be assumed or available to be assumed pursuant to any other sale previously approved by the Bankruptcy Court in connection with the Bankruptcy Cases; and (2) it is prior to the entry of a Final Order of the Bankruptcy Court approving the rejection of such Contract, in each case subject to the non-Debtor party to such Contract receiving information evidencing Buyer’s adequate assurance of future performance and having an opportunity to object consistent with the Bidding Procedures Order and the Approval Order. No change referred to in this Section 2.7(b)(i) shall reduce or increase the amount of the Purchase Price, except to the extent of any increase or decrease in the assumption of the Assumed Liabilities, including Cure Costs, as a result of the Potential Transferred Agreements being added to or removed from the list of Acquired Leases or Assigned Agreements by Buyer.

(iii) On the Closing Date, pursuant to section 365 of the Bankruptcy Code and the Approval Order, and subject to consent if applicable Law requires it, Sellers shall assume and assign to Buyer the Initial Assigned Agreements and Buyer shall pay all Cure Costs with respect to such Initial Assigned Agreements to the appropriate counterparty or establish a reserve for disputed cure amounts in accordance with the Bidding Procedures Order and Approval Order.

(c) Designatable Leases. On each Assumption Effective Date, pursuant to section 365 of the Bankruptcy Code and the Approval Order, Sellers shall assume and assign to the applicable Assignee any Designatable Lease so designated by Buyer for assumption and assignment in accordance with the terms of this Agreement, and Buyer shall pay all or be responsible for Cure Costs with respect to such Designatable Leases.

(d) Additional Contracts. On each applicable Assumption Effective Date, and in no event later than the date that is five (5) Business Days following the Designation Deadline, pursuant to section 365 of the Bankruptcy Code, the Approval Order, and any other applicable Order, Sellers shall assume and assign to the applicable Assignee any Additional Contract that Buyer designates for assumption and assignment in accordance with Section 2.9, and Buyer shall pay all Cure Costs with respect to such Additional Contract and all Expenses related to or arising under such Additional Contract after the Closing Date.

(e) Adequate Assurance and Consents. Notwithstanding anything to the contrary herein, Sellers shall not be obligated to assume and assign any Lease or Contract pursuant to this Section 2.7 with respect to which Buyer fails to satisfy the Bankruptcy Court as to adequate assurance of future performance or for which Consent is required to assume and assign such Lease or Contract and such Consent has not been obtained; provided, however, that the Parties shall use their commercially reasonable best efforts to obtain all such Consents.

Section 2.8 Further Assurances.

(a) On and after the Closing Date, each of the Sellers and Buyer shall use its commercially reasonable efforts to further give full effect to, evidence and record the assignments, waivers, ratifications, consents and agreements granted herein, and, Sellers shall, upon Buyer’s request, assist Buyer in a commercially reasonable way to obtain, maintain, enforce and defend any rights specified to be owned by or assigned to a Seller, including by testifying in any legal Proceedings, executing all lawful papers and making all rightful oaths required or necessary to aid Buyer or its successors or assigns in obtaining and enforcing its right, title and interest in, to and under the Acquired Assets, including in connection with the IP Assignment Agreement and the Short Form Assignments and in complying with all requirements of the applicable social media sites and Domain Name registrars.

(b) On each Designation Assignment Date, Seller shall, upon the request of Buyer or the applicable Assignee, execute and deliver to such Assignee such instruments of transfer as shall be reasonably necessary or desirable to vest in such Assignee title to the applicable Designatable Leases and related Acquired Lease Rights, Acquired Improvements and all other related Acquired Assets required hereunder to be transferred on such Designation Assignment Date (and evidence the assumption by Seller, and the assignment by Seller to the applicable Assignee, of such Designatable Leases), and Seller, on the one hand, and such Assignee, on the other hand, shall (and Buyer shall use commercially reasonable efforts to cause each Assignee to) take (or cause to be taken) all appropriate action, do (or cause to be done) all things necessary under applicable Law, and execute and deliver such instruments and documents, in each case as may be reasonably requested and reasonably necessary or desirable to consummate the Transactions at or after the Designation Assignment Date. In furtherance and not in limitation of the foregoing, in the event that any of the Acquired Assets shall not have been conveyed at Closing or on the applicable Designation Assignment Date, as applicable, Seller shall convey such Acquired Assets to Buyer or such Assignee, as applicable, as promptly as practicable after the Closing or on the applicable Designation Assignment Date, as applicable. As promptly as practicable following the date on which Buyer is permitted to receive Customer Data constituting “personally identifiable information” (as defined in the Bankruptcy Code) that was not transferred on the Closing Date, Seller shall deliver to Buyer a copy of the Customer Data constituting Acquired Data to an extent and in a format mutually agreeable to Seller and Buyer that is readable, useable, indexed and searchable and, if any portion of such Customer Data is encrypted, the necessary decryption tools and keys to read such materials contemporaneously.

(c) Not later than ten (10) days prior to the Closing Date, Sellers shall instruct all of Sellers’ outside counsel responsible to maintaining, prosecuting or renewing any of the Acquired Intellectual Property (i) that the ownership of the Acquired Intellectual Property will be assigned to Buyer as of the Closing Date, (ii) to keep all Acquired Intellectual Property (as relevant to such counsel) in full force and effect, including by filing and documentation and paying any fees required therefor, (iii) to release to Buyer or counsel designated by Buyer at locations to be designated by Buyer copies of all the tangible embodiments of the Intellectual Property Related Documentation existing as of the Closing Date and in such counsel’s possession, and (iv) that Buyer or counsel designated by Buyer may contact such Sellers’ counsel for coordination relative to further prosecution of the Acquired Intellectual Property at Buyer’s expense (such correspondence, “Seller Instructions”). Sellers shall also include in the Seller Instructions any other information that Buyer reasonably instructs Sellers to include that is communicated to Sellers prior to the Closing Date.

(d) If after the Closing (i) Buyer or any of its Affiliates holds or is otherwise liable for any Excluded Assets or Excluded Liabilities or (ii) any Seller or any of their respective Affiliates holds any Acquired Assets or Assumed Liabilities, Buyer or the applicable Seller will, and will cause their respective controlled Affiliates to, and will use commercially reasonable efforts to cause their other Affiliates to, (including through the execution and delivery of all appropriate transfer documents) promptly transfer (or cause to be transferred) such Assets or assume, pay or reimburse (or cause to be assumed, paid or reimbursed) such Liabilities to or from (as the case may be) the other party for no additional consideration. Prior to any such transfer, the party receiving or possessing any such asset will hold it in trust for such other party.

(e) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not transfer the KCD Notes to Buyer, and Buyer shall not assume the PA Liabilities from Seller, unless and until Seller has received the requisite consent of the Bermuda Monetary Authority or any other applicable Bermuda regulatory authority to the transfer of the KCD Notes (the “BMA Consent”). Immediately following receipt of the BMA Consent, the transfer of the KCD Notes and the assumption of the PA Liabilities shall take place simultaneously. From the Closing Date until such time as the transfer of the KCD Notes and the assumption of the PA Liabilities occurs, pursuant to a services agreement to be in a form reasonably agreed to by Sellers and Buyer (the “PA Liabilities Services Agreement”), (i) Buyer shall provide services to the applicable Sellers sufficient to enable Sellers to perform the PA Liabilities and (ii) in consideration for such services, Sellers shall pay to Buyer an amount equal to the aggregate of all amounts paid by Buyer to Sellers with respect to any licenses under which Buyer licenses the KCD IP.

Section 2.9 Additional Contracts. If, at any time prior to the date that is sixty (60) days after the Closing Date, but in no event later than May 3, 2019 (the “Designation Deadline”), Buyer so determines as to any Contract that is Related to the Acquired Assets or is an IP License, in each case but is not an Initial Assigned Contract (other than (i) any lease of non-residential real property and (ii) any Excluded Asset set forth in Section 2.2) (each, an “Additional Contract”), Buyer may elect, after consultation with the Sellers, by written notice delivered to Sellers, to designate for assignment or assumption and assignment any Additional Contract for no additional consideration.

Upon the designation of any such Additional Contract as an Assigned Agreement pursuant to this Section 2.9, Sellers will use their reasonable best efforts to assume and assign to the applicable Assignee such Additional Contract so long as the Buyer pays all Expenses accrued post-Closing and all Cure Costs associated with such Additional Contract; provided, however, that nothing herein shall be deemed or construed to obligate Sellers to retain, or refrain from rejecting or terminating any Lease or Contract after the Designation Deadline that does not constitute an Assigned Agreement. Notwithstanding anything to the contrary herein, Sellers shall not be obligated to assume and assign any Contract pursuant to this Section 2.9 with respect to which Buyer fails to satisfy the Bankruptcy Court as to adequate assurance of future performance or for which Consent is required to assume and assign such Additional Contract and such Consent has not been obtained, provide that the Parties shall use their reasonable best efforts to obtain all such Consents.

Section 2.10 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement but only to the extent of such amounts as may be required to be deducted and withheld by Buyer with respect to the making of such payments under applicable U.S. federal, state or local or foreign laws, and any such withheld amount shall be properly paid by Buyer to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld and properly paid to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers or any other Person in respect of which such deduction and withholding was made.

Section 2.11 Rejection of Outbound IP Licenses. Prior to the Closing Date, subject to section 365(n) of the Bankruptcy Code, Sellers shall file a motion to reject, and take all actions (including actions required under section 365 of the Bankruptcy Code) reasonably necessary to reject any Outbound IP Licenses included in the Potential Transferred Agreements that (i) are executory Contracts and (ii) are not designated by Buyer for assignment or assumption and assignment as an Assigned Agreement in accordance with the terms of this Agreement or for solely assumption pursuant to Section 9.14(d). Without limiting the foregoing, promptly following the Designation Deadline, Sellers shall file a motion to reject, and take all actions (including actions required under section 365 of the Bankruptcy Code) reasonably necessary to reject, any Outbound IP Licenses that (x) are not included in the Potential Transferred Agreements, (y) are executory Contracts and (z) are not designated by Buyer for assignment or assumption and assignment as an Assigned Agreement in accordance with the terms of this Agreement or for solely assumption pursuant to Section 9.14(d).

Section 2.12 Tax Reorganization.

(a) The Parties intend that the transactions set forth in this Agreement, as structured and implemented as described in Section 9.2(a), together with the Bankruptcy Plan (as defined below), will, unless and except to the extent that Buyer elects otherwise with respect to a particular Seller or Sellers pursuant to Section 2.12(b), (i) constitute one or more plans of reorganization under section 368(a) of the Code (as defined below) and (ii) as qualifying as one or more reorganizations thereunder (a “Tax Reorganization”).

(b) Buyer may, at any time on or before the earlier of (i) 15 days prior to the effective date of the Bankruptcy Plan and (ii) December 1, 2019, elect, by providing to Sellers written notice of its election, to treat one or more of the transactions (each, a “Designated Sale Transaction”) set forth in this Agreement as not qualifying as a Tax Reorganization, which election shall be effective unless Designated Tax Advisor cannot provide a Tax Opinion that such Designated Sale Transaction can be completed in a manner that would not be treated as a “reorganization” within the meaning of section 368 of the Code; provided, however, that in connection with any such Buyer election to treat all the transactions described in this Article II as Designated Sale Transactions (resulting in no transfer of Sellers’ Tax attributes to Buyer), the Parties shall, if requested by Sellers in writing, identify a business of the Sellers that would become part of the Excluded Assets and consider in good faith any other changes to the structure of the transaction that are reasonable and necessary as a commercial, bankruptcy law and other legal matter to achieve that result. If Buyer does not elect pursuant to this Section 2.12(b) to treat all the transactions described in this Article II as Designated Sale Transactions (resulting in no transfer of Sellers’ Tax attributes to Buyer), or any such election is not effective, then Buyer and Sellers shall continue to comply with Section 9.2(a).

(c) Each Tax Opinion shall be based on representations reasonably requested by Designated Tax Advisor to be provided by each of Buyer and Sellers in the form of a representation letter, and each such representation must continue to be true and accurate in all material respects as of immediately before such Tax Opinion is issued. To the extent requested by Designated Tax Advisor, each of Sellers and Buyer shall confirm to Designated Tax Advisor the accuracy and completeness, as of immediately before such Tax Opinion is issued, of the applicable representation letter. For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Agreement, (i) reliance by Sellers on any Tax Opinion requested or otherwise required pursuant to this Agreement shall not affect Buyer’s liability for Taxes that are Assumed Liabilities and (ii) the inability or failure to deliver or receive any Tax Opinion requested or otherwise required pursuant to this Agreement shall not delay or in any way interfere with the consummation and closing of the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, any transaction or transactions (including any transaction described in clause (B) of Section 9.2(a)) in respect of which any Tax Opinion is not or cannot be delivered as otherwise required under this Agreement (other than a Tax Opinion described in Section 2.12(b)) shall be deemed to be a Designated Sale Transaction.

Section 2.13 Foreign Assets.

(a) On the Closing Date, Sellers shall use reasonable best efforts to cause each of the Foreign Subsidiaries to sell, transfer, assign, convey and deliver, or cause to be sold, transferred assigned, conveyed and delivered to Buyer or the applicable Assignee, and Buyer or such applicable Assignee shall use reasonable best efforts to purchase, all right, title and interest of each of the Foreign Subsidiaries, in, to or under all assets, properties and rights Related to the Business other than the Excluded Assets and any other assets of the type that would have been Acquired Assets had they had been owned by Sellers as of the Closing Date or any minority equity interests held by the Foreign Subsidiaries (collectively, the “Acquired Foreign Assets”), in each case free and clear of any and all Encumbrances of any kind, nature or description and any Claims, other than Permitted Post-Closing Encumbrances. If the transfer of any Acquired Foreign Assets does not occur at the Closing Date, Seller and Buyer shall use reasonable best efforts to complete such transfer as promptly as practicable following the Closing Date and shall enter into such agreements as may be reasonably required to provide Buyer or the applicable Assignee the benefit of such assets until such transfer is consummated.

(b) If, at any time prior to the date that is sixty (60) days after the Closing Date, but in no event later than May 3, 2019, Buyer determines (in its sole discretion) that it is necessary or desirable to acquire other minority equity interests in non-U.S. Persons held by Subsidiaries of Seller (other than any Subsidiary who is a Seller) so as to ensure that Buyer or the applicable Assignee shall be able to secure the benefit of the applicable Acquired Foreign Assets, Buyer may elect, by written notice delivered to Sellers, to acquire such equity interests directly from Seller. Following any such election, Buyer and Seller shall promptly execute all documentation required to effectuate the purchase and sale of such equity interests under applicable Law.

(c) No purchase of Acquired Foreign Assets or equity interests pursuant to this Section 2.13 shall require the delivery of any additional consideration by Buyer; provided, that to the extent required by applicable Law (including, for the avoidance of doubt, Tax Law), Buyer and Seller shall in accordance with Section 9.3(d) either (i) allocate a portion of the Purchase Price to the purchase of such equity interests or (ii) provide for nominal consideration to be paid by Buyer to Sellers in an amount no greater than the minimum amount required by applicable Law.

Section 2.14 Bulk Transfer Law. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any security interests in the Acquired Assets, including any liens or claims arising out of the bulk transfer Laws. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by applicable Law, compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws in all applicable jurisdictions in respect of the Transactions (including under any applicable Tax Laws).

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The aggregate purchase price for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Acquired Assets shall consist of the following (collectively, the “Purchase Price”):

(a) cash in an amount (the “Closing Payment Amount”) equal to:

(i) $1,408,450,000; plus

(ii) an amount in cash equal to the Store Cash as of 12:00 a.m. New York City time on the Closing Date; plus

(iii) the Credit Bid Release Consideration; less

(iv) the aggregate amount of (A) the credit bid set forth in Section 3.1(b)(ii) plus (B) the credit bid set forth in Section 3.1(b)(iv), plus (C) the FILO Facility Buyout Amount (if any);

(b) subject to Bankruptcy Court approval, a credit bid pursuant to Section 363(k) of the Bankruptcy Code of:

(i) all outstanding obligations held by Buyer and its Affiliates as of the Closing Date under the IP/Ground Lease Term Loan Facility, plus

(ii) all outstanding obligations held by Buyer and its Affiliates as of the Closing Date under the FILO Facility, plus

(iii) obligations held by Buyer and its Affiliates as of the Closing Date under the Real Estate Loan 2020 in an amount equal to $544,000,000, plus

(iv) obligations held by Buyer and its Affiliates as of the Closing Date in an aggregate amount equal to $433,450,000 under (x) the Second Lien Term Loan; (y) the Second Lien Line of Credit Facility; and (z) the Second Lien PIK Notes,

in the case of each of (i), (ii), (iii) and (iv) in exchange for the collateral pledged to secure the applicable debt obligations, including any proceeds from the sale or other disposition of such collateral prior to the Closing Date to which the Liens securing such debt obligations are attached, in the same order of priority and with the same validity, force and effect as the original Liens; plus

(c) cash in the amount of the outstanding obligations owed to lenders other than Buyer or its Affiliates as of the Closing Date under (i) the IP/Ground Lease Term Loan Facility (the “IP/Ground Lease Buyout Amount”), (ii) the FILO Facility (the “FILO Facility Buyout Amount”), and (iii) the Real Estate Loan 2020 (the “Real Estate Loan 2020 Buyout Amount”), unless such lender(s) provide written confirmation to the Sellers that such cash payment and the obligations owed to lenders by the Seller under the IP/Ground Lease Term Loan Facility, the FILO Facility or the Real Estate Loan 2020, as applicable, are permanently waived and discharged against the Sellers; plus

(d) the Securities Consideration;

(e) the Junior DIP Consideration;

(f) the L/C Facility Consideration; and

(g) the assumption by Buyer of the Assumed Liabilities in accordance with Section 3.5.

To the extent payable, the IP/Ground Lease Buyout Amount, the FILO Facility Buyout Amount and the Real Estate Loan 2020 Buyout Amount shall each be deposited and held in separate segregated accounts of the Debtors and the Liens of the lenders other than Buyer or its Affiliates under IP/Ground Lease Term Loan Facility, the FILO Facility or the Real Estate Loan 2020, as applicable, shall attach to the cash proceeds held in the applicable designated segregated account in the same order of priority and with the same validity, force and effect as the original Liens of such lenders, and such proceeds shall be released to such lenders within two business days following the Closing Date and shall not otherwise be used by the Debtors without further order of the Bankruptcy Court.

Section 3.2 Cash Deposit. On or prior to January 9, 2019, Buyer paid an aggregate amount in cash equal to $120,000,000 (the “Deposit Amount”) by wire transfer of immediately available funds into an escrow account maintained by Citibank, N.A. as Escrow Agent. Buyer’s and Sellers’ right to retain the Deposit Amount in the event of a termination of this Agreement shall be governed by Section 12.2.

Section 3.3 Closing Payment.

(a) At the Closing, Buyer shall:

(i) pay to Sellers by wire transfer of immediately available funds into one or more accounts designated by Sellers an amount in cash equal to the Closing Payment Amount less the Deposit Amount plus any amounts payable pursuant to Section 3.1(c); and

(ii) deliver the Securities Consideration to the Sellers.

Section 3.4 Reserved.

Section 3.5 Discharge of Assumed Liabilities After Closing. From and after the later of the Closing or the applicable Assumption Effective Date, Buyer shall pay, perform, discharge and satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed, discharged or satisfied, in each case in accordance with their respective terms.

ARTICLE IV

CLOSING

Section 4.1 Closing Date. The closing of the sale, transfer, assignment, conveyance and delivery of the Designation Rights and Sellers’ right, title and interest in, to and under the Acquired Assets by Sellers to Buyer contemplated hereby (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, or at such other place or time as Buyer and Sellers may mutually agree, on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Article X and Article XI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article X and Article XI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then the Closing shall occur instead on the date that is the earlier to occur of (x) any Business Day as may be specified by Buyer on no less than two (2) Business Days’ prior written notice to Sellers and (y) two (2) Business Days following the final day of the Marketing Period. The date and time at which the Closing actually occurs is referred to as the “Closing Date.”

Section 4.2 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Sellers:

(a) the Closing Payment Amount less the Deposit Amount in accordance with Section 3.3;

(b) the Securities Consideration;

(c) the certificates of Buyer to be received by Sellers pursuant to Sections 11.1 and 11.2;

(d) the Occupancy Agreement, duly executed by Buyer;

(e) the PA Liabilities Services Agreement, duly executed by Buyer; and

(f) such assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers and Buyer, which are reasonably requested by Seller to (i) transfer to Buyer all the right, title and interest of Sellers in, to or under the Acquired Assets to be acquired on the Closing Date in accordance with this Agreement and (ii) properly give effect to Buyer’s assumption of all of the Assumed Liabilities in accordance with this Agreement.

Section 4.3 Sellers’ Deliveries. At the Closing, Sellers shall deliver to Buyer:

(a) a copy of the Approval Order entered by the Bankruptcy Court;

(b) the certificates of Sellers to be received by Buyer pursuant to Sections 10.1 and 10.2;

(c) a certificate of non-foreign status executed by each Seller (or, if a Seller is a disregarded entity for U.S. federal income Tax purposes, by the Person treated as the owner of such Seller for U.S. federal income Tax purposes) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, substantially in the form of the sample certification in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(d) all items required to be delivered pursuant to Section 9.9;

(e) a quit-claim deed to be recorded with respect to the Owned Real Property;

(f) such assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers and Buyer, which are reasonably requested by Buyer to (i) transfer to Buyer all the right, title and interest of Sellers in, to or under the Acquired Assets to be acquired on the Closing Date in accordance with this Agreement and (ii) properly give effect to Buyer’s assumption of all of the Assumed Liabilities in accordance with this Agreement;

(g) all Intellectual Property Related Documentation;

(h) all tangible embodiments of the Acquired Intellectual Property, including all (i) Software object code and source code related thereto, (ii) all materials and documentation (in electronic and editable form, to the extent existing in such form) necessary for the use, modification, manufacture, sale and other exploitation of the Acquired Intellectual Property, to the extent not included in Intellectual Property Related Documentation, (iii) all content made available on or through any websites and webpages accessed through any Domain Names or Medical Accounts included in the Acquired Intellectual Property and all other audio-visual or written materials (including such archival materials) produced by or on behalf of Sellers, (iv) all Labeling and Marketing Materials and (v) all Product Catalogs and Manuals;

(i) to the extent the sale and transfer of such data is not in contravention with applicable Law, all Acquired Data in the format in which it exists and, if any portion of such Acquired Data is encrypted, the necessary decryption tools and keys to read such materials contemporaneously;

(j) a counterpart of the IP Assignment Agreement, duly executed by each applicable Seller;

(k) unless otherwise agreed in writing by the Parties between signing and Closing, a counterpart of each Short Form Assignment, duly executed by each applicable Seller;

(l) a counterpart of each IP Power of Attorney, duly executed by each applicable Seller;

(m) the Occupancy Agreement, duly executed by the applicable Sellers;

(n) the PA Liabilities Services Agreement, duly executed by the applicable Sellers;

(o) the Payoff Letters (including UCC terminations or authorization to file UCC terminations and other filings); and

(p) subject to Section 2.8(e), certificates representing the KCD Notes in proper form for transfer, free and clear of all Liens.

Section 4.4 Local Sale Agreements. Subject to the terms and conditions hereof, to the extent necessary or desirable to effect the Closing on the terms hereof, Buyer or applicable Assignee and relevant Sellers shall, enter into such agreements or instruments, including a sale agreement and quit-claim deed for the Owned Real Property and bills of sale and/or assignment and assumption agreements, providing for the sale, transfer, assignment or other conveyance to Buyer or applicable Assignee, in accordance with the requirements of applicable local Law.

ARTICLE V

DESIGNATION RIGHTS PERIOD

Section 5.1 Parties’ Respective Obligations Before and During Designation Rights Period.

(a) Sellers’ Obligations.

(i) Sellers shall pay when due any and all Occupancy Expenses with respect to each Lease Premises and the related Lease solely to the extent arising during the period commencing on the Petition Date through, in the case of any Operating Leased Property, the Closing Date, and in the case of any GOB Leased Store, the end of the GOB Period for such GOB Leased Store, at such times and in such amounts as are required under the terms of the applicable Lease and any other applicable agreement pertaining to such Property. Sellers shall not pay any amount due from Sellers pursuant to any provision of this Agreement using any security deposit associated with any Lease Premises, Lease or other Lease Premises-related agreement or, to the extent so paid prior to Closing, Buyer, as Buyer’s sole remedy, will be entitled to a credit against the Purchase Price for any amounts so applied (except that Buyer shall be entitled to invoke other remedies if such credit is not duly applied at Closing).

(ii) From the date hereof through (A) the Closing Date with respect to each Operating Leased Property and (B) the end of the applicable GOB Period with respect to each GOB Leased Store, Sellers shall use commercially reasonable efforts to maintain and preserve each Lease Premises, each Lease and all related Potential Acquired Assets in a condition substantially similar to their condition as of October 15, 2018, other than reasonable wear and tear, casualty and condemnation (which shall be governed by Section 12.3). During the Designation Rights Period, Sellers shall not without Buyer’s consent, and shall not solicit any other Person to, (A) sell, transfer, assign, convey, lease, license, mortgage, pledge or otherwise encumber any Lease Premises, related Lease or related Potential Acquired Asset (other than sales of Inventory by Buyer in accordance with Section 5.1(c), Permitted Encumbrances and any applicable statutory liens (solely to the extent that such Lease or related Potential Acquired Asset will be transferred free and clear of such statutory liens pursuant to the Approval Order)), (B) amend, supplement or modify in any fashion (or terminate or enter into) any Designatable Lease (provided that Sellers shall use reasonable best efforts to comply with instructions from Buyer as to the renewal (or lack of renewal) of each Lease that comes up for renewal), (C) grant or terminate any other interests in any Lease Premises, related Lease or related Potential Acquired Asset (other than sales of Inventory located at such Lease Premises in the Ordinary Course of Business), (D) cancel or compromise any claim or waive or release any right, in each case that is related to any Lease Premises or any related Potential Acquired Assets (for the avoidance of doubt, other than any Excluded Assets), (E) except following receipt of a Buyer Rejection Notice in accordance with Section 5.3, seek or obtain an order approving rejection of a Designatable Lease (which, shall in no way affect Sellers’ rights to seek or obtain an order approving rejection in connection with any of Sellers’ assets other than the Lease Premises), (F) take any action with respect to Taxes or Tax matters that is not in the Ordinary Course of Business that could reasonably be expected to result in (I) an Encumbrance on any Lease Premises or related Potential Acquired Assets (unless such Lease or related Potential Acquired Asset will be transferred free and clear of such Encumbrances pursuant to the applicable Lease Assignment Order) or (II) an increase in the Tax Liability of Buyer or any of its Affiliates, or (G) enter into any agreement or commitment to take any action prohibited by this Section 5.1(a)(ii).

(iii) From the date hereof through the end of the Designation Rights Period, Sellers shall continue to make available to Buyer the data room made available to Buyer prior to the date hereof, and Sellers shall use commercially reasonable efforts to post to such data room copies of all material notices received by Sellers with respect to any Designatable Leases during the Designation Rights Period. From the date hereof through the end of the Designation Rights Period, subject to the terms of the Occupancy Agreement, Sellers shall make available to Buyer reasonable access to the Lease Premises for the Designatable Leases at such times as Buyer or its agents may reasonably request, provided that prior to the Closing Date there is no unreasonable interference with Sellers’ use and occupancy.

(iv) From the date hereof through the (A) Closing with respect to the Initial Assigned Leases and (B) the end of the Designation Rights Period with respect to the Designatable Leases, Sellers shall reasonably cooperate with Buyer at no cost, expense or Liability to Sellers with regard to all negotiations between Buyer and the landlords under the applicable Leases, but Sellers will not be required to enter into any agreements with such landlords or expend any costs in connection with such negotiations (other than any costs that Buyer has agreed in writing to reimburse Seller).

(v) With respect to the Lease Premises which Leases are Designatable Leases, Sellers shall continue all existing insurance policies with respect to such Lease Premises or policies providing similar coverage to the extent available at commercially reasonable rates during the Designation Rights Period and in all instances shall maintain all insurance required to be maintained under any Lease, and shall use commercially reasonable efforts to cause Buyer to be named as a loss payee or additional insured, as applicable, with respect to all such policies, which premiums and other amounts due to such insurance companies to maintain such insurance policies during the Designation Rights Period shall be Occupancy Expenses. Sellers shall (i) hold in escrow all insurance recoveries and all warranty and condemnation proceeds received or receivable after the date hereof with respect to such Lease Premises or such related Leases for events occurring during the Designation Rights Period, and (ii) following the Designation Rights Period shall pay any such recoveries or proceeds to Buyer to the extent relating to any Acquired Lease. In connection with any payment of recoveries or proceeds under this Section 5.1(a)(v), (i) such payment of recoveries or proceeds shall not include any recoveries or proceeds to the extent attributable to lost rents or similar costs applicable to any period prior to the Closing or paid in connection with repair, restoration or replacement during such period, and (ii) to the extent that Buyer has received written notice thereof in reasonable detail not less than fifteen (15) days prior to the end of the Designation Rights Period, such payment of recoveries or proceeds shall be reduced by the amount of (x) all actual and documented, reasonable out of pocket repair costs incurred by Sellers in connection with the repair or restoration of such damage or destruction, (y) all actual and documented, reasonable out of pocket collection costs of Sellers respecting any awards or other proceeds, and (z) any amounts required to be paid (and solely to the extent actually paid) by Sellers or the insurance company to the applicable landlord under the Lease, if applicable, or to such landlord’s lender as required pursuant to any of such lender’s financing, as applicable. For the avoidance of doubt, the costs of such policies allocable to, in the case of the GOB

Leased Stores for the period following the end of the GOB Period for each such GOB Leased Store and in the case of the Owned Leased Stores following the Closing Date, shall be borne by Buyer and shall otherwise be borne by Sellers. During the Designation Rights Period, Sellers shall use commercially reasonable efforts to provide Buyer with notice of any Casualty / Condemnation Event within three (3) Business Days of the occurrence of such Casualty / Condemnation Event.

(vi) From the date hereof through the end of the Designation Rights Period, at Buyer’s specific written request, and at no cost, expense or Liability to Sellers, Sellers will take such actions as Buyer may reasonably request to cause each landlord under the Designatable Leases to perform such party’s covenants, agreements and obligations (including repair and maintenance obligations and obligations to maintain insurance with respect to such Lease Premises and any shopping center or mall in which any such Lease Premises is located) under the respective Designatable Leases.

(vii) From the date hereof through the Closing Date, Sellers shall perform repairs and maintenance and provide security services at the Properties in substantially the same manner and to the same extent in place as of the date hereof (for the avoidance of doubt, the costs of providing such repairs, maintenance and security services prior to the Closing Date shall be borne by Sellers.

(viii) From the date hereof through the end of the Designation Rights Period, Sellers shall maintain, as an Occupancy Expense, the effectiveness of and, to the extent expiring, renew, all Plans and Permits with regard to the Properties.

(b) Buyer’s Obligations.

(i) Buyer shall pay (or reimburse Sellers) (subject to the restrictions set forth herein) all Expenses with respect to the Designatable Leases.

(ii) Buyer will, as soon as reasonably practicable, but in no event later than the Designation Deadline, identify to Seller any Designatable Leases that Buyer has determined will not be designated for assumption and assignment pursuant to the Designation Rights and Seller shall be free to dispose of such Designatable Leases in its sole discretion.

(c) Operation of Lease Premises.

(i) The operation of the Lease Premises related to the (A) Operating Leased Property during the Designation Rights Period and (b) with respect to each GOB Leased Store following the end of the applicable GOB Period for each such GOB Leased Store and ending at the end of the Designation Rights Period, shall in each case be governed by an Occupancy Agreement in the form attached hereto as Exhibit D, and Buyer shall conduct such operation pursuant to such Occupancy Agreement, including the sale of the Acquired Inventory at such Lease Premises related to the Designatable Leases, as Buyer determines in its sole discretion, including by (A) conducting liquidation sales at any or all of such Lease Premises related to the Designatable Leases or (B) operating the Lease Premises pursuant to the Occupancy Agreement.

(ii) The operation of the GOB Owned Stores during the GOB Period shall be governed by the Seller Retained Occupancy Agreement and Seller shall conduct such operation pursuant to such Seller Retained Occupancy Agreement as Seller determines in its sole discretion.

Section 5.2 Assumption.

(a) Following Closing, at any time on or prior to the Designation Deadline, Buyer shall have the right, which right may be exercised at any time and from time to time, in consultation with the Sellers, to designate such Designatable Lease for assumption and assignment and shall provide notice to Sellers executed by Buyer and the Assignee (a “Buyer Assumption Notice”) of Buyer’s election to require Sellers to assume such Designatable Leases and assign the same to the Assignee identified in such Buyer Assumption Notice; provided that Buyer shall pay all Cure Costs associated with any assumption and assignment of any such Designatable Leases in accordance with the terms of Section 2.7; provided further, that the Assignee shall agree, pursuant to the Buyer Assumption Notice, to assume Buyer’s obligations under this Agreement in relation to the relevant Designatable Lease. The Buyer Assumption Notice shall provide the following information: (1) the Designatable Leases being assumed and assigned and (2) the identity of the applicable Assignee(s).

(b) Within five (5) Business Days following the date upon which Buyer delivers a Buyer Assumption Notice to Sellers with respect to any Designatable Lease, together with a related assignment agreement substantially in the form attached hereto as Exhibit E (the “Assignment and Assumption of Lease”) executed by the applicable Assignee, Sellers shall (1) deliver to Buyer and such Assignee a fully executed Assignment and Assumption of Lease and (2) file with the Bankruptcy Court and serve on the applicable lessor(s) and other appropriate notice parties (as applicable) a notice, and shall seek entry by the Bankruptcy Court of the Approval Order in respect of the Designatable Leases subject to such Buyer Assumption Notice; provided, that, in no event shall any Designation Assignment Date be prior to the Inventory Date. As of the applicable Designation Assignment Date, except for such obligations and liabilities with respect to such Designatable Leases and the related Lease Premises arising during the Designation Rights Period and except for Buyer’s obligations specifically set forth in this Agreement, as between Buyer and the Assignee, Buyer shall have no further obligation or Liability with respect to such Designatable Lease or the related Lease Premises (including any obligation to continue to pay Expenses with respect thereto) and Assignee shall thereafter be solely responsible for all amounts payable or other obligations or liabilities that may be owed in connection with such Designatable Lease or the related Lease Premises; provided, however, that nothing in this sentence shall affect Sellers’ rights against Buyer with respect to such Designatable Lease or the Lease Premises as set forth in this Agreement.

(c) Upon Buyer’s request prior to the last day of the Designation Rights Period (provided that the Assignee shall have notified Sellers as to the particular Assignment Instruments and Assignment Actions to be delivered and taken at least two (2) Business Days prior thereto), Sellers shall deliver to the applicable Assignee instruments reasonably necessary or desirable (as reasonably agreed between Sellers and Assignee) providing for the assignment, conveyance and delivery to such Assignee of the applicable Designatable Lease, together with the related Acquired Assets, in each case free and clear of all Encumbrances of any and every kind, nature and description, other than Permitted Encumbrances (the “Assignment Instruments”) and shall otherwise take such actions as are reasonably necessary or desirable (as reasonably agreed by Seller and such Assignee) in order to cause such sale, transfer, assignment, conveyance and delivery to become effective (collectively, the “Assignment Actions”); provided, however, that Buyer shall be solely responsible for all Cure Costs in accordance with the terms of this Agreement.

(d) The effective date of the sale, transfer, assignment, conveyance and delivery by Sellers to such Assignee of a Designatable Lease and related assets pursuant to this Agreement and the applicable Assignment and Assumption of Lease shall be the “Designation Assignment Date” with respect to such Lease and related assets.

(e) With respect to any Designatable Lease designated in a Buyer Assumption Notice:

(i) Sellers, at no cost, expense or Liability to Sellers, and Buyer shall each use (and Buyer shall use commercially reasonable efforts to cause Assignee to use) commercially reasonable efforts to accomplish, and shall fully cooperate with each other in, the resolution of any objections to the proposed assumption and assignment of such Designatable Lease and related assets;

(ii) Buyer shall cause Assignee to provide evidence (A) of adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code, (B) that Assignee is a good faith purchaser for purposes of section 363(m) of the Bankruptcy Code, including, in both cases, through the provision of such financial information and/or the filing of such affidavits or declarations with the Bankruptcy Court as may reasonably be requested by Sellers, or (C) any other information as may be required by the Bidding Procedures Order; and

(iii) Buyer shall pay or be responsible for all Cure Costs and Expenses and pay and perform the other obligations of Buyer set forth in this Agreement.

(f) Except as otherwise set forth in this Article V, each Person shall bear their own costs and expenses in respect of obtaining entry of the Approval Order and otherwise implementing the sale, transfer, assignment, conveyance and delivery of the applicable Lease and related assets to the applicable Assignee, including the filing and prosecution of any motions or other papers with respect to the same.

Section 5.3 Election Not to Assume and Assign a Designatable Lease.

(a) At any time before the date that is five (5) Business Days on or before the Designation Deadline, Buyer shall in accordance with the terms of this Agreement provide notice to Sellers (each such notice, a “Buyer Rejection Notice”) of Buyer’s election not to have such Designatable Lease assumed and assigned.

(b) Within five (5) Business Days following the date upon which Buyer delivers a Buyer Rejection Notice to Sellers with respect to the applicable Lease, Buyer shall vacate the applicable Property and deliver to Sellers the keys to such Property, if in the possession of Buyer. As of the date that is the later of (i) the date Buyer vacates the applicable Property and delivers to Sellers the keys to such Property, if in the possession of Buyer and (ii) five (5) Business Days after the date of the Buyer Rejection Notice, Buyer shall have no further obligation or liability with respect to the applicable Lease, Contract or Lease Premises, except with respect to obligations and liabilities with respect to such Lease, Contract, or Lease Premises arising during the Designation Rights Period, and Sellers shall thereafter be solely responsible for all amounts payable or other obligations or liabilities that may be owed in connection with such Lease, Contract or Lease Premises.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules delivered as of the date hereof by Sellers to Buyer and except as relates to a matter involving a Buyer Related Party (as to which no representation or warranty is being made), Sellers hereby, jointly and severally, represent and warrant to Buyer that the statements contained in this Article VI are true and correct as of the date hereof:

Section 6.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Subject to the limitations imposed on such Seller as a result of the Filing, each Seller has the requisite corporate, partnership or limited liability company power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where a Property is located where the character of its business or the nature of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 6.2 Authority; Validity; Consents. Each Seller has, subject to requisite Bankruptcy Court approval, as applicable, the requisite corporate, partnership or limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is, or will become, a party and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by Sellers at any time will be duly and validly executed and delivered by each Seller. Subject to requisite Bankruptcy Court approval, as applicable, this Agreement and (when duly executed by Sellers) the other Transaction Documents constitute, with respect to each Seller, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to, and after giving effect to, requisite Bankruptcy Court approval (including the Approval Order) no Seller is required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Transactions, except for (i) expiration or termination of any applicable waiting periods under the HSR Act and (ii) such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.3 No Conflict. When the Approval Order and the consents and other actions described in Section 6.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions will not result in the material breach of any of the terms and provisions of, or constitute a default under, or conflict with, or require consent or the giving of a notice under, or cause any acceleration of any obligation of Sellers under (a) any Order, (b) any Law or (c) the organizational documents of any Seller except, with respect to (a) or (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.4 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to Sellers’ Knowledge, (i) none of the Acquired Properties has been used by any Person as a landfill or storage, treatment, or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended, in a manner which would reasonably be expected to result in any Seller incurring liabilities under Environmental Laws; (ii) the use by each Seller of the Acquired Properties is, and since the beginning of the Current Fiscal Year has been, in compliance with all Environmental Laws and Environmental Permits, except for such non-compliance that has not been, and would reasonably be expected to result in any Seller incurring liabilities under Environmental Laws; and (iii) none of the Acquired Assets is subject to any pending Action alleging that any Acquired Assets or Seller, with respect to the Acquired Assets, is in violation of any Environmental Law or Environmental Permit that would reasonably be expected to result in any Seller incurring liabilities under Environmental Laws. Since the beginning of the Current Fiscal Year, the Sellers have not received any written notice threatening any Action alleging that any Seller is in violation of any Environmental Law or Environmental Permit in respect of any Acquired Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.5 Title to Acquired Assets.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Sellers (directly or indirectly) have good title to, or, in the case of Potential Acquired Assets that are leased by Sellers, a valid leasehold interest in, all of the Potential Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Sellers shall (i) with respect to the Owned Real Property, the Business and the Acquired Assets, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.3 and (ii) with respect to any Potential Acquired Assets related to any Acquired Lease Premises, upon delivery to the applicable Assignee of the instruments of transfer contemplated by an applicable Assignment and Assumption of Lease, and in each case subject to the terms of the Approval Order, thereby transfer to Buyer or the applicable Assignee, as applicable, good (and, in the case of owned real property, marketable fee simple) title to, or, in the case of Potential Acquired Assets that are leased by Sellers, a valid leasehold interest in, all of the Potential Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 6.6 Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Sellers have good and marketable fee title to the Owned Real Property, free and clear of all liens (except for Permitted Encumbrances). None of the Owned Real Property is subject to any leases or tenancies or other rights of occupancy.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no pending condemnation proceeding, administrative action or judicial proceeding of any type relating to the Owned Real Property or other matters affecting adversely the current use, occupancy or value of the Owned Real Property and (ii) neither the current use of the Owned Real Property nor the operations of Sellers violates any applicable legal requirements.

(c) The Initial Assigned Leases and the Designatable Leases constitute all leases and material Security Deposit Documents with respect to any real property for the Lease Premises. On or before the date hereof, Sellers have delivered or made available to Buyer true and complete copies of all Leases and Security Deposit Documents for the Lease Premises (it being agreed that, while Sellers shall use reasonable best efforts to deliver or make available to Buyer all such documents, Sellers shall not be deemed to have breached this representation if, in the case of Security Deposit Documents, lease amendments, non-disturbance agreements, subordination, non-disturbance and attornment agreements, waivers and consents in favor of any Seller and estoppel certificates from landlords, Sellers shall have only delivered or made available to Buyer true and complete copies of only those of the same which are material). There are no material agreements, understandings or undertakings pertaining to the Leases, the Security Deposits, the Security Deposit Documents, the Sellers’ leasehold interest in the Properties, the Lease Premises or Sellers’ use or occupation of the Lease Premises or any portion thereof which are in Sellers’ possession which have not been disclosed to Buyer or made available in the data room made available to Buyer prior to the date hereof. To Sellers’ Knowledge, no Person that is not a Seller has any right to possess, use or occupy the Lease Premises.

(d) Each of the Leases is legal, valid, binding and enforceable against Sellers party thereto and, to Sellers’ Knowledge, against each other party thereto, in accordance with its terms (except for any direct or indirect restriction, limitation or condition on Sellers’ assignment of the Leases to Buyer which shall not be of any force or effect pursuant to the Approval Order), and, subject to the entry of the Approval Order and payment of the Cure Costs and other than solely as a result of the filing of the Bankruptcy Cases or the financial condition of Holdings or its Subsidiaries, to Sellers’ Knowledge, no event of default currently exists thereunder by any counterparty thereto, and no event has occurred thereunder that after the giving of notice or the passage of any applicable cure period or both would constitute an event of default of Sellers or, to Sellers’ Knowledge, any other party thereto, and no Seller has delivered or received any written notice from the other party to any such Lease of the termination or surrender thereof, and the Leases have not been amended, modified or supplemented, except to the extent, in each case as described in this Section 6.6(d), that the failure of the same to be true would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(e) There are no pending condemnation or eminent domain proceedings or any proceedings in lieu thereof against any of the Lease Premises, Owned Real Property or any part thereof, except to the extent that the failure of the same to be true would not in the aggregate have a Material Adverse Effect.

Section 6.7 Taxes. There are no Encumbrances for Taxes on any of the Potential Acquired Assets other than statutory liens for current Taxes not yet delinquent or Taxes being contested in good faith. Each Seller has timely filed or caused to be timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by or on behalf of such seller with respect to or in connection with the Acquired Assets, the Properties, Business and the Assumed Liabilities. Such Tax Returns are true, complete and accurate in all material respects. Other than any Taxes the timely payment of which is precluded by the Bankruptcy Case, each Seller has paid and discharged in full all material amount of Taxes payable by or on behalf of such Seller. None of the Acquired Assets include or consist of an interest in any partnership, corporation or other regarded entity for U.S. federal, state or local income tax purposes. No Tax Proceeding is pending or has been threatened in writing against or with respect to any Seller in connection with the Potential Acquired Assets, the Properties, the Seller’s business or the Assumed Liabilities. Each Seller has complied in all material respects with all applicable Laws (including information reporting requirements) relating to the collection, withholding and remittance of Taxes with respect to or in connection with the Acquired Assets, the Properties, the Seller’s business and the Assumed Liabilities.

Section 6.8 Brokers or Finders. Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the Transactions for which Buyer is or will become liable.

Section 6.9 Employee and Employee Plan Matters.

(a) No Seller is party to any collective bargaining, works council or similar Contract with any labor organization, union or association. No labor organization or group of employees of Sellers has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There is no pending labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of Sellers, threatened, against the Business or any Seller in connection with the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no pending labor union grievances or unfair labor practices against any Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Sellers are in compliance in all material respects with all Employment Laws. There are no pending employment-related lawsuits or administrative actions alleging violations of Employment Laws against any Seller in state or federal court or pending with any Government Authority (including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any equivalent state or local agencies charged with investigating or adjudicating employee claims concerning alleged violations of Employment Laws), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Each Employee Plan that is intended to be a qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Knowledge of Sellers, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification. Each Employee Plan has been established, operated and administered in compliance with its terms and applicable Laws (including ERISA and the Code), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All contributions or other amounts payable by Sellers with respect to each Employee Plan in respect of current or prior plan years have been timely paid or accrued in accordance with applicable accounting standards.

(d) There are no actions, suits, audits or investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Employee Plans) pending or, to the Knowledge of Sellers, threatened, other than any such investigations, proceedings or claims that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) No Employee Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430, or 4971 of the Code. During the immediately preceding six (6) years, no Liability under Section 302 or Title IV of ERISA has been incurred by Sellers or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to Sellers or any such ERISA Affiliates of incurring any such Liability.

(f) Neither Sellers nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any Liability (including any contingent Liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and no condition exists that presents a risk to Sellers or any such ERISA Affiliates of incurring any such Liability.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or independent contractor of any Seller to any payment or benefit (or result in the funding of any such payment or benefit) under any Employee Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by any Seller under any Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Employee Plan; or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of any Seller.

Section 6.10 Intellectual Property.

(a) Set forth in Schedule 6.10(a) is a correct and complete list of all issued Patents, registered Trademarks, registered Copyrights, Domain Names and Media Accounts, and as applicable, all applications for each of the foregoing, which are owned by a Seller as of the date hereof or as of the Closing Date, including for each registered, issued or applied-for item: (i) the registered owner (and, if different, the legal owner) of the item, (ii) the jurisdiction in which the item is issued or registered or which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of such item, (iv) the date of application and issuance or registration of the item, as applicable, and (v) with respect to Domain Names, the relevant domain name registrar and paid-until date.

(b) With respect to each item of Acquired Intellectual Property, including each item identified in Schedule 6.10(a):

(i) Sellers exclusively own all right, title and interest in and to each such Acquired Intellectual Property free and clear of any Encumbrance and from any Contract that restricts Sellers’ right to use the Acquired Intellectual Property, in each case, except Permitted Pre-Closing Encumbrances; for the avoidance of doubt, Schedule 6.10(b)(i) shall identify the co-owner(s) of each item of Acquired Intellectual Property and the agreements under which any Seller and the co-owner(s) share ownership of such Intellectual Property;

(ii) the item is not subject to any outstanding material Order, not including any outstanding objection, rejection or refusal issued by the United States Patent and Trademark Office or the foreign equivalent thereof in connection with the prosecution or examination of a patent or trademark application; and

(iii) to Sellers’ Knowledge, each issued Patent and registered Trademark (excluding those registered Trademarks that are currently in the grace period) is valid, subsisting and enforceable and duly registered or issued, as applicable, in the name of a Seller.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the ownership or operation of the Acquired Assets, to Sellers’ Knowledge: (i) neither the operation of the Business nor the Acquired Assets (other than the Acquired Inventory) is infringing, misappropriating, diluting or violating or have, since the beginning of the Current Fiscal Year, infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property of any other Person, (ii) since the beginning of the Current Fiscal Year, no Seller has received any written charge, complaint, claim, demand, or notice (including in the form of “cease and desist” letters, indemnification claims or “invitation to license” offers) alleging any such infringement, misappropriation, dilution or violation, nor is there any Action pending or threatened relating to the same, and (iii) since the beginning of the Current Fiscal Year, no Person has initiated or threatened any Action challenging the validity, enforceability or ownership of any Acquired Intellectual Property. To the Knowledge of Sellers, no Person has infringed upon, misappropriated, diluted or otherwise violated any of the Acquired Intellectual Property in any material respect.

(d) To the extent any current or former officers, directors, employees, contractors and consultants of Sellers have made contributions for or on behalf of Sellers to the creation or development of any Intellectual Property that is material to the operations of Sellers, Sellers own the entire right, title and interest in such contributions.

(e) Since the beginning of the Current Fiscal Year, there has been no material failure or other material substandard performance of any servers, computer hardware, networks, Software, databases, telecommunications systems, interfaces or related systems (collectively, “IT Systems”) of Sellers, which has caused any material disruption to the operation of any of Sellers’ businesses. Sellers have taken commercially reasonable (i) steps to provide for the backup and recovery of data and commercially reasonable disaster recovery plans, procedures and facilities of IT Systems included in the Potential Acquired Assets and, as applicable, have taken commercially reasonable steps to implement such plans and procedures and (ii) actions to protect the integrity and security of IT Systems included in the Potential Acquired Assets, the information stored thereon and Acquired Data from unauthorized use or access by third parties and from viruses and contaminants. Since the beginning of the Current Fiscal Year, and to the Knowledge of Sellers, since January 1, 2017, there have been no material unauthorized intrusions or breaches of the security of the IT Systems (including any ransomware attack), nor any material loss or breach of, or unauthorized access to, any data, in each case with respect to IT Systems or data that relate to the Potential Acquired Assets.

(f) Sellers have taken commercially reasonable steps to protect and preserve the secrecy and confidentiality of all information and materials that derive independent economic value from not being generally known to the public and all Know-How of third parties which was provided to a Seller under confidentiality obligations. Sellers have not (A) deposited or agreed to deposit any source code of Software the rights to which are included in the Potential Acquired Assets into a source code escrow or (B) disclosed or agreed to disclose or delivered or agreed to deliver such source code to any Person, other than disclosures made pursuant to clause (B) to Persons who are subject to confidentiality obligations which restrict their use and disclosure of such source code to other Persons not bound by confidentiality restrictions, and no Person has any contractual right to receive such source code.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the ownership or operation of the Acquired Assets, since the beginning of the Current Fiscal Year, and to the Knowledge of Sellers, since January 1, 2017, (i) Sellers have complied with all applicable Laws and contractual obligations relating to the collection, transfer, storage, disposal, use, processing and disclosure of the Customer Data included in the Acquired Data, and (ii) to the Knowledge of Sellers, there have been no losses or thefts of Customer Data or any other data held by or on behalf of Sellers, and in each case, included in the Acquired Data. Since January 1, 2016, Sellers have not received any unresolved written notice, request or written claim from any Person, including any Governmental Authority, concerning the material violation of any applicable Laws relating to the collection, transfer, storage, disposal, use, processing or disclosure of personally identifiable information, and, to the Knowledge of Sellers, no investigation by any Governmental Authority regarding a violation of such Laws is pending or threatened, in each case, solely as related to the Potential Acquired Assets.

Section 6.11 Material Contracts.

(a) Schedule 6.11 sets forth all of the following Orders or Contracts to which any Seller is a party or by which it is bound and that are currently in effect (or by which the Potential Acquired Assets may be bound or affected) other than the Leases (collectively, whether or not disclosed on Schedule 6.11, the “Material Contracts”):

(i) with any labor union or association representing any Employees of any Seller;

(ii) for the sale after the date hereof of any Potential Acquired Asset owned or used by Sellers for consideration in excess of $15,000,000;

(iii) relating to the pending acquisition by any Seller of any operating business or the capital stock of any other Person;

(iv) which is an IP License with respect to which annual payments or consideration furnished by or to Sellers pursuant to such IP License with respect to the Business is in excess of fifteen million dollars ($15,000,000) in the Current Fiscal Year (other than, (A) in the case of Inbound IP Licenses, (x) off-the-shelf, non-customized computer programs, and (y) non-exclusive licenses granted by suppliers and other service providers of Sellers, in each case, to the extent necessary to use, sell and offer to sell the products and services of such suppliers or service providers, as applicable, and entered into in the Ordinary Course of Business; and (B) in the case of Outbound IP Licenses, non-exclusive licenses to customers, suppliers, vendors and other service providers of Sellers, in each case to the extent necessary for their respective use of the products and services of the Business or for the manufacture of products on behalf of Sellers or provision of services to Sellers in connection therewith and entered into in the Ordinary Course of Business);

(v) which involve any Potential Transferred Agreement (other than purchase orders entered into in the Ordinary Course of Business) the performance of which involves payment by or to any of Sellers of consideration in excess of $15,000,000 over the Current Fiscal Year and which cannot be canceled by notice of ninety (90) days or fewer without penalty or payment; and

(vi) which regard the employment, services, consulting, termination or severance from employment relating to or for the material benefit of any director, officer, employee, independent contractor or consultant of any Seller and require annual payments by any Seller in excess of $400,000.

(b) Sellers have delivered to Buyer true and complete copies of such Material Contracts and any and all amendments, modifications, supplements, exhibits and restatements thereto and thereof in effect as of the date of this Agreement; provided, however, that Sellers shall not be required to deliver any Material Contract or amendment, modification, supplement, exhibit or restatement thereto that cannot be located notwithstanding the reasonable efforts of Sellers to locate such document if and only if such Material Contract is not an Assigned Agreement.

(c) Each Material Contract is in full force and effect, has not been amended, modified or supplemented and is the valid and binding obligation of the Seller party thereto, and to the Knowledge of Sellers, each other party thereto, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditor’s rights generally or general principles of equity.

(d) If any Material Contract were to be designated by Buyer for assignment as an Assigned Agreement, upon entry of the Approval Order and payment of the Cure Costs, no Seller is in breach or in default under any Material Contract.

Section 6.12 Seller SEC Reports. Since the beginning of the Current Fiscal Year, SHC has filed or furnished (as applicable) all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed or furnished (as applicable) by it under applicable Laws prior to the date hereof (all such forms, reports, schedules, statements and other documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Seller SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Seller SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such Seller SEC Report was filed, and (b) each Seller SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 6.13 Financial Statements. The consolidated financial statements of SHC and its Subsidiaries included or incorporated by reference into the Seller SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, the absence of footnote disclosures and other presentation items and normal year-end audit adjustments or as permitted by the SEC’s rules and forms), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects the consolidated financial position of SHC and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

Section 6.14 Litigation. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Actions pending or, to the knowledge of Sellers, threatened before, or by any Governmental Authority against any Seller with respect to the Business.

Section 6.15 No Other Representations or Warranties; No Survival. Except for the representations and warranties contained in this Article VI (subject to the disclosures set forth on the Schedules) and in the other Transactions Documents, as applicable, neither Sellers nor any other Person on behalf of Sellers makes any express or implied representation or warranty with respect to Sellers, its Subsidiaries, the Business, the Acquired Assets, the Assumed Liabilities, the Transactions or with respect to any information provided by or on behalf of Sellers to Buyer and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of

Seller or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article VI and in the other Transactions Documents, as applicable, the Sellers (a) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Acquired Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Seller or any of its Affiliates). It is expressly acknowledged and agreed that Sellers make no representations or warranties to Buyer regarding the success or profitability of the Business or with respect to the assets, liabilities or business of the Business (as defined in the SHIP Purchase Agreement). The representations and warranties of Sellers will expire upon the Closing Date.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article VII are true and correct as of the date hereof:

Section 7.1 Organization and Good Standing; Organizational Documents; Ownership. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or lease and to operate and use its properties and the Acquired Assets and to carry on its business as now conducted and the Business. Buyer has delivered to Seller true and correct copies of the organizational documents of Buyer in effect as of the date hereof. All of the equity interests in Buyer as of the date hereof are owned of record and beneficially as set forth on Schedule 7.1.

Section 7.2 Authority; Validity; Consents. Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly and validly authorized by all requisite corporate, partnership or limited liability company actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document required to be executed and delivered by Buyer at any time will be duly and validly executed and delivered by Buyer. This Agreement and (when duly executed by Buyer) the other Transaction Documents constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to requisite Bankruptcy Court approval, as applicable, Buyer is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the Transactions, except for (a) expiration or termination of any applicable waiting periods under the HSR Act and

(b) such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, have a material adverse effect on Buyer’s right or ability to consummate the Transactions. There are no consents of any Buyer Related Party required for the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, including for the satisfaction of any condition set forth in Article X or Article XI.

Section 7.3 No Conflict. When the consents and other actions described in Section 7.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions will not result in the breach of any of the terms and provisions of, or constitute a default under, or materially conflict with, or require consent or the giving of a notice under, or cause any acceleration of any material obligation of Buyer under (a) any organizational documents of Buyer, (b) any Order or (c) any Law, except to the extent any such default, conflict or consent would not affect in any material respect Buyer’s ability to consummate the Transactions.

Section 7.4 Financing; Availability of Funds.

(a) Buyer shall deliver to Sellers concurrently herewith or prior to the execution of this Agreement a true, correct and complete copies of:

(i) an executed equity commitment letter (the “Equity Commitment Letter”) to Buyer from ESL Investments, Inc. (the “Sponsor”), including all annexes, exhibits, schedules and other attachments thereto, dated as of the date hereof, pursuant to which the Sponsor has committed to provide Buyer with equity financing in the amount set forth therein (the “Equity Financing”) for the purpose of funding the Transactions;

(ii) an executed mortgage loan commitment letter (the “Real Estate Financing Commitment Letter”) to Buyer from the Cyrus Lender and the Sponsor, including all annexes, exhibits, schedules and other attachments thereto, dated as of the date hereof, pursuant to which Cyrus and the Sponsor have committed to provide Buyer with real estate mortgage financing in the amount set forth therein (the “Real Estate Financing”) for the purpose of funding the Transactions;

(iii) the executed Cyrus Commitment Letter; and

(iv) the executed ABL Commitment Letter and the related fee letter (provided that fees, economics and other provisions which are customarily redacted in connection with acquisitions of this type may be redacted in a customary manner (to the extent any such provisions would not adversely affect the conditionality, enforceability, or availability of the amount of the Debt Financing necessary to consummate the Transactions)).

(b) As of the date hereof, the Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. As of the date hereof, the Commitment Letters are a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity). As of the date hereof, (x) there are no side letters or other agreements, contracts or arrangements to which Buyer or any of its Affiliates is a party relating to the Financing that could affect the availability of the amount of the Financing funded on the Closing Date necessary to consummate the Transactions and (y) there are no conditions precedent or other contingencies related to the funding the Financing that could adversely affect the availability of the Financing or the timing of the Closing, other than as expressly set forth in the Commitment Letters. Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid by it on or prior to the date of this Agreement. Assuming the satisfaction of the conditions set forth in Article X, as of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing in the Commitment Letters will not be satisfied. As of the date hereof, Buyer is not aware of any fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to result in the Financing not being available on a timely basis in order to consummate the Transactions.

(c) Assuming (i) the accuracy of the representations and warranties set forth in Article VI of this Agreement and (ii) the performance by Sellers of their respective obligations hereunder in a manner sufficient to satisfy the condition specified in Section 10.2, the net proceeds from the Financing will be sufficient to consummate the Transactions, including the payment by Buyer of all obligations pursuant to this Agreement and any fees and expenses payable by Buyer on the Closing Date (including in respect of the Debt Financing).

(d) The obligations of Buyer under this Agreement are not contingent on the availability of the Debt Financing.

(e) Buyer owns of record and beneficially obligations in the amount it is credit bidding under Section 3.1(b) and a sufficient amount of the aggregate obligations outstanding under the Second Lien Term Loan, Second Lien Line of Credit Facility and the Second Lien PIK Notes to direct the Second Lien Trustee to credit bid 100% of such amount as provided in Section 3.1(b)(iv).

Section 7.5 Litigation. There are no Proceedings pending or, to the knowledge of Buyer, threatened, or to which Buyer is otherwise a party before any Governmental Authority, that would affect in any material respect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the Transactions.

Section 7.6 Brokers or Finders. Except for any brokers utilized by Buyer in the normal course of business (which brokers shall be compensated, if at all, by Buyer), neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the Transactions for which Sellers are or will become liable, and Buyer shall hold harmless and indemnify Sellers from any claims with respect to any such fees or commissions.

Section 7.7 Condition of Acquired Assets; Representations.

(a) Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article VI (subject to the disclosures set forth on the Schedules), and Buyer acknowledges and agrees that the Acquired Assets are being transferred on an “as is”, “where is” basis. Buyer acknowledges and accepts the disclaimers made by Sellers in Section 6.16. Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Business, the Acquired Assets and Assumed Labilities and, in making the determination to proceed with the Transactions, Buyer has relied solely on the results of its own independent investigation. In connection with Buyer’s investigation, Buyer has received or may receive from Sellers certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that Sellers make no representation or warranty with respect to forward-looking estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that Sellers make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) or the success or profitability of the Business.

Section 7.8 No Survival. The representations and warranties of Buyer will expire upon the Closing Date.

ARTICLE VIII

ACTION PRIOR TO THE CLOSING DATE

Section 8.1 Operations.

(a) From the date hereof and prior to the Closing, except (i) as required by applicable Law, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers covenant and agree to comply with applicable Law in all material respects and to use commercially reasonable efforts to conduct their business in the Ordinary Course of Business (taking into account Sellers’ status as debtors-in-possession), including (A) to maintain and preserve the Potential Acquired Assets in their condition as of October 15, 2018 (including by using commercially reasonable efforts to comply with instructions from Buyer as to the renewal (or lack of renewal) of each Lease and other Potential Transferred Agreement that comes up for renewal), other than reasonable wear and tear, casualty and condemnation (which shall be governed by Section 12.3), and sales of Inventory in the Ordinary Course of Business, (B) by using commercially reasonable efforts to cause the landlord under the respective Leases and any applicable counterparty under the Outbound IP Licenses and any other Potential Transferred Agreements to perform such parties’ covenants, agreements and obligations under the respective Leases, Outbound IP Licenses and other Potential Transferred Agreements and (C) managing Inventory in the Ordinary Course of Business, including with regard to Inventory in transit and Inventory located in distribution centers (and for the avoidance of doubt, Sellers shall not delay taking delivery of Inventory that would be Acquired Inventory on the Closing Date if delivery of such Inventory were managed in the Ordinary Course of Business prior to the Closing Date;

provided, that Sellers shall be permitted to reasonably manage the amount of Inventory in consultation with Buyer in order to satisfy the condition set forth in Section 10.9 and Section 10.10 as of the Closing). Sellers shall promptly notify Buyer of (x) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions; and (y) the commencement of any material Proceedings related to the business conducted by Sellers, the Designations Rights or the Potential Acquired Assets; provided, however, that the delivery of any notice pursuant to this Section 8.1(a) will not (A) limit or otherwise affect any remedies available to Buyer or Sellers, or (B) be deemed to amend or supplement any Schedule or prevent or cure any misrepresentations or breach of representation or warranty.

(b) Without limiting the generality of the foregoing, from the date hereof and prior to the Closing, Sellers covenant and agree:

(i) not to sell, lease (as lessor), license (as licensor), transfer or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed any Encumbrance (other than Permitted Pre-Closing Encumbrances) on, any Potential Acquired Assets (excluding the Acquired Intellectual Property and Acquired Data, which are addressed below), other than sales of Inventory in the Ordinary Course of Business;

(ii) not to assign, transfer, otherwise dispose of or convey any Patent, Trademark, registered or applied-for Copyright or Domain Name included in the Acquired Intellectual Property, or any other material Acquired Intellectual Property or any Acquired Data, except, with respect to the purging of any Acquired Data, as required by the consumer privacy ombudsman or the Bankruptcy Court; provided Sellers provide Buyer written notice describing the steps that Sellers plan to take in order to accomplish such requirement, at least five (5) Business Days prior to any response that would violate this covenant absent such requirement;

(iii) not to allow to lapse, abandon, cancel, fail to renew or fail to continue to prosecute, protect or defend any (A) Patent, Trademark, registered or applied-for Copyright or Domain Name included in the Acquired Intellectual Property, or any other material Acquired Intellectual Property, in each case, other than registered Trademarks (x) that Sellers have ceased to use and intend not to resume use of and (y) that have entered the grace period for renewal, or (B) Acquired Data, except, with respect to the purging of any Acquired Data, as required by the consumer privacy ombudsman or the Bankruptcy Court; provided Sellers provide Buyer written notice describing the steps that Sellers plan to take in order to accomplish such requirement, at least five (5) Business Days prior to any response that would violate this covenant absent such requirement;

(iv) not to license or grant any Person any rights to any Acquired Intellectual Property or any Acquired Data (other than, in each case, non-exclusive licenses granted to customers, vendors, suppliers and other service providers of Sellers to the extent necessary for their respective use of the products and services of Sellers or for the provision of services to Sellers in connection therewith and entered into in the Ordinary Course of Business);

(v) not to modify any privacy policies, notices or statements in a manner that (A) limits the ability or right of a Seller to sell and transfer the Acquired Data to Buyer, or (B) limits the use of the Acquired Data by Buyer after the Closing;

(vi) not to settle, pay, discharge or satisfy any material Action that, in each case, would constitute a Potential Acquired Asset (for the avoidance of doubt, other than any Excluded Assets) or Assumed Liability where such settlement, payment, discharge or satisfaction would impose any restrictions or limitations upon the operation of Sellers’ business or any Acquired Assets, whether before or after the Closing Date;

(vii) not to cancel or compromise any claim or waive or release any right related to any Potential Acquired Asset (for the avoidance of doubt, other than any Excluded Assets);

(viii) except as required by Section 8.1(a) or permitted under Section 8.1(b)(iv) with respect to Outbound IP Licenses, not to amend, supplement, modify, terminate or enter into any Leases, Outbound IP Licenses (under which a Seller is a licensor) or other Potential Transferred Agreements;

(ix) unless required by Law, not to take any action, without the consent of Buyer (which may not be unreasonably delayed, conditioned or denied), with respect to Taxes or Tax matters that is not in the Ordinary Course Of Business and that (A) would materially adversely affect the Potential Acquired Assets, the Properties, Business and the Assumed Liabilities or (B) otherwise could reasonably be expected to increase the Tax Liability of Buyer or any of its Affiliates;

(x) to use commercially reasonable efforts to cause any applicable counterparty under the IP Licenses included in the Assigned Agreements to perform such party’s covenants, agreements and obligations under such IP Licenses, including with respect to quality control;

(xi) not to grant or terminate any other interests in any Potential Acquired Asset (other than sales of Inventory in the Ordinary Course of Business);

(xii) not to seek or obtain an order approving rejection of a Lease or other Potential Transferred Agreement;

(xiii) not to issue any gift cards, gift certificates, merchandise credits, return credits, customer membership or customer loyalty discount programs, coupons, groupons or other similar credits or programs at a discount or pursuant to any promotion that would result in any Seller receiving less than face value in such issuance;

(xiv) not to (A) increase the annual level of compensation payable or to become payable by any Seller to any director or officer of any Seller, except in the Ordinary Course of Business, (B) increase the annual level of compensation payable or to become payable by any Seller to any other employee of any Seller, except in the Ordinary Course of Business, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer or employee except as authorized by the Bankruptcy Court, (D) increase the coverage or benefits available under any (or create any new) Employee Plan (E) take any action (other than a termination of employment in accordance with clause (xiv) of this Section 8.1(b)), whether in writing or otherwise, that has or could reasonably be expected to have the effect of increasing in any manner the liability of the Buyer or any Seller for any severance or other post-termination payments or benefits otherwise payable or due to any individual or group of individuals, or otherwise enhancing, or accelerating the timing of, such payment or benefit or accelerating the funding thereof, or (F) enter into any employment, deferred compensation, severance, consulting, noncompetition or similar agreement to which any Seller is a party or involving a director, officer or employee of any Seller, except, in each case, as required by applicable Law from time to time in effect or by any of the Employee Plans as in effect on the date hereof;

(xv) not to terminate the employment of any director, officer or employee of any Seller other than in the Ordinary Course of Business;

(xvi) not to enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any Potential Acquired Asset;

(xvii) not to permit Sears Re to (A) pay any dividend or distribution, (B) issue any debt or equity securities or (C) take any of the actions described in this Section 8.1(b) with respect to its assets or Contracts; and

(xviii) not to enter into any agreement or commitment to take any action prohibited by this Section 8.1(b).

(c) Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Sellers, Sellers’ business or the Properties prior to the applicable Closing Date and (ii) prior to the Closing Date, Sellers shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the operations of Sellers, the Business and the Properties to the extent permitted by Law, including taking into account Sellers’ status as debtors-in-possession in the Bankruptcy Case. Notwithstanding anything herein to the contrary, Sellers shall be permitted to take all actions that are necessary or desirable to comply with the WARN Act, including providing any notices required under the WARN Act, and no such actions shall constitute a violation of this Section 8.1.

Section 8.2 Bankruptcy Court Matters.

(a) Reserved.

(b) Bankruptcy Court Filings and Approvals.

(i) Buyer agrees that it will promptly furnish such affidavits or other documents or information for filing with the Bankruptcy Court as are reasonably requested by Sellers to assist Sellers in obtaining entry of the Approval Order, including a finding of adequate assurance of future performance by Buyer. Sellers shall provide Buyer with advance drafts of any motions, pleadings or Bankruptcy Court filings relating to the sale of the Acquired Assets or the Approval Order no later than two (2) Business Days prior to the date Sellers intend to file such motion, pleading or Bankruptcy Court filing to the extent practicable (or, to the extent not practicable, as soon as reasonably practicable prior to the filing of such pleading). Buyer may file or join in any motion, pleading or Bankruptcy Court filing in support or seeking approval of, and reply to any response or objection to, the sale of the Acquired Assets hereunder, and the Approval Order.

(ii) Sellers shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Assigned Agreements and to determine the amount of the Cure Costs; provided, that subject to Section 2.7, Section 2.9 and Section 5.2, nothing herein shall preclude Sellers from filing such motions, including from and after the Petition Date, to reject any Contracts that are not Assigned Agreements.

(iii) This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better Competing Transactions.

(iv) Sellers and Buyer acknowledge that Buyer (or any applicable Assignee) must provide adequate assurance of future performance under the Assigned Agreements to be assigned by Sellers, and Buyer hereby agrees to provide such adequate assurance to the extent required under the Bankruptcy Code and the Bidding Procedures Order, including by demonstrating financial wherewithal to pay Cure Costs.

(v) Buyer and Sellers shall reasonably cooperate as requested by the consumer privacy ombudsman appointed in these Bankruptcy Cases and shall use commercially reasonable efforts to take actions recommended by such ombudsman pursuant to 11 U.S.C. § 332 in any report authored by such ombudsman and approved or adopted by the Bankruptcy Court in the Approval Order.

(vi) After entry of the Approval Order, Sellers shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Approval Order.

(vii) If applicable, Sellers shall cause any plan of reorganization or liquidation approved in the Bankruptcy Cases to permit assumption of Sellers’ executory contracts and unexpired leases of real property through the end of the Designation Rights Period.

(c) Back-Up Bidder. Sellers and Buyer agree that, in the event that Buyer is not the winning bidder at the Auction, if (i) Buyer submits the second highest or second best bid at the Auction or the terms of this Agreement constitute the second highest or best bid, and (ii) Sellers give written notice to Buyer on or before the tenth (10th) Business Day prior to the Outside Date, stating that Sellers (A) failed to consummate the sale of the Acquired Assets with the winning bidder, and (B) terminated the purchase agreement with the winning bidder, Buyer shall promptly consummate the Transactions upon the terms and conditions as set forth herein, including the Purchase Price.

(d) Bankruptcy Milestones. The Parties will use reasonable best efforts to comply with the following milestones:

(i) to obtain entry of the Approval Order by the Bankruptcy Court on or before February 8, 2019 (subject to Bankruptcy Court availability).

(ii) to close the Transactions on or before February 19, 2019.

Section 8.3 Registrations, Filings and Consents.

(a) Subject to the Parties’ additional obligations under this Section 8.3, each Party shall use its respective reasonable best efforts and, as applicable, cooperate with the other Parties, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Laws to consummate and make effective the Transactions, including using its respective reasonable best efforts (i) to fulfill all conditions to the other Party’s obligation to effect the Closing in Article X, (ii) to execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other Party may reasonably require, in order to effectively carry out the intent of the Transaction Documents, (iii) to make or cause to be made all registrations, filings, notifications, submissions and applications with, to give all notices to and to obtain any consents, governmental transfers, approvals, orders, qualifications and waivers from any Governmental Authority necessary for the consummation of the Transactions and (iv) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such consents, approvals or waivers.

(b) The Parties shall duly file with the FTC and the Antitrust Division the notification and report forms (each an “HSR Filing”), that may be required under the HSR Act necessary to consummate the Transactions, as promptly as possible and in no event later than January 18, 2019, including with respect to Buyer causing to be filed by its Affiliates and interest holders any HSR Filings necessary to consummate the Transactions. If an HSR Filing is required, each Party shall cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act with respect to the HSR Filing and, if requested, to promptly amend or furnish additional information under its HSR Filing. Each Party shall as promptly as practicable comply with any Laws that are applicable to any of the Transactions and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary. Subject to applicable Laws and the preservation of any applicable attorney-client privilege, the Parties shall promptly furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. The Parties shall have joint decision-making authority with respect to the strategy for obtaining any necessary consents, approvals, orders or authorizations from any Governmental Authority, including under any Antitrust Laws. Neither Buyer nor Sellers, nor their respective counsel, shall independently participate in any substantive call or meeting with any Governmental Authority regarding the Transactions without giving the other Party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. In furtherance of the foregoing and to the extent permitted by applicable Law: (i) each Party shall notify the other, as far in advance as practicable, of any material or substantive communication or inquiry it or any of its Affiliates or Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 8.3; (ii) prior to submitting or making any such communication or inquiry, such Party shall provide the other Party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party in connection with, any such communication or inquiry; (iii) promptly following the submission or making such communication or inquiry, provide the other Party with a copy of any such communication or inquiry, if in written form; and (iv) consult with the other Party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. In exercising the foregoing cooperation rights, Buyer and Sellers each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 8.3 may be reasonably redacted (A) to remove references concerning the valuation of the Transactions, (B) as necessary to comply with contractual arrangements, (C) as necessary to address reasonable privilege concerns or (D) as otherwise required by Law. The Parties shall bear their own costs and expenses incurred with respect to the preparation of their respective filings contemplated in this Section 8.3(b), provided, however, that Buyer shall pay the filing fees, if any, in connection therewith.

(c) Each of Seller and Buyer agrees that it will (and will cause its Affiliates to), if necessary to enable the Parties to consummate the Transactions, use reasonable best efforts to defend against any Actions that would prevent, delay or challenge the Transaction Documents or the consummation of the Transactions, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed (or which becomes reasonably foreseeable to be entered or imposed) by any court or other Governmental Authority that is not yet final and nonappealable, in order that the Transactions shall occur as promptly as reasonably practicable and in any event no later than the Outside Date.

(d) Buyer shall, at Buyer’s sole cost, take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Consents required to permit the satisfaction of the conditions in Section 10.4, Section 10.5, Section 11.3, and Section 11.4, as promptly as reasonably practicable and in any event no later than the Outside Date, including by offering and causing its Affiliates to offer to: (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses constituting the Business or any of the Acquired Assets or any other assets or businesses owned by Buyer or its Affiliates; (ii) terminate any existing relationships and contractual rights and obligations of Buyer or its Affiliates including, after the Closing, the Business or any of the Acquired Assets; (iii) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements; (iv) take any and all actions and make any and all behavioral commitments, whether or not they limit or modify Buyer’s or its Affiliates’ rights of ownership in, or ability to conduct the business of, one or more of its or their operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the Business or any of the Acquired Assets; and (v) enter into agreements, including with the relevant Governmental Authority, giving effect to the foregoing clauses (i) through (iv) (such actions in clauses (i) through (v), “Antitrust Actions”); provided, that such Antitrust Actions are conditioned upon and become effective only from and after the Closing. In furtherance of the foregoing, prior to the Closing, Buyer shall keep Sellers reasonably informed of all matters, discussions and activities relating to any of the matters described in or contemplated by clauses (i) through (v) of this Section 8.3(d).

(e) Notwithstanding anything herein to the contrary, neither Buyer nor Seller, without the other Party’s prior written consent, shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the Transactions under the HSR Act or any Antitrust Laws, or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the Parties not to complete the Transactions (or that would otherwise prevent or prohibit the Parties from completing the Transactions).

Section 8.4 Financing Assistance; Additional Information.

(a) From the date hereof to earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing Date, Sellers shall provide to Buyer and shall use reasonable best efforts to cause its officers, employees and advisors to provide to Buyer, such cooperation as is customary for financings of the type contemplated by the Debt Commitment Letters and as is reasonably requested by Buyer in connection with arranging and obtaining the Debt Financing, which cooperation includes using reasonable best efforts to (i) cause the participation by one or more representatives of senior management in a reasonable number of meetings, due diligence sessions and presentations upon reasonable prior notice and in reasonably convenient locations, (ii) reasonably assist Buyer and the ABL Financing Sources with the preparation of (A) one or more customary bank information memoranda (and, to the extent necessary, additional information memoranda that do not include material non-public information), (B) customary materials for rating agency presentations, (C) syndication materials, (D) lender presentations and (E) other customary marketing and similar documents, each in connection with the syndication and marketing of the ABL Financing (including customary authorization and representation letters), (iii) furnish to Buyer and the ABL Financing Sources, on a timely basis, the Required Information and such other customary financial and other pertinent information regarding Sellers (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Buyer to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the ABL Commitment Letter, (iv) cooperate with the Buyer’s and the ABL Financing Sources’ reasonable evaluation of the applicable Sellers for the purpose of establishing collateral arrangements (including conducting, at the Buyer’s sole cost and expense, appraisals and field audits contemplated by the ABL Commitment Letter and providing information reasonably requested with respect to inventory, receivables, cash management and accounting systems, deposit accounts and related assets and procedures), in each case, to the extent customary in asset-based revolving credit facilities (including by providing Buyer and the Financing Sources with reasonable and customary access to the books and records, properties and applicable representatives of Sellers), (v) (A) reasonably cooperate with the marketing efforts of Buyer and the Financing Sources for any portion of the Debt Financing and (B) ensure that the syndication efforts for the ABL Financing benefit materially from the existing banking relationships of the Sellers, (vi) permit the use by Buyer and its Affiliates of the Sellers’ logos and/or Trademarks included in the Acquired Assets in connection with the syndication of the Debt Financing, provided that such logos and/or marks are used in a manner that is not intended, or reasonably likely, to harm or disparage Sellers, (vii) cause the taking of corporate actions by the Sellers that are necessary to permit the consummation of the Financing on the Closing Date as are reasonably requested by Buyer, (viii) facilitate the release and termination, effective upon the Closing, of liens and security interests, including obtaining customary release letters (including delivery of draft Payoff Letters at least three (3) Business Days prior to the anticipated Closing Date), lien terminations and releases and other similar documents as may reasonably be requested by Buyer and (ix) execute and deliver any documents as reasonably requested by Buyer as are customary in financings of such type and as are accurate, and otherwise facilitate the pledging of and granting, recording and perfection of security interests in share certificates, securities and other collateral (including releasing any Liens on the Acquired Assets in connection with any existing indebtedness of Sellers) and the obtaining of appraisals, surveys and title insurance as reasonably requested by Buyer; it being understood and agreed that (A) no such corporate action will take effect prior to the Closing and (B) any such corporate action will only be required of the directors, members, partners, managers or officers of the Sellers who retain their respective positions as of the Closing; provided that no obligation of Sellers shall be effective until the Closing Date; provided, however, that nothing herein shall require Sellers to (A) waive or amend any terms of this Agreement or cause any condition to Closing set forth in Article X to not be satisfied or otherwise cause any breach of this Agreement, (B) authorize, execute, and/or deliver any certificate, document or instrument pursuant to the Debt Financing that will be effective prior to the Closing Date, (C) take any action that would conflict with any applicable Law, the organizational documents of Sellers or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any Material Contract to which any of Sellers is a party or (D) prepare, assist in the preparation of, or otherwise provide any information that is not in the possession or control of Sellers or any other information to the extent such disclosure (x) may result in a waiver of attorney-client privilege, work product doctrine or similar privilege, provided that Sellers shall use reasonable best efforts to provide such information in a form or manner that would not waive such legal privilege (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege) or (y) would violate any confidentiality obligation of Sellers.

(b) Sellers shall not be required to pay any commitment fees or other fees or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing that would be effective prior to the Closing. Buyer shall promptly reimburse Sellers for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by Sellers or any of their Affiliates in connection with the cooperation of the Sellers contemplated by this Section 8.4 and shall indemnify and hold harmless Sellers, their Affiliates and their respective representatives from and against any and all losses suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith, except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct or bad faith by Sellers or their Affiliates or, in each case, their respective representatives.

Section 8.5 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, as promptly as possible, all things necessary, advisable or desirable to (i) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Buyer set forth in the Commitment Letters (including any flex provisions) (or, if deemed advisable by Buyer, seek a waiver of conditions applicable to Buyer contained in the Commitment Letters) (and, for the avoidance of doubt, this clause (i) shall have no effect where the failure to satisfy such terms, conditions, representations and warranties results directly from the Sellers’ failure to furnish the Required Information or breach of their obligations hereunder in a manner that would cause the condition in Section 10.2 not to be satisfied), (ii) maintain in effect the Commitment Letters through the Closing Date (as such may be amended, supplemented, modified and replaced in accordance with the terms hereof), (iii) negotiate and enter into Debt Financing Documents and enforce its rights under the Debt Commitment Letters (other than pursuant to any Action taken prior to the satisfaction or waiver of the conditions set forth in Article X and Article XI hereunder) and (iv) upon satisfaction of the conditions set forth in the Commitment Letters, consummate the Financing at the Closing; provided, however, that, if all or any portion of funds in the amounts and on the terms set forth in the Debt Commitment Letters become, or would be reasonably expected to become, unavailable to Buyer on the terms and conditions set forth therein (including any “flex” provisions related thereto) and such portion is reasonably required to fund the transactions contemplated by this Agreement and all fees, expenses and other amounts contemplated to be paid (or caused to be paid) by Buyer pursuant to this Agreement, in each case other than as a result of a breach by Sellers of any representation, warranty or covenant contained in this agreement in a manner that would cause the conditions in Section 10.1 or Section 10.2 not to be satisfied, Buyer shall use its reasonable best efforts to obtain substitute alternative financing (the “Alternative Financing”) for all or such portion of such funds to the extent so unavailable, (i) in amounts and otherwise on terms and conditions no less favorable to Buyer than as set forth in the applicable Debt Commitment Letter and (ii) that does not expand upon the conditions precedent or contingencies to funding the Financing on the Closing Date as set forth in the applicable Debt Commitment Letter or Debt Financing Documents with respect to the Alternative Financing; provided, further, that, if Buyer proceeds with Alternative Financing, it shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Section 8.5 as with respect to the Debt Financing. For the avoidance of doubt, references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 8.5 for such Alternative Financing from the time of such substitution.

(b) Buyer shall provide prompt written notice of (i) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by Buyer under the Commitment Letters, or to the knowledge of Buyer, any other party to the Commitment Letters or definitive agreement related thereto and (ii) receipt by Buyer of any written notice or other written communication from any party to the Commitment Letters with respect to any actual or threatened material breach, default, termination or repudiation by any party to the Commitment Letters or any definitive agreement related thereto or any provision of the Financing or any definitive agreement related thereto (including any proposal by any Financing Source to withdraw, terminate, reduce the amount of financing necessary to consummate the transactions contemplated hereby or materially delay the timing of the financing contemplated by Commitment Letters). Buyer shall not consent to (i) any replacement, amendment or waiver of any provision or remedy under any Commitment

Letter (including, for the avoidance of doubt, any provision of any fee letter or engagement letter related thereto) without Sellers’ prior written consent if such replacement, amendment or waiver (A) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount thereof, unless, in the case of the Debt Commitment Letters, any such change is matched from Alternative Financing to the extent required or permitted pursuant to Section 8.5(a)), unless such portion is not reasonably required to fund the transactions contemplated by this Agreement or (B) imposes new or additional conditions precedent or changes the conditions precedent to the Financing or otherwise changes the terms of the Financing, in each case, in a manner that would reasonably be expected to delay in any material respect or prevent the Closing or make the funding of the Financing materially less likely to occur or adversely impact in any material respect Buyer’s ability to enforce its rights under any such Commitment Letter or to consummate the transactions contemplated hereby (for the avoidance of doubt, it is understood that, subject to the limitations set forth in this Section 8.5, Buyer may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, but if and only if the addition of such additional parties, individually or in the aggregate, and together with any amendments or modifications to such Debt Commitment Letter in connection therewith, would not result in the occurrence of a modification to such Commitment Letter prohibited by this clause (i)) and (ii) termination of such Commitment Letter prior to the Closing Date (unless, in the case of the Debt Commitment Letter, Buyer has arranged for Alternative Financing to the extent permitted or required by Section 8.5(a)). Buyer shall provide to Sellers copies of any commitment letter associated with a replacement Financing or Alternative Financing as well as any amendment or waiver of any Commitment Letter. For the avoidance of doubt, references to “Commitment Letter” shall include as such Commitment Letter is modified in accordance with this Section 8.5(b) from the time of such modification.

Section 8.6 Trade Payables. The Sellers shall make all payments in respect of payables of the Business (including rent payments and sales taxes) arising from the date of this Agreement until the Closing Date in all material respects on a timely basis and shall otherwise manage the accounts payable of the business in accordance with the Sellers’ cash management policies and practices (as in effect prior to the Petition Date) in the Ordinary Course of Business; provided that Seller’s obligations pursuant to this Section 8.6 with respect to taxes are limited to taxes that are not Assumed Liabilities. Within fourteen (14) days following the date hereof, the Sellers shall deliver to Buyer an initial report containing an aging report for all payables of the Business allocated by vendor. For the period following the date of this Agreement until the Closing Date, Sellers shall make their employees and advisors (including the Chief Restructuring Officer) reasonably available (during business hours) upon reasonable advance notice from Buyer to answer any questions Buyer may have, and provide such additional information Buyer may reasonably request, with respect to any accrued payables of the Business.

Section 8.7 SHIP Purchase Agreement. From the date hereof until the earlier of (a) the SHIP Closing or (b) any Termination (as defined in the SHIP Purchase Agreement), Sellers shall not amend or modify the SHIP Purchase Agreement or waive any rights under the SHIP Purchase Agreement without the prior written consent of Buyer.

Section 8.8 Transition Services Agreement; Management Services Agreement.

(a) The Parties shall work together in good faith and use their respective reasonable best efforts to agree as to the terms of, and execute, a transition services agreement pursuant to which Sellers shall provide Buyer and Buyer shall provide Sellers, as applicable, with certain services for a transitional period following the Closing Date.

(b) To the extent permitted by applicable Law, during the Management Services Period, the applicable Sellers shall remain the manager, controller or operator of each Acquired Property, Occupancy Leased Premise and Sparrow Property solely to the limited extent required for any Permit applicable to such Acquired Property, Occupancy Leased Premise or Sparrow Property (in the case of the Sparrow Properties, solely to the extent of any Sellers’ rights related to the Sparrow Properties) to remain effective (the “Management Services”). Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, each of the Sellers hereby appoints Buyer and its Affiliated Designees as agent of such Seller to manage, control and operate each of (i) the Acquired Properties, (ii) Occupancy Leased Premises and (iii) the Sparrow Properties (in the case of the Sparrow Properties, solely to the extent of any Sellers’ rights related to the Sparrow Properties) at which Management Services are being provided (collectively, the “Managed Properties”). Pursuant to their appointment as Sellers’ agent, Buyer and its Affiliated Designees shall be entitled to manage, control and operate each of the Managed Properties as they see fit in their sole discretion and collect and retain all revenues generated by each Managed Property. In furtherance thereof, the Parties acknowledge and agree that Sellers shall have no economic interest in the Managed Properties other than the right to receive the Management Services Reimbursements. As consideration for the provision of the Management Services, Buyer shall reimburse Sellers, or cause Sellers to be reimbursed, for any reasonable and documented out-of-pocket costs, fees and expenses incurred at any time in providing the Management Services, including any income and other taxes incurred by Seller and its Subsidiaries in respect of the payment and receipt of such reimbursement (the “Management Services Reimbursements”) and indemnify the Sellers from any Liability arising from the provision of the Management Services, except for any such Liability arising from gross negligence or willful misconduct of the Sellers. For the avoidance of doubt, all employees of the Managed Properties shall be employed by Buyer or its Affiliated Designee and no Seller shall have any authority to take action as an employer with respect to any such employee or to enter into any Contract on behalf of Buyer or any Affiliated Designee.

Section 8.9 Sparrow Rent. Sellers shall pay on the Closing Date all accrued and unpaid rent to each of SRC O.P. LLC, SRC Facilities LLC and SRC Real Estate (TX), LLC that are not “dark” stores. All parties’ rights with respect to rent at the “dark” stores shall be reserved.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1 Access to Information. Sellers agree that, prior to the Closing Date, Buyer shall be entitled, through its officers, employees and representatives (including legal advisors, Financing Sources, consultants, appraisers and accountants), to make such investigation of the properties (including non-invasive environmental site assessments), businesses and operations of Sellers’ businesses (including any of the Properties) and such examination of the Books and Records of Sellers’ businesses, the Acquired Assets and the Assumed Liabilities as is reasonable

(and reasonably requested) and to make extracts and copies of such Books and Records. Any such investigation and examination shall be conducted in a reasonable manner (and shall not unreasonably interfere with the operations of Sellers), during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to any applicable restrictions under applicable Law. Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to reasonably cooperate with Buyer and Buyer’s representatives in connection with such investigation and examination, and Buyer and Buyer’s representatives shall reasonably cooperate with Sellers and Sellers’ representatives and Buyer and Buyer’s representatives shall, at all times and at the discretion of Sellers, take all reasonable measures to minimize any disruption to Sellers’ business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would (x) require any Seller to disclose information subject to attorney-client privilege, provided that Sellers shall use reasonable best efforts to provide information in response to such an investigation or examination in a form or manner that would not waive such attorney-client privilege (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege) or (y) conflict with any confidentiality obligations to which the Sellers or any of their Subsidiaries are bound.

Section 9.2 Tax-Related Undertakings and Characterization of the Transaction.

(a) Unless Buyer makes the election under Section 2.12(b) to treat all the transactions described in Article II as Designated Sale Transactions (resulting in no transfer of Sellers’ Tax attributes to Buyer): (1) Buyer shall provide to Sellers detailed instructions as to steps to take (or not take) in order to secure and preserve the qualification of any of the transactions set forth in this Agreement as a Tax Reorganization (except if and to the extent Buyer determines otherwise, in accordance with Section 2.12(b), in respect of a given transaction or a particular Seller) and to achieve the Tax Result, including, without limitation, with respect to (i) repayment, cancellation or settlement of, or other actions with respect to, intercompany accounts after the approval of the Bankruptcy Plan and on or before the Closing Date, (ii) the merger of any of Sellers’ Subsidiaries with another Sellers’ Subsidiaries after the approval of the Bankruptcy Plan and on or before the Closing Date or conversion of any of Sellers’ Subsidiaries into limited liability companies with effect after the approval of the Bankruptcy Plan and on or before the Closing Date, (iii) the filing of any Tax elections to treat any such Subsidiaries as disregarded entities for U.S. federal income tax purposes with effect after the approval of the Bankruptcy Plan and on or before the Closing Date or otherwise taking such action to establish that such Subsidiaries have liquidated for tax purposes after the approval of the Bankruptcy Plan and on or before the Closing Date, (iv) implementation of the Distribution Requirement in a manner that is consistent with section 507 of the Bankruptcy Code, (v) satisfaction of the ownership requirements set forth in section 382(l)(5)(A)(ii) of the Code, and (vi) any other instructions that in the reasonable opinion of tax counsel for Buyer are necessary or desirable to ensure the qualification of the Tax Reorganization and the achievement of the Tax Result, and Sellers shall follow such instructions; provided that (A) such instructions shall not limit Sellers’ discretion or actions in respect of (x) operating the Business and its other Assets in the Ordinary Course of Business and in compliance with the other provisions of this Agreement for all periods through the Closing Date, (y) disposing of any of its Assets if and to the extent permitted under the other provisions of this Agreement (z) taking or refraining from taking any action required by this Agreement or under the law, including if such actions would be inconsistent with its obligations under the Bankruptcy Code, (B) if requested by Sellers, Buyer’s tax counsel shall deliver to Sellers a Tax Opinion that each and any such transaction (other than any Designated Sale Transactions) qualifies as a Tax Reorganization, and (C) nothing herein shall affect Buyer’s liability for Taxes that are Assumed Liabilities; (2) subject to the preceding clause (1), Sellers agree to cooperate with Buyer in order that, for federal income Tax purposes, the transactions effected pursuant to this Agreement, together with the distributions made by, and liquidation of, Sellers pursuant to the Bankruptcy Plan, are treated as one or more plans of reorganization under section 368 of the Code and as qualifying as one or more reorganizations under section 368(a)(1)(G) of the Code (except if and to the extent Buyer determines otherwise, in accordance with Section 2.12(b), in respect of a given transaction or a particular Seller); and (3) any Tax Return in respect of a Tax imposed on any Seller for which Buyer is liable hereunder shall be prepared by Buyer, a copy of such Tax Return shall be provided to SHC at least thirty (30) days prior to the due date thereof, Buyer shall consider in good faith any reasonable comments provided by Sellers, Sellers shall, if necessary for filing, properly execute any such Tax Return, and Buyer shall timely and properly file any such Tax Return and pay the amount of any Taxes shown due on any such Tax Return.

(b) Sellers agree that (i) Buyer will suffer irreparable damage and harm in the event that any Seller does not comply with Section 9.2(a) or any instructions properly given by Buyer thereunder and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor and (ii) Buyer shall be entitled to an injunction or injunctions against any non-compliance with, and to seek specific performance of, the agreements and covenants set forth in Section 9.2(a) and any instructions properly given by Buyer thereunder.

(c) Buyer (or its regarded owner for U.S. federal income Tax purposes, if applicable) shall make (if not previously made) a valid election, effective on or prior to the Closing Date, to be classified as an association taxable as a corporation for U.S. federal income Tax purposes (unless one or more Affiliated Designees shall acquire all of the Acquired Assets and assume all of the Assumed Liabilities). Buyer shall cause any Affiliated Designee (or its regarded owner for U.S. federal income Tax purposes, if applicable) to be classified as a corporation or an association taxable as a corporation for U.S. federal income Tax purposes at all times during the period beginning on the Closing Date and ending on the effective date of the Bankruptcy Plan.

(d) For purposes of this Agreement, (x) Taxes (other than Property Taxes) imposed on or with respect to any the Acquired Assets, the Acquired Properties, the Business or the Assumed Liabilities with respect to a taxable period that commences on or prior to and ends after the Closing Date or the applicable Designation Assignment Date, as applicable (a “Straddle Period”), shall be allocated to the Pre-Assignment Tax Period based on a “closing of the books” method as of the end of the Closing Date or the applicable Designation Assignment Date, as applicable, and (y) Property Taxes for a Straddle Period shall be allocated to the Pre-Assignment Tax Period by multiplying the amount of such Property Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Assignment Tax Period and the denominator of which is the number of days in the entire Straddle Period.

(e) Notwithstanding anything to the contrary contained herein, from and after the Closing the Buyer will indemnify and hold each Seller (and its Affiliates) harmless from and against, and pay to such Seller (without duplication) the amount of any Taxes that are Assumed Liabilities.

Section 9.3 Miscellaneous Tax Matters.

(a) Any sales, use, property transfer or gains, documentary, stamp, registration, recording or similar Tax (including, for certainty, goods and services tax, harmonized sales tax and land transfer tax) imposed on or payable in connection with the sale, transfer, assignment, conveyance or delivery of the Designation Rights, the Acquired Assets or the Assumed Liabilities (or any Excluded Asset pursuant to Section 2.8(d)) (“Transfer Taxes”) shall be borne solely by Buyer. Sellers and Buyer shall use reasonable efforts and cooperate in good faith in all matters relating to such Transfer Taxes (including with respect to the application of any exemption therefrom or reduction thereof). Buyer shall prepare and, except to the extent required by applicable Law to be filed by Sellers, Buyer shall file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by the other Party, the preparing Party shall prepare and deliver to the other Party a copy of such Tax Return at least three (3) Business Days before the due date thereof, and such other Party shall promptly execute such Tax Return and return it for filing. If Seller is required to file any such Tax Return, no later than three (3) Business Days before the due date of such Tax Return Buyer shall pay to Sellers the amount of Transfer Taxes shown on such Tax Return. Subject to the other provisions of this Agreement, the Parties shall reasonably cooperate with each other in any reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

(b) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, the Properties, the Business or the Assumed Liabilities as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, and the preparation, prosecution or defense of or for any Tax Proceeding. Unless Buyer makes the election under Section 2.12(b) to treat all the transactions described in Article II as Designated Sale Transactions (resulting in no transfer of Sellers Tax attributes to Buyer), to the extent not addressed by the foregoing, Buyer and Sellers shall also furnish or cause to be furnished to each other all documentation and information of Sellers’ or any of their Affiliates as reasonably requested in connection with (i) the treatment of the Transactions as one or more reorganizations under section 368 of the Code and/or in connection with qualifying for the application of section 382(l)(5) of the Code and (ii) the Tax basis, losses and credits (including carryovers), income, gains, deductions and other attributes or Tax items of Buyer or an Assignee that are dependent in whole or in part by the treatment of any such Tax item in any Pre-Assignment Tax Period. Any out-of-pocket expenses incurred in furnishing such information or assistance pursuant to this Section 9.3(b) shall be borne by the Party requesting it. Furthermore, except for any refund, asset or amount described in Section 2.2(h), Sellers shall pay (or cause to be paid) to Buyer any Tax refund actually received by Sellers or any Affiliate of Sellers that is an Acquired Asset, and any such refunds credited against future Taxes of the Sellers or their Subsidiaries (including any interest paid thereon and net of any reasonable out-of-pocket costs and any Taxes incurred in respect of the receipt thereof). Upon Buyer’s reasonable request and at Buyer’s sole cost and expense, Sellers shall (A) file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents required to obtain such refunds and (B) take any such other action as may be reasonable and practicable to preserve Sellers’ ability to file a refund claim for any Tax year. Any payments required to be made under this Section 9.3(b) shall be made in immediately available funds, to an account or accounts as directed by Buyer, within ten (10) days after the actual receipt of the refund or the application of any such refunds as a credit against a future tax of Sellers or any Affiliate of Sellers.

(c) Buyer shall pay (or cause to be paid) to Sellers any Tax refund, asset or amount described in Section 2.2(h) that is actually received by any Subsidiary of any Seller that is an Acquired Asset, Buyer or any Affiliate of Buyer, and any such refunds or amount credited against future Taxes to which any Subsidiary of any Seller that is an Acquired Asset, Buyer or any Affiliate of Buyer become entitled (including any interest paid thereon and net of any reasonable out-of-pocket costs and any Taxes incurred in respect of the receipt thereof). Upon Sellers’ reasonable request and at Sellers’ sole cost and expense, Buyer shall (A) file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents required to obtain such refunds and (B) take any such other action as may be reasonable and practicable to preserve Buyer’s ability to file a refund claim for any Tax year. Any payments required to be made under this Section 9.3(c) shall be made in immediately available funds, to an account or accounts as directed by Sellers, within ten (10) days after the actual receipt of the refund or the application of any such refunds as a credit against a future tax of any Subsidiary of any Seller that is an Acquired Asset, Buyer or any Affiliate of Buyer.

(d) As soon as practicable (and in any event within ninety (90) days) after the Closing Date, Buyer shall deliver to Sellers a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Acquired Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall allocate the Purchase Price among the Sellers and among the Acquired Assets acquired from each Seller, and shall be prepared in accordance with Section 1060 of the Code if Buyer makes the election under Section 2.12(b) to treat all the transactions described in Article II as Designated Sale Transactions (resulting in no transfer of Sellers’ Tax attributes to Buyer), and in any case shall be prepared in accordance with applicable law to the extent necessary to comply with reporting in respect of applicable Transfer Taxes. The Allocation Schedule shall be deemed final unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule within forty-five (45) days after delivery of the Allocation Schedule. In the event of any such objection, Buyer and Sellers shall negotiate in good faith to resolve such dispute; provided, however, that if Buyer and Sellers are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days after the delivery of the Allocation Schedule, such dispute shall be resolved by the CPA Firm. The fees and expenses of the CPA Firm in connection therewith shall be borne equally by Buyer and Sellers. Each of Buyer and Sellers agrees to file its respective federal, state and local Tax returns in accordance with the Allocation Schedule, and any adjustments to the Purchase Price pursuant to this Section 9.3 shall be allocated in a manner consistent with the Allocation Schedule. For the avoidance of doubt, the Parties shall cooperate in determining the portion of the Purchase Price allocable to the Acquired Assets that are subject to a Transfer Tax prior to the due date of the Tax Return required to be filed in connection with such Transfer Taxes; provided, that if the parties do not agree with respect to such determination, such matter shall be resolved in accordance with the determination of the CPA Firm; provided further, that such Tax Return will be adjusted, as applicable, consistent with the procedures described above, to reflect any adjustments to the allocated Purchase Price.

Section 9.4 Payments Received. Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other in accordance with the terms of this Agreement and will account to the other for all such receipts.

Section 9.5 Post-Closing Books and Records and Personnel. For twelve (12) months after the end of the Designation Rights Period, (a) neither Buyer nor any Seller shall dispose of or destroy any of the business records and files of the Properties or relating to any Acquired Assets and (b) Buyer and Sellers (including, for clarity, any trust established under a chapter 11 plan of Sellers or any other successors of Sellers) shall allow each other, any applicable Assignee and the Representatives of any of the foregoing reasonable access during normal business hours, and upon reasonable advance notice and to the extent permitted by applicable Law, to all employees, files, the Books and Records and other materials included in the Potential Acquired Assets for purposes relating to the Bankruptcy Case, the wind-down of the operations of Sellers, the functions of any such trusts or successors, or other reasonable business purposes, including Tax matters, litigation, or potential litigation, each as it relates to the Potential Acquired Assets or the Assumed Liabilities, and Buyer and Sellers (including any such trust or successors) and such Representatives shall have the right to make copies of any such files, books, records and other materials. In addition, from and after the Closing Date or the applicable Designation Assignment Date for a period of sixty (60) days, Sellers will permit Buyer, any applicable Assignee and their respective Representatives access to such personnel of Sellers during normal business hours as Buyer or any applicable Assignee may reasonably request to assist with the transfer of the applicable Acquired Assets (including any related Assigned Plans and Permits), provided that nothing in this Section 9.5 shall prohibit Sellers from ceasing operations or winding up their affairs following the end of the Designation Rights Period. Following the end of the Designation Rights Period, nothing in the foregoing shall be construed to prevent Sellers from winding down their operations and dissolving their business entities as is determined by Sellers (in their sole discretion) to be in their best interests.

Section 9.6 Confidentiality.

(a) The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time Buyer’s and Seller’s obligations under the Confidentiality Agreement shall terminate.

(b) The Parties shall (i) treat and hold as confidential all Confidential Information of the other Parties and their Affiliates (which, as such term is used in this Section 9.6(b) shall mean the information provided to the receiving Party by or on behalf of a disclosing Party in connection with this Agreement and the other Transaction Documents and the Transactions) and (ii) not disclose any such Confidential Information a disclosing Party to any other Person without the prior written consent of such disclosing Party, in each case for so long as such information remains Confidential Information. In the event any receiving Party is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable Law) to disclose any Confidential Information of a disclosing Party provided in accordance with this Section 9.6(b), then such receiving Party shall, to the extent legally permitted, notify the disclosing Party promptly of the request or requirement so the disclosing Party, at its expense, may seek an appropriate protective Order or waive compliance with this Section 9.6(b). If, in the absence of a protective Order or receipt of a waiver hereunder, the receiving Party is, on the advice of counsel, compelled to disclose such Confidential Information, the applicable receiving Party may so disclose such Confidential Information; provided that the applicable receiving Party shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information. Notwithstanding the foregoing, the provisions of this Section 9.6(b) shall not prohibit the disclosure of Confidential Information by the receiving Party to the extent reasonably required (i) to comply with applicable Law or any regulatory authority or self-regulatory organization having jurisdiction or of which a Party is a member, (ii) in connection with asserting any rights or remedies or performing any obligations under this Agreement or any of the Transaction Documents or (iii) to such Party’s Affiliates and Representatives. Notwithstanding the foregoing, the provisions of this Section 9.6(b) shall not apply to information that (A) is or becomes publicly available other than as a result of a disclosure by any receiving Party in violation of this Agreement, (B) is or becomes available to a receiving Party on a non-confidential basis from a source that, to the receiving Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (C) is or has been independently developed by a receiving Party. For the avoidance of doubt, following the Closing, all Confidential Information relating to the Business, the Acquired Assets or the Assumed Liabilities shall be deemed to be Confidential Information of Buyer.

Section 9.7 Employment Offers.

(a) Buyer shall make an offer of employment to any Business Employee represented by a labor union and whose terms and conditions of employment are covered by a collective bargaining agreement (“Represented Employees”) using reasonable best efforts to comply with the requirements of any such collective bargaining agreement. For any Business Employee not represented by a labor union (“Non-Represented Employees”), Buyer shall, or shall cause any of its Subsidiaries to, (i) no later than five (5) days prior to the Closing Date, use reasonable best efforts to provide a written offer of employment in a comparable position to, effective as of 11:59 p.m., local time, on the Closing Date each of such Business Employees, or (ii) to the extent required by and in accordance with applicable Law, enter into employment agreements with each of such Business Employees. Those Business Employees, including both Represented Employees and Non-Represented Employees, who accept such offer of employment on or before the Closing Date in accordance with the provisions of such offer and continue employment with Buyer or any of its Subsidiaries, shall be referred to as “Transferred Employees.”

(b) Subject to the last sentence of this Section 9.7(b) and except as otherwise expressly provided in this Section 9.7(b), with respect to each Transferred Employee who remains employed by Buyer or any of its Subsidiaries, Buyer shall, or shall cause any of its Subsidiaries to, provide for the period commencing on the Closing Date and ending on the last day of the Sellers’ fiscal year ending in 2020, subject to such Transferred Employee’s continued employment with Buyer or any of its Subsidiaries (as applicable) (i) (A) base salary or hourly wage rate and (B) a target short-term cash incentive opportunity, in each of (A) and (B), that is at least equal to the base salary or wages and target short-term cash incentive opportunity, respectively, provided to such

Transferred Employee immediately prior to the Closing Date and (ii) a group health and welfare plan and, subject to and in accordance with Section 9.7(k), a 401(k) plan, qualified under Sections 401(a) and 401(k) of the Code (“401(k) Plan”), that are substantially comparable in the aggregate to the group health and welfare plan and 401(k) Plan under which such Transferred Employee participates as of the date hereof. For the avoidance of doubt, (x) the terms of this Section 9.7(b) shall apply notwithstanding anything to the contrary in any non-solicitation or similar agreement currently entered into by Buyer or any of its Affiliates and Sellers and (y) from and after the date hereof, no such non-solicitation or similar agreement by Buyer and any Seller or any affiliate thereof entered into prior to the date hereof shall prevent Buyer from hiring (or seeking to hire) any employee of Sellers. The Parties agree to cooperate in good faith to coordinate the establishment of benefit plans and arrangements so as to satisfy the obligations set forth in this Section 9.7(b)(ii).

(c) Except as otherwise provided under the terms of the applicable Employee Plan, each Transferred Employee shall be given credit for all service with Sellers under all employee benefit plans, programs and policies and fringe benefits of the Business or Buyer or any of its Subsidiaries in which they become participants (i) for purposes of eligibility, participation, and vesting (but not benefit accruals), and (ii) with respect to any vacation and severance plans, programs or arrangements of Buyer or its Subsidiaries, for purposes of determining the level of benefits except to the extent such crediting would result in duplication of benefits with respect to the same period of service.

(d) If a Transferred Employee becomes eligible to participate in a medical, dental or health plan of Buyer (or its Subsidiaries), Buyer shall, or shall cause its Subsidiaries to, to the extent permitted by (x) applicable Law and (y) the terms of the applicable medical, dental or health plan of Buyer or any of its Subsidiaries in which the Transferred Employee participates following the Closing, cause the plan provider of such plan to (i) waive any preexisting condition limitations to the extent such pre-existing condition limitations would not have been applicable under the applicable medical, dental or health plans of Sellers as of immediately prior to the Closing Date and (ii) credit any complete or partial satisfaction of any deductible and out-of-pocket expenses incurred by the Transferred Employee and his or her dependents under the applicable Seller’s or its Subsidiaries’ medical, dental or health plans during the portion of the calendar year in which the Closing Date occurs. Buyer agrees to use commercially reasonable efforts to cause a medical, dental and health plan provider to provide such waivers and credits contemplated by the first (1st) sentence of this Section 9.7(d). If a Transferred Employee becomes eligible to participate in a group term life insurance plan maintained by Buyer or its Subsidiaries, Buyer shall use commercially reasonable efforts to cause such plan to waive any medical certification for such Transferred Employee up to the amount of coverage the Transferred Employee had under the life insurance plan of Sellers (but subject to any limits on the maximum amount of coverage under Buyer’s life insurance plan).

(e) Except as required by Law or an applicable bargaining agreement or as otherwise agreed in writing by the Parties, Buyer or any of its Subsidiaries shall provide severance and other separation benefits to each Transferred Employee terminated by Buyer or any of its Subsidiaries within the period commencing on the Closing Date and ending on the last day of the Sellers’ fiscal year ending in 2020 that are at least equal to the severance and other separation benefits provided by Seller and its Subsidiaries to such Transferred Employee as in effect immediately prior to the Petition Date, it being understood that such severance and other separation benefits do not include any long-term incentive, equity incentive, defined benefit pension or retiree welfare or life insurance benefits.

(f) Except as prohibited by applicable Law, each offer letter shall provide that by accepting employment with Buyer the Business Employee is acknowledging that Buyer is assuming, and Buyer shall assume all vacation days and other paid time off accrued but not yet taken by each Transferred Employee through the Closing Date, in accordance with their terms as of the date hereof. To the extent that applicable Law prohibits a Transferred Employee’s vacation from being assumed by Buyer and requires that a Transferred Employee to be paid for any vacation days and other paid time off accrued but not yet taken by such Transferred Employee as of the Closing Date without regard to any acknowledgement by such Transferred Employee to the contrary, Sellers shall pay each Transferred Employee for such vacation days.

(g) Sellers agree to pay to the Transferred Employees any bonus (including any related payroll Taxes) that such Transferred Employees would have been paid had they remained employees of Sellers through the date the bonus in respect of the fiscal year ending February 2, 2019.

(h) Buyer and Seller agree to cooperate in good faith to ensure that Transferred Employees do not experience a break in health coverage from and after the Closing Date. Buyer shall take commercially reasonable efforts to provide or make available the health coverage required by Section 4980B of the Code available with respect to any individual who is an “M&A Qualified Beneficiary” (as defined in Treasury Regulation Section 54.49806-9 (Q&A 4) of the Code) as the result of the consummation of the Transactions.

(i) From and after the Closing Date, subject in all respects to the limitations set forth in Section 2.3(k), Buyer shall, within thirty (30) days following written demand by the Seller, with such supporting documentation as the Buyer shall reasonably request, reimburse the Sellers for the payment of any cash severance or other cash separation pay, and Seller’s portion of any related employment and payroll Taxes, made by any Seller to any employee of any Seller whose employment with any of the Sellers terminated following the Petition Date or terminates on, or following the Closing Date (it being understood that this does not include any Transferred Employees who shall have become the employees of Buyer and its Subsidiaries and shall be covered by Buyer’s obligations as set forth in Section 9.7(b)), to the extent of the cash severance or other cash separation pay that has been paid on or following the Petition Date and prior to the Closing Date or would have been due and payable had such employee’s employment been terminated by any of the Sellers immediately prior to the date hereof (the reimbursement Liabilities of Buyer set forth in this Section 9.7(i), including with respect to any related employment and payroll Taxes, the “Severance Reimbursement Obligations”).

(j) Sellers shall retain liability for all medical, dental and health claims incurred by Transferred Employees (and their dependents) under the employee welfare benefit plans of Sellers prior to the Closing. Buyer shall be liable for all medical, dental and health claims incurred by Transferred Employees (and their dependents) under the employee welfare benefit plans of Buyer or any of its Subsidiaries on or after the Closing. For purposes of this Section 9.7(j), a claim shall be deemed to have been incurred on the date on which the medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto; provided, that claims relating to a hospital confinement that begins on or before the Closing but continues thereafter shall be treated as incurred before the Closing. Notwithstanding anything herein to the contrary, with respect to any Business Employee who becomes a Transferred Employee following the Closing, any reference in this Section 9.7(j) to the Closing will be deemed to be references to the date such Business Employee becomes a Transferred Employee.

(k) U.S. Savings Plan.

(i) As soon as practicable following the Closing Date, Buyer shall, or shall cause its Subsidiaries to, establish a new savings plan or designate an existing savings plan qualified under Section 401(a) of the Code and including a cash or deferred feature under Section 401(k) of the Code and a related trust thereunder which shall be exempt under Section 501(a) of the Code (“Buyer’s Savings Plan”) that will permit participation by all Transferred Employees who are participating in Seller’s or its Subsidiaries’ 401(k) Plan (“Seller’s Savings Plan”) as of the Closing Date.

(ii) No assets or liabilities of Seller’s Savings Plan shall be transferred to Buyer’s Savings Plan, other than in connection with a rollover of a Transferred Employee’s account balance under Seller’s Savings Plan. Except as could reasonably be expected to cause the Buyer’s Savings Plan to cease to qualify under Section 401(a) and 401(k) of the Code or cause the trust to cease to be qualified under Section 501(a) of the code or otherwise result in the Buyer or its Affiliates incurring any penalties thereunder, Buyer shall permit the Transferred Employees to roll over into Buyer’s Savings Plan any rollover distribution (in cash or loan notes of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code)). Effective as of the Closing, Seller shall and shall cause it Subsidiaries to take any action necessary to ensure that the accounts of each Transferred Employee in Seller’s Savings Plan shall be fully vested and nonforfeitable.

(l) The Parties acknowledge and agree that all provisions contained in this Section 9.7 are included for the sole benefit of the respective Parties and shall not create any right (i) in any other person, including any Business Employees, Transferred Employees, current or former employees of Seller, any participant in any Employee Plan or any compensation or benefit plan, program, agreement or arrangement of Buyer or its Subsidiaries or any beneficiary thereof or (ii) in any other person, to continued employment with Buyer or its Subsidiaries or particular compensation or benefits coverage in any compensation or benefit plan, program, agreement or arrangement of Buyer or its Subsidiaries. The provisions of this Section 9.7 shall not constitute an amendment to any Employee Plan or any plan, program, agreement or arrangement maintained by Buyer or any of its Subsidiaries.

(m) Sellers and Buyer hereby agree to follow the “alternate procedure” for employment tax reporting as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320 for each Transferred Employee and to cooperate with each other in furtherance thereof. Provided that Sellers provide Buyer with all necessary payroll records for the calendar year which includes the date on which the Transferred Employee commences employment with Buyer, Buyer, and not Sellers, shall furnish a Form W-2 to each Transferred Employee, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom.

Section 9.8 Owned Real Property.

(a) Seller shall pay when due any and all Occupancy Expenses with respect to each Owned Real Property solely to the extent arising during the period commencing on the Petition Date through the Closing Date.

(b) From the date hereof through the Closing Date, Seller shall use commercially reasonable efforts to maintain and preserve each Owned Real Property and all related Acquired Assets in a condition substantially similar to the their present condition. Prior to Closing, Seller shall not without Buyer’s consent, and shall not solicit any other Person to, (A) sell, transfer, assign, convey, lease, license, mortgage, pledge or otherwise encumber any Owned Real Property or related Acquired Asset (other than sales of Inventory in accordance with the terms of this Agreement, Permitted Encumbrances and any applicable statutory liens (solely to the extent that such Owned Real Property or related Acquired Asset will be transferred free and clear of such statutory liens pursuant to the applicable transfer document)), (B) grant or terminate any other interests in any Owned Real Property or related Acquired Asset, (C) cancel or compromise any claim or waive or release any right, in each case that is related to any Owned Real Property or any related Acquired Assets (for the avoidance of doubt, other than any Excluded Assets), (D) take any action with respect to Taxes or Tax matters that could reasonably be expected to result in an Encumbrance on any Owned Real Property or related Acquired Assets (other than Permitted Encumbrances) or (E) enter into any agreement or commitment to take any action prohibited by this Section 9.8(b).

(c) From and after the date hereof through Closing, Sellers shall bear the risk of loss or damage to the Owned Real Property and Seller shall continue all insurance policies with respect to the Owned Real Property or policies providing substantially similar coverages to the extent available at commercially reasonable rates (and in all instances without any reductions in the amounts of available coverage), including comprehensive public liability, casualty and umbrella liability insurance, and shall cause Buyer to be named as a loss payee or additional insured, as applicable, with respect to all such policies. Seller shall pay to Buyer on the Closing Date all insurance recoveries and all warranty and condemnation proceeds received or receivable after the date hereof with respect to the Owned Real Property. In connection with any payment of recoveries or proceeds under this Section 9.8(c), (i) such payment of recoveries or proceeds shall not include any recoveries or proceeds to the extent attributable to lost rents or similar costs applicable to any period prior to the Closing or paid in connection with repair, restoration or replacement during such period, and (ii) to the extent that Buyer has received written notice thereof in reasonable detail not less than fifteen (15) days prior to the Closing, such payment of recoveries or proceeds shall be reduced by the amount of (x) all actual and documented, reasonable out of pocket repair costs incurred by Sellers in connection with the repair or restoration of such damage or destruction, (y) all actual and documented, reasonable out of pocket collection costs of Sellers respecting any awards or other proceeds, and (z) any amounts required to be paid (and solely to the extent actually paid) by Sellers or the insurance company to the applicable landlord under the Lease, if applicable, or to such landlord’s lender as required pursuant to any of such lender’s financing, as applicable.

Section 9.9 Title Matters. Buyer, at its own discretion and sole expense, may order preliminary title reports from a nationally recognized title company (the “Title Company”) with respect to any of the Leased Premises or Owned Real Property (the property covered by such reports being referred to herein as the “Titled Property”). Seller shall at no cost, expense or Liability to Seller, cooperate in good faith with Buyer and the Title Company in connection with the compilation of title to the Titled Property and in connection with any efforts by Buyer to obtain title insurance policies pursuant thereto on behalf of itself and/or its lender, including, in the case of any efforts by Buyer to obtain lender’s title insurance policies on behalf of its lender, by providing reasonable affidavits and other similar instruments as are reasonably required by the Title Company for the deletion of any standard or printed exceptions in such lender’s title insurance policies that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state or province in which the Titled Property which is the subject of such lender’s title insurance policy is located. Subject to the foregoing proviso, such cooperation by Seller and its Subsidiaries shall include providing Buyer and the Title Company copies of, with respect to Titled Property, reasonably requested existing surveys, maps, existing title reports and title insurance policies and true and complete copies of the encumbrance documents identified therein, to the extent the same are in the possession of Seller or its Subsidiaries and are not publicly available.

Section 9.10 Use of Name. Sellers agree that they shall (i) as soon as practicable after the Closing Date and in any event within six (6) months following the Closing Date, cease to make use of the Trademarks included in the Acquired Intellectual Property and change the Business Names of all of their applicable Affiliates to a Business Name that does not consist of, contain or incorporate any Trademarks included in the Acquired Intellectual Property, provided that as soon as practicable after the Closing Date and in any event within thirty (30) days following the Closing Date, Sellers shall cease to make use of the Trademarks included in the Acquired Intellectual Property in connection with the Business and (ii) as promptly as practicable after the Closing Date, file a motion with the Bankruptcy Court to amend the caption of the Bankruptcy Cases to reflect a change in the name of the Sellers in accordance with the foregoing clause (i) and (ii) immediately after the Closing, cease to hold themselves out as having any affiliation with the Acquired Assets. Sellers shall promptly deliver to Buyer any relevant documentation evidencing such name change, including any name change amendment and name change notice filed with or submitted to any Governmental Authority in each jurisdiction in which such Seller or Affiliates of Seller is qualified to do business. Nothing in this Section 9.10 shall prohibit Sellers’ use of such Trademarks to the extent that such use (a) is required by Law to wind down Sellers’ estate or (b) constitutes nominative or descriptive fair use under United States Laws, which refers to Sellers and would not cause confusion as to the origin of a good or service, including in accurately stating the historical relationship between Sellers and Buyer for information purposes (and in a non-Trademark manner) in historical, tax and similar records.

Section 9.11 Apportionments. All charges and fees payable for telephone services, water, sewer rents heat, steam, electric power, gas and other utilities, at the price charged by the suppliers, including any taxes thereon and based upon applicable meter readings, where available, made on or immediately prior to or immediately after the Closing Date (and credits therefor to the extent paid prior to the Closing Date) that relate to Owned Real Property shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, as of midnight on the Closing Date for the period that begins prior to the Closing Date and ends after the Closing Date.

Section 9.12 Intercompany IP Agreement; Sublicenses. As of the Closing Date, all Intercompany IP Agreements and all sublicenses to any Person thereunder, in each case that are not assigned to Buyer or assumed and assigned in accordance with this Agreement, shall be, and are hereby, automatically terminated. Sellers shall take all necessary actions to cause such licenses, grants or sublicenses that are not terminated by virtue of the foregoing sentence to be terminated at the Closing Date. The foregoing provision shall not affect any sublicenses under which neither any Seller nor any Affiliate of any Seller is the sublicensee, unless such sublicense is terminable without cause by a Seller pursuant to its terms.

Section 9.13 Settlement and Release.

(a) Effective upon the Closing, in exchange for the payment by Buyer of the Credit Bid Release Consideration and other good and valuable consideration provided to the Debtors and their estates by ESL in connection with the Transactions, each Debtor, for itself and its estate, and on behalf of each of its Subsidiaries and controlled Affiliates (each of the foregoing, a “Seller Releasing Party”), hereby absolutely, unconditionally and irrevocably (i) releases and forever discharges ESL from any and all Released Estate Claims, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Seller Releasing Parties ever had or now may have, and (ii) covenants that it shall not seek to disallow, subordinate, recharacterize, avoid, challenge, dispute or collaterally attack the ESL Claims, provided however that the assertion of any Claim other than a Released Estate Claim shall not be deemed to violate this Section 9.13(a)(ii).

(b) Effective upon the Closing, ESL’s Claims against the Debtors arising under (i) the IP/Ground Lease Term Loan Facility; (ii) the FILO Facility; (iii) the Real Estate Loan 2020; (iv) the Second Lien Term Loan; (v) the Second Lien Line of Credit Facility; (vi) the Second Lien PIK Notes and (vii) the Citi L/C Facility (together with the any security interests securing any of the Claims described in the preceding sub-clauses (c)(i)-(vi), collectively, the “ESL Claims”) shall each be deemed allowed for all purposes in the Bankruptcy Cases and under the Bankruptcy Code in the amounts set forth on Exhibit G, as reduced by the credit bid set forth in Section 3.1(b).

(c) After giving effect to the credit bid set forth in Section 3.1(b), ESL shall be entitled to assert any deficiency Claims, Claims arising under Section 507(b) of the Bankruptcy Code, or other Claims and causes of action that it may have against the Debtors and their estates in the Chapter 11 Cases, provided that (i) no Claims or causes of action of ESL shall have recourse to, or any other right of recovery from, any Claims or causes of action of the Debtors or their estates related to Lands’ End, Inc., the “spin-off” (as such term is defined in the Information Statement of Lands’ End, Inc. dated March 18, 2014), Seritage Growth Properties, Inc., Seritage Growth Properties, L.P, the “Transaction” (as that term is defined in the registration statement on Form S-11 filed by Seritage Growth Properties, which registration statement became effective on June 9, 2015), any Claim or cause of action involving any intentional misconduct by ESL, or the proceeds of any of the foregoing, (ii) any ESL Claims arising under Section 507(b) of the Bankruptcy Code shall be entitled to distributions of not more than $50 million from the proceeds of any Claims or causes of action of the Debtors or their estates other than the Claims and causes of action described in the preceding clause (c)(i); provided that, in the event that, in the absence of this clause (c)(ii), any such proceeds to the Debtors or their estates would have resulted in distributions in respect of such ESL Claims in excess of $50 million, the right to receive such distributions in excess of $50 million shall be treated as an unsecured claim and receive pro rata recoveries with general unsecured claims other than the Claims and causes of action described in the preceding clause (c)(i), and (iii) notwithstanding any order of the Bankruptcy Court to the contrary or section 1129 of the Bankruptcy Code, it shall not be a condition to confirmation of any chapter 11 plan filed in the Bankruptcy Cases that any ESL Claims arising under Section 507(b) of the Bankruptcy Code be paid in full or in part.

(d) This Section 9.13, and all statements or negotiations relating hereto, shall be governed by Federal Rule of Evidence 408 and any corresponding state rules of evidence. Without limiting the foregoing, neither this Section 9.13 nor any statements or negotiations relating hereto shall be offered or received in evidence in any proceeding for any purpose other than to enforce the terms of this Section 9.13.

(e) For the purposes of this Section 9.13, the terms set out below shall be defined as follows:

(i) “Debtors” means each of the debtors and debtors in possession in the Bankruptcy Cases, including the Sellers.

(ii) “Released Estate Claims” means any and all Claims and causes of action of the Debtors and their estates against ESL arising under (i) sections 363(k), 502(a) or 510(c) of the Bankruptcy Code, (ii) equitable principles of subordination or recharacterization, or (iii) any other applicable Law that could be asserted to challenge the allowance of the ESL Claims pursuant to section 9.13(c). For the avoidance of doubt the Released Estate Claims do not include any other Claims or causes of action of the Debtors or their estates against ESL or any other Person, including but not limited to any Claims or causes of action (i) for constructive or actual fraudulent transfer under 11 U.S.C. 544(b) or 550(a) or any applicable state or federal law, for breach of fiduciary duty (including any Claims for breach of fiduciary duty in connection with the incurrence of any debt described on Exhibit G), or for illegal dividend under 8 Del. C. 170-174 or any other state law; (ii) that are related to Lands’ End, Inc., the “spin-off” (as such term is defined in the Information Statement of Lands’ End, Inc. dated March 18, 2014), Seritage Growth Properties, Inc., Seritage Growth Properties, L.P, or the “Transaction” (as that term is defined in the registration statement on Form S-11 filed by Seritage Growth Properties, which registration statement became effective on June 9, 2015), or (iii) that have been asserted by or on behalf of any party in interest in the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 cases captioned In the Matter of a Plan of Compromise or Arrangement of Sears Canada Inc., 9370-2751 Quebec Inc., 191020 Canada Inc., The Cut Inc., Sears Contact Services Inc., Initium Logistics Services Inc., Initium Commerce Labs Inc., Initium Trading and Sourcing Corp., Sears Floor Covering Centers Inc., 173470 Canada Inc., 2497089 Ontario Inc., 6988741 Canada Inc., 10011711 Canada Inc., 1592580 Ontario Limited, 955041 Alberta Ltd., 4201531 Canada Inc., 168886 Canada Inc., and 3339611 Canada Inc., Ontario Superior Court of Justice Court File No.:. CV-17-11846-00CL.

Section 9.14 KCD IP Covenants.

(a) Commencing as of the date hereof (and, for the avoidance of doubt, continuing after the Closing Date), Sellers shall not, and shall cause all of their Affiliates (including KCD IP, LLC) not to, (i) sell, transfer, assign, encumber, allow to lapse, abandon, cancel, fail to renew, fail to continue to prosecute, protect or defend, or otherwise dispose of or convey, any KCD IP, (ii) license, sublicense or grant any Person (other than Buyer and its Affiliates) any rights to, as applicable, any KCD IP or (iii) amend, renew or terminate (or fail to exercise termination rights or option rights with respect to) any Contract pursuant to which any Seller or any of its Affiliates has granted, prior to the date hereof, any license, sublicense, covenant not to sue or other rights under any KCD IP, in each case of the foregoing without the prior written consent of Buyer in its sole discretion. Sellers shall not, and shall cause all of their Affiliates not to, sell, assign, or in any way transfer any equity interests in KCD IP, LLC without requiring as a condition of such sale, assignment or transfer that the purchaser of such equity interests agree to the limitations set forth in this Section 9.14, and any sale, assignment or transfer in violation of this Section 9.14 shall be null and void ab initio.

(b) As soon as reasonably practicable after the date hereof and in any event prior to the Closing Date, Sellers shall use reasonable best efforts to cause KCD IP, LLC to grant, effective as of the Closing, a perpetual, irrevocable (provided that, if Buyer commits a material breach of its obligations under the Exclusive License and KCD IP, LLC gives notice to Buyer specifying the basis for termination and Buyer fails to cure, resolve or remediate the basis for the breach within ninety (90) days after such notice is provided, KCD IP, LLC may convert the exclusive license granted under the Exclusive License to a non-exclusive license; and provided, further, that if Buyer fails to cure, resolve or remediate the basis for such material breach within one hundred twenty (120) days after such notice is provided, KCD IP, LLC may, upon notice to Buyer, suspend the license with respect to the uses that cause the material breach until such cure, resolution or remediation has been effected), worldwide, sublicensable (in connection with uses and sublicensees of the same type and scope as those for which sublicenses were granted by Sellers under the KCD IP prior to the date hereof and, subject to the consent of KCD IP, LLC, such consent not to be unreasonably withheld, conditioned or delayed, in connection with other uses and sublicensees), transferable (A) in whole to an Affiliate of Buyer or (B) in connection with a sale of assets, properties, rights or businesses associated with the Kenmore Marks included in the KCD IP or with the DieHard Marks included in the KCD IP, provided that all of the rights and obligations under the applicable license grant are assigned, and provided further that such third party assumes in writing all of the applicable rights and responsibilities of Buyer under the Exclusive License) exclusive license (but subject to (i) any licenses under the KCD IP in effect as of the Closing Date and (ii) if the SHIP Closing shall have occurred prior to the Closing Date, the license to Service.com in the form of Exhibit E of the SHIP Purchase Agreement contemplated to be entered into in connection with the SHIP Purchase Agreement) to Buyer under all of the KCD IP used or held for use by Sellers as of the date hereof (including, for the avoidance of doubt, the Kenmore Marks and the DieHard Marks, in each case owned by KCD IP, LLC) for all purposes in connection with the Buyer’s businesses (including the Business) and the natural evolutions thereof. The Exclusive License shall include the same quality control provisions as set forth in the Kenmore License Agreement, dated as of March 18, 2006, by and between KCD IP, LLC and KMART Corporation, as amended by that certain First Amendment to Kenmore License

Agreement dated as of November 29, 2009 and that certain Second Amendment to Kenmore License Agreement dated as of March 7, 2012 and shall provide that KCD IP, LLC, as licensor, will continue to maintain its rights to enforce, maintain and defend the Intellectual Property licensed under the Exclusive License in the first instance; provided that Buyer shall have the right to independently enforce, maintain and defend the applicable KCD IP if the business or businesses of Buyer of its Affiliates would otherwise be materially adversely affected. The Exclusive License shall otherwise be in the form proposed by Buyer and any additional terms (other than the terms set forth above) must be reasonably acceptable to Sellers (Sellers’ review and approval not to be unreasonably withheld, delayed or conditioned, provided that it shall not be unreasonable for Sellers to not accept any such additional terms that they reasonably consider render the license a sale, transfer or other disposition of all or substantially all of the assets of KCD IP, LLC). The Exclusive License shall be subject to royalties equal to those in effect as of the date hereof under (x) with respect to the Kenmore Marks, the Kenmore License Agreement, dated as of March 18, 2006, by and between KCD IP, LLC and KMART Corporation, as amended by that certain First Amendment to Kenmore License Agreement dated as of November 29, 2009 and that certain Second Amendment to Kenmore License Agreement dated as of March 7, 2012 and (y) with respect to the DieHard Marks, the DieHard License Agreement, dated as of March 18, 2006, by and between KCD IP, LLC and KMART Corporation, as amended by that certain First Amendment to DieHard License Agreement dated as of November 29, 2009 and that certain Second Amendment to DieHard License Agreement dated as of March 7, 2012, provided that the terms of the Exclusive License taken collectively shall not constitute a sale, transfer or other disposition of all or substantially all of the assets of KCD IP, LLC.

(c) In the event that, despite Sellers’ reasonable best efforts, KCD IP, LLC has not agreed to grant Buyer the Exclusive License effective as of the Closing Date by the date that is ten (10) days prior to the Closing, and provided that any such delay is not due to Buyer’s acts or omissions, then at Buyer’s election, Sellers shall, prior to the Closing, use reasonable best efforts to obtain any Consent from KCD IP, LLC necessary to assign to Buyer those KCD Agreements that are designated for assignment and assumption by written notice of Buyer pursuant to this Agreement, and assume and assign such KCD Agreements in accordance with this Agreement (such that such KCD Agreements are Assigned Agreements as contemplated herein).

(d) In the event that, despite Sellers’ reasonable best efforts, KCD IP, LLC’s Consent described in the above clause (c) is not obtained by the date that is five (5) days prior to the Closing, and provided that any such delay is not due to Buyer’s acts or omissions, then (i) Sellers shall, prior to the Closing, assume all KCD Agreements that provide Sellers with the right to sublicense KCD IP to Buyer that are designated only for assumption by written notice of Buyer and (ii) effective as of the Closing Date, Sellers hereby grant to Buyer, a perpetual, irrevocable, worldwide, royalty-bearing (as described in Section 9.14(b)), further sublicensable, transferable, non-exclusive sublicense under all of the KCD IP used or held for use by Sellers as of the date hereof (including, for the avoidance of doubt, the Kenmore Marks and the DieHard Marks, in each case owned by KCD IP, LLC) for all purposes in connection with the businesses of Buyer (including the Business) and the natural evolutions thereof, provided that to the extent Sellers cannot grant the foregoing, Sellers hereby grant to Buyer a non-exclusive sublicense of the broadest scope that Sellers can grant under all the KCD Agreements assumed by Sellers pursuant to this clause (d). For the purpose of this Section 9.14(d)(ii), any such sublicense granted to Buyer is subject to (x)

any licenses under the KCD IP in effect as of the Closing Date and (y) if the SHIP Closing shall have occurred prior to the Closing, the license to Service.com in the form of Exhibit E of the SHIP Purchase Agreement contemplated to be entered into in connection with the SHIP Purchase Agreement), and shall be of the broadest scope that Sellers can grant under, and subject to the terms of the relevant KCD Agreement. Buyer shall ensure that its use of the KCD IP, as provided in this Section 9.14(d), shall only be with respect to goods and services of a substantially similar level of quality to the goods and services with respect to which Sellers used the KCD IP prior to the Closing. For the avoidance of doubt, (i) Sellers shall not reject, seek to terminate or agree to terminate the KCD Agreements assumed pursuant to this Section 9.14(d) or amend or agree to amend such Contracts in any manner that narrows any of the licenses thereunder and (ii) to the extent that Sellers cease to exist or the KCD Agreements assumed pursuant to this Section 9.14(d) expire or terminate, the sublicense granted herein shall survive.

(e) Solely with respect to the Exclusive License or any sublicense granted pursuant to Section 9.14(d)(ii), Buyer agrees that (A) Sellers and their Affiliates (including KCD IP, LLC) shall have no responsibility for claims by third parties arising out of, or relating to, Buyer’s use of the KCD IP in any manner and (B) in addition to any and all remedies, from and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates (including KCD IP, LLC), for so long as any Seller or Affiliate of Seller is in existence, from and against any and all third party claims that may arise out of use of such KCD IP by or on behalf of Buyer or any of its Affiliates or assignees, in each case other than claims that the KCD IP infringes or otherwise violates the Intellectual Property of any third party. Except as provided in the foregoing sentence, all Intellectual Property licensed under Section 9.14(b) or Section 9.14(d)(ii) is licensed “as-is” with all faults, without warranty of any kind (whether express, implied, statutory or otherwise), and Seller does not make, and Buyer hereby specifically disclaims, any representations or warranties (whether express or implied, statutory or otherwise). For the avoidance of doubt, with respect to Section 9.14(c), the allocation of the foregoing shall be determined by the applicable KCD Agreements that are designated for assignment and assumption by written notice of Buyer pursuant to this Agreement.

(f) For clarity, and not in limitation of the foregoing, Buyer (or its applicable designee) may grant a security interest in any or all of its rights and benefits under Section 9.14(b), Section 9.14(c) or Section 9.14(d) for collateral purposes to the Financing Sources in connection with the Debt Financing.

Section 9.15 Seritage Master Lease. Any assignment and assumption of Seritage Master Lease shall be an assignment and assumption of such Seritage Master Lease in its entirety, except as otherwise agreed by the landlord under the Seritage Master Lease.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

Buyer’s obligation to consummate the Transactions is subject to the satisfaction or waiver, as of the Closing, of each of the following conditions; provided, however, that Buyer may not rely on the failure of any condition set forth in this Article X if such failure was caused by Buyer’s failure to comply with any provision of this Agreement or if such failure was caused by any action or failure to act by Seller at the direction of any Buyer Related Party:

Section 10.1 Accuracy of Representations. The representations and warranties of Sellers contained in Article VI shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 10.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Buyer shall have received a certificate of Sellers, signed by a duly authorized officer of Sellers, to that effect.

Section 10.2 Sellers’ Performance. Sellers shall have performed and complied with in all material respects the covenants and agreements that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

Section 10.3 No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 10.4 No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the Transactions (a “Closing Legal Impediment”).

Section 10.5 Governmental Authorizations. Any applicable waiting period required by the HSR Act and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or the Antitrust Division, as applicable, shall have expired or been terminated.

Section 10.6 Sellers’ Deliveries. Without limiting Section 10.2, each of the deliveries required to be made to Buyer pursuant to Section 4.3 have been so delivered, except for such deliveries which, by their nature, cannot be made on or prior to the Closing.

Section 10.7 Approval Order. The Bankruptcy Court shall have entered the Approval Order, and the Approval Order shall be in full force and effect and shall not have been stayed, vacated or modified.

Section 10.8 KCD IP.

(a) Sellers shall have (i) caused KCD IP, LLC to grant the Exclusive License in accordance with Section 9.14(b), (ii) obtained any Consent of KCD IP, LLC required under Section 9.14(c) and assigned to Buyer as of the Closing Date all KCD Agreements referenced therein or (iii) assumed all KCD Agreements effective as of the Closing Date that provide Sellers with the right to sublicense KCD IP to Buyer that are designated only for assumption by written notice of Buyer in accordance with Section 9.14(d).

(b) KCD IP, LLC shall not have voluntarily filed for bankruptcy under the Bankruptcy Code.

Section 10.9 Inventory and Receivables. The aggregate amount of (i) the Inventory Value of the Acquired Inventory (excluding any Pending Inventory), (ii) the amounts due to Seller with respect to (A) the Credit Card Accounts Receivable and (iii) the Pharmacy Receivables shall be at least $1,657,000,000. To the extent that the aggregate amount of items (i) through (iii) in the foregoing sentence exceeds $1,657,000,000 on the Closing Date, Sellers may reduce such amount to be equal to $1,657,000,000 by first, transferring (at Sellers’ expense and in consultation with Buyer) Inventory that would otherwise be Acquired Inventory to a GOB Leased Store or a GOB Owned Store or any other location designated by Sellers that is not a Property, until the Inventory Value of the Acquired Inventory is equal to $1,553,000,000 and second, retaining as an Excluded Asset the oldest of any Credit Card Accounts Receivable or Pharmacy Receivables.

Section 10.10 Outstanding DIP Indebtedness. The aggregate amount required to be paid to fully satisfy the existing indebtedness of Sellers under (a) the DIP Credit Agreement shall be no greater than $850,000,000 and (b) the Junior DIP Term Loan shall be no greater than $350,000,000 (exclusive of any accrued and unpaid interest thereon).

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

Sellers’ obligation to consummate the Transactions is subject to the satisfaction or waiver, as of the Closing, of each of the following conditions; provided, however, that Seller may not rely on the failure of any condition set forth in this Article XI if such failure was caused by Seller’s failure to comply with any provision of this Agreement:

Section 11.1 Accuracy of Representations. The representations and warranties of Buyer contained in Article VII shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 11.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair the ability of Buyer to perform, or to consummate the Transactions. Sellers shall have received a certificate of Buyer, signed by a duly authorized officer of Buyer, to that effect.

Section 11.2 Buyer’s Performance. Buyer shall have performed and complied with in all material respects the covenants and agreements that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

Section 11.3 No Order. No Closing Legal Impediment shall be in effect.

Section 11.4 Governmental Authorizations. Any applicable waiting period required by the HSR Act and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or the Antitrust Division, as applicable, shall have expired or been terminated.

Section 11.5 Buyer’s Deliveries. Each of the deliveries required to be made to Sellers pursuant to Section 4.2 shall have been so delivered, except for such deliveries which, by their nature, cannot be made on or prior to the Closing.

Section 11.6 Bidding Procedures Order. The Bankruptcy Court shall have entered the Bidding Procedures Order, and such Order shall not have been stayed, vacated or modified.

Section 11.7 Approval Order in Effect. The Bankruptcy Court shall have entered the Approval Order and the Approval Order shall be in full force and effect and shall not have been stayed, vacated or modified.

Section 11.8 Pay-Down of Real Estate 2020 Loan. To the extent not previously provided, at least two (2) Business Days prior to the Closing Date, the Sellers shall provide to the agent under the Real Estate 2020 Loan all proceeds from the sale or other disposition of collateral pledged to secure the Real Estate 2020 Loan that were closed prior to the Closing Date, including, without limitation the proceeds held in a segregated account pursuant to paragraph 27 of the Order (I) Approving the Sale of Certain Real Property, (II) Authorizing the Assumption and Assignment of Certain Unexpired Leases in Connection therewith, and (III) Granting Related Relief [Docket No. 1393].

ARTICLE XII

TERMINATION

Section 12.1 Termination Events. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a) by either Sellers or Buyer:

(i) if the Bankruptcy Court shall have determined that it will not enter the Approval Order or if a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable applicable Law (including any Order) which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions and which is not satisfied, resolved or preempted by the Approval Order; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(a)(i) shall not be available to any Party whose material breach of any of its representations, warranties, covenants or agreements contained herein results in or causes such event;

(ii) if the Closing shall not have occurred by 11:59 p.m. New York City time on February 19, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(a)(ii) shall not be available to any Party whose material breach of any of its representations, warranties, covenants or agreements contained herein results in the failure of the Closing to be consummated by such time;

(iii) if Sellers accept or agree to any Competing Transaction or upon approval by the Bankruptcy Court of, or the filing by or on behalf of any Seller of a motion or other request to approve, a Competing Transaction; provided, however, that if Seller, pursuant to Section 8.2(c) and the Bidding Procedures Order, has designated Buyer as a “Back-Up Bidder,” then Buyer shall not be permitted to terminate this Agreement prior to the Outside Date except as consistent with the terms of Section 8.2(c) and the Bidding Procedures Order; or

(iv) by mutual written consent of Sellers and Buyer.

(b) by Buyer:

(i) in the event of any breach by any Seller of any of its agreements, covenants, representations or warranties contained herein that would result in the failure of a condition set forth in Section 10.1 or Section 10.2 to be satisfied, and the failure of Sellers to cure such breach by the earlier of (A) the Outside Date and (B) the date that is fifteen (15) days after receipt of a notice in writing from Buyer of their intention to exercise their rights under this Section 12.1(b)(i) as a result of such breach; provided, however, that that the right to terminate this Agreement pursuant to this Section 12.1(b)(i) shall not be available to Buyer if Buyer is in breach of any of its representations, warranties, covenants or agreements contained herein in a manner that would result in the failure of a condition set forth in Article XI to be satisfied;

(ii) if any of the Bankruptcy Cases is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(iii) if the Bankruptcy Court has not approved the consummation of the Transactions on or before February 8, 2019, or if the Approval Order has not been entered on or before February 8, 2019 subject to Bankruptcy Court availability (or is vacated or stayed as of such date); or

(iv) if Sears Re shall not have agreed to be bound by all of the terms of this Agreement as a Seller hereunder by delivering a signature page in the form attached hereto by 11:59 p.m. New York City time on January 22, 2019. For the avoidance of doubt, it is the intent of the Parties that this Agreement shall be binding on each of the Parties (other than Sears Re) notwithstanding that Sears Re has not yet delivered its signature page hereto.

(c) by Sellers:

(i) in the event of any breach by Buyer of any of its agreements, covenants, representations or warranties contained herein that would result in the failure of a condition set forth in Section 11.1 or Section 11.2 to be satisfied, and the failure of Buyer to cure such breach by the earlier of (A) the Outside Date and (B) the date that is fifteen (15) days after receipt of a notice in writing from Sellers of their intention to exercise their rights under this Section 12.1(c)(i) as a result of such breach; provided, however, that that the right to terminate this Agreement pursuant to this Section 12.1(c)(i) shall not be available to Seller if Sellers are themselves in breach of any of their representations, warranties, covenants or agreements contained herein, in each case in a manner that results in the failure of a condition set forth in Article X to be satisfied;

(ii) if the Bankruptcy Court has not approved the consummation of the Transactions on or before February 8, 2019, or if the Approval Order has not been entered on or before February 8, 2019 subject to Bankruptcy Court availability (or is vacated or stayed as of such date); or

(iii) if (A) all of the conditions set forth in Article X have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing Date were the date of such termination, or would have been satisfied, assuming the Closing had in fact occurred), (B) Buyer failed to consummate the transactions contemplated by this Agreement by the time set forth in Section 4.1, (C) Sellers have irrevocably confirmed to Buyer in writing that all the conditions in Article XI have been satisfied (or that it is willing to waive any unsatisfied conditions set forth in Article XI) and that Sellers have indicated to Buyer in writing that Sellers are ready, willing and able to consummate the transactions contemplated by this Agreement, (D) Sellers have given Buyer written notice at least two (2) Business Days prior to such termination stating Sellers’ intention to terminate this Agreement pursuant to this Section 12.1(c)(iii), and (E) Buyer fails to consummate the transactions contemplated by this Agreement within such two (2) Business Day period.

Section 12.2 Effect of Termination.

(a) Subject to the first sentence of Section 12.2(b), in the event of any termination of this Agreement pursuant to Section 12.1, this Agreement (other than the provisions set forth in this Section 12.2, Section 12.3 and Article XIII) shall forthwith become null and void and be deemed of no further force and effect. Subject to Section 12.2(b) and the provisions set forth in the immediately preceding sentence, there shall be no liability or obligation thereafter on the part of any Party. Notwithstanding the foregoing, subject to the second sentence of Section 12.2(b), any such termination shall not limit any Party’s liability for any willful and material breach prior to the time of such termination. For purposes of this Agreement, “willful and material breach” means a material inaccuracy or breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by or on behalf of the breaching Party with knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in a breach of this Agreement. In the event of any valid termination of this Agreement pursuant to Section 12.1 (other than a termination by Sellers pursuant to Section 12.1(c)(i) or Section 12.1(c)(iii)), Sellers shall promptly (and in no event later than two (2) Business Days following such termination) return to Buyer the Deposit Amount and any other deposit delivered by Buyer to Sellers pursuant to the Bidding Procedures Order. Notwithstanding anything to the contrary in this Agreement, the maximum liability of the Seller and its Subsidiaries under this Agreement shall not exceed $30,000,000 (except in the case of a willful and material breach, in which event such maximum liability shall not exceed $120,000,000).

(b) In the event of any valid termination of this Agreement by Sellers pursuant to Section 12.1(c)(i) or Section 12.1(c)(iii), then Sellers, as Sellers’ sole and exclusive remedy as a result of such termination, shall have the right to retain the Deposit Amount, if any. Notwithstanding anything to the contrary in this Agreement, the maximum liability of Buyer under this Agreement shall not exceed the Deposit Amount.

Section 12.3 Termination and Adjustment Rights of Buyer as to Properties and Related Acquired Assets.

(a) If a material portion of any Lease Premises, a material portion of any Owned Real Property, or a material portion of the Potential Acquired Assets related to the Lease Premises is materially damaged or destroyed, or the physical condition thereof is materially and adversely changed (including as a result of failure of proper repair or maintenance or environmental contamination that occurs from and after the date hereof), or any Lease Premises or Owned Real Property is subject to a condemnation or other governmental taking of a material portion thereof or any shopping center in which a Lease Premises is located is damaged, destroyed or condemned such that the operations of such Lease Premises are materially and adversely affected at any time from the date of this Agreement up to and including the Closing (each of the foregoing, a “Casualty / Condemnation Event”), Sellers shall provide prompt written notice of such Casualty / Condemnation Event to Buyer. Buyer shall elect within ten (10) days after notice of such Casualty / Condemnation Event from Sellers, together with Sellers’ best estimate of the net amount of insurance proceeds and/or condemnation award available to Buyer pursuant to Section 12.3(b) (including any deductions pursuant to Section 12.3(b)), to either (A) in the case of a Lease Premises, acquire Designation Rights with respect to such Lease Premises at the Closing or, in the case of Owned Real Property, acquire such Owned Real Property at the Closing and, in either case, Sellers shall assign to Buyer any right Sellers have to any insurance proceeds or condemnation award or proceeds relating to such Casualty/Condemnation Event at the Closing (including any insurance proceeds actually received by Sellers with respect to such Casualty/Condemnation Event, but less, as provided in Section 5.1(a)(v), (x) any amounts used by any Seller for restoration, repair or replacement and (y) any recoveries or proceeds to the extent attributable to lost rents or similar costs applicable to any period prior to the Closing) or (B) in the case of a Lease Premises, decline to acquire Designation Rights with respect to such Lease Premises or, in the case of Owned Real Property, decline to acquire such Owned Real Property, in which case the Purchase Price shall not be reduced (but, in the case of Owned Real Property, Seller shall assign to Buyer any right Sellers have to any insurance proceeds or condemnation award relating to any such Casualty/Condemnation Event at Closing). For the avoidance of doubt, Casualty / Condemnation Events that are subject to this Section 12.3(a) are only those occurring during the period from the date of this Agreement up to and including the Closing. Additionally, in the case of any Owned Real Property or Leased Real Property with respect to which a claim for damages to buildings or fixtures is pending as of the date of this Agreement, Sellers shall assign to Buyer any right Sellers have to any insurance proceeds relating to such claim and any amounts actually received in respect of such claim, other than any insurance proceeds in respect of the Acquired Assets set forth on Schedule 2.1(q) in an aggregate amount not to exceed $13,000,000, and the Purchase Price shall not be reduced.

(b) In connection with any assignment of awards, proceeds or insurance under this Section 12.3, (i) such assignment of proceeds or awards shall not include any awards, proceeds or insurance to the extent attributable to lost rents or similar costs applicable to any period prior to the applicable Closing or paid in connection with repair, restoration or replacement during such period, and (ii) to the extent that Buyer has received written notice thereof in reasonable detail not less than fifteen (15) days prior to the Closing, such assignment of proceeds or awards shall be reduced by the amount of (x) all actual and documented, reasonable out-of-pocket repair costs incurred by Sellers in connection with the repair or restoration of such damage or destruction, (y) all actual and documented, reasonable out-of-pocket collection costs of Sellers respecting any awards or other proceeds, and (z) any amounts required to be paid (and solely to the extent actually paid) by Sellers or the insurance company to the applicable landlord under the Lease, if applicable, or to such landlord’s lender as required pursuant to any of such lender’s financing, as applicable.

(c) Buyer shall have the right, prior to Closing, to decline to acquire (i) Designation Rights with respect to any Lease and related Potential Acquired Assets or (ii) any Acquired Assets, in each case if and only if any Consent from any Person (other than a Governmental Authority) has not been obtained from such Person or has not otherwise been provided for pursuant to the Approval Order, the absence of which prevents the acquisition or exercise of the Designation Rights with respect to such Lease and related Potential Acquired Assets or the acquisition of such Acquired Assets; provided, that if the failure to obtain such Consent is curable, Sellers shall have until the earlier of (i) the Closing Date or (ii) ten (10) days after receipt of Buyer’s notice of intent to terminate to obtain such Consent; and provided, (c) further that, for the avoidance of doubt, the provisions of this Section 12.3(d) shall not apply with respect to any license (incoming or outgoing) of any Intellectual Property.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Public Announcements. Except as required by applicable Law (including any Order by the Bankruptcy Court) or pursuant to filings by Sellers with, or in any proceeding before, the Bankruptcy Court, neither Sellers nor Buyer shall issue any press release, or make any public announcement concerning this Agreement or the Transactions, without first consulting the other Party or Parties.

Section 13.2 Notices. Any notice, consent or other communication required or permitted under this Agreement shall be in writing and shall be delivered (a) in person, (b) via e-mail or (c) by a nationally recognized courier for overnight delivery service. A notice or communication shall be deemed to have been effectively given (i) if in person, upon personal delivery to the Party to whom the notice is directed, (ii) if via e-mail, on the date of successful transmission and (iii) if by nationally recognized courier, one Business Day after delivery to such courier. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

If to Sellers, then to:

Sears Holdings Corporation 3333 Beverly Road

Hoffman Estates, IL 60179

Attention: General Counsel

E-mail: counsel@searshc.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Ray C. Schrock, P.C., Ellen J. Odoner, Gavin Westerman and Sunny Singh

E-mail: Ray.Schrock@weil.com; Ellen.Odoner@weil.com;

Gavin.Westerman@weil.com; Sunny.Singh@weil.com

If to Buyer, then to:

Transform Holdco LLC

c/o ESL Partners, Inc..

1170 Kane Concourse, Suite 200

Bay Harbor Islands, FL 33154

Attention: Kunal S. Kamlani and Harold Talisman

Facsimile: (305) 864-1370

E-mail: kunal@eslinvest.com; harold@eslinvest.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Christopher E. Austin, Benet J. O’Reilly and Sean A. O’Neal

E-mail: caustin@cgsh.com; boreilly@cgsh.com; soneal@cgsh.com

Section 13.3 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by each Party; provided that this Section 13.3, Section 13.6, Section 13.8, Section 13.10 or Section 13.12, in each case as such Sections relate to the Financing Sources, may not be amended in a manner adverse to the Financing Sources without the prior written consent of the applicable Financing Source under the applicable Debt Commitment Letter. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights to payment of any Party under or by reason of this Agreement.

Section 13.4 Entire Agreement. This Agreement (including the Schedules and the Exhibits), the Confidentiality Agreement and the other Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter. The representations, warranties, covenants and agreements contained in this Agreement (including the Schedules and the Exhibits) and the other Transaction Documents are intended, among other things, to allocate the economic cost and the risks inherent in the Transactions, including risks associated with matters as to which the party making such representations and warranties has no knowledge or only incomplete knowledge, and such representations and warranties may be qualified by disclosures contained in the Schedules. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 13.5 No Presumption as to Drafting. Each of the Parties acknowledges that it has been represented by legal counsel in connection with this Agreement and the other Transaction Documents and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or the Transaction Documents against the drafting party has no application and is expressly waived.

Section 13.6 Assignment. Subject to Buyer’s express rights of assignment with respect to any Assignee, this Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of Law or otherwise without the express written consent of the other Parties (which consent maybe granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to Sellers but without consent of Sellers, to assign all or any part of its rights or obligations hereunder to an Affiliate (an “Affiliated Designee”); provided that such assignment would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or otherwise be materially adverse to Sellers; provided further Buyer shall be permitted to, at or after the Closing, collaterally assign its rights under this Agreement for purposes of creating a security interest or otherwise assigning collateral to the Financing Sources in connection with the Debt Financing; provided further that that no such assignment shall relieve Buyer of any of its obligations under this Agreement.

Section 13.7 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

Section 13.8 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and all claims or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the procedural and substantive laws of the State of Delaware applicable to Contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other Law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto. Notwithstanding anything herein to the contrary, all claims or causes of action (whether in contract or tort) brought against the Financing Sources that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, shall be governed by the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may be based upon, arise out of or relate to this Agreement, any breach or default hereunder, or the Transactions and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Proceedings based upon, arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding in the United States District Court for the District of Delaware and any federal appellate court therefrom, and the Parties hereby (a) irrevocably and unconditionally submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding in the United States District Court for the District of Delaware and any federal appellate court therefrom) with respect to all Proceedings based upon, arising out of or relating to this Agreement and the Transactions (whether in contract or in tort, in law or in equity or granted by statute); (b) agree that all claims with respect to any such Proceeding shall be heard and determined in such courts and agrees not to commence any Proceeding relating to this Agreement or the Transactions (whether in contract or in tort, in law or in equity or granted by statute) except in such courts; (c) irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding based upon, arising out of or relating to this Agreement or the Transactions and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties agree that any violation of this Section 13.8(b) shall constitute a material breach of this Agreement and shall constitute irreparable harm. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties agrees that it will not bring or support any person in any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transaction contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York and any appellate courts therefrom.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT OR IN TORT, IN LAW OR IN EQUITY OR GRANTED BY STATUTE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.

Section 13.9 Counterparts. This Agreement may be executed in any number of counterparts (including via electronic transmission in portable document format (pdf)) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart hereof signed by the other Party. Delivery of an executed counterpart hereof by means of electronic transmission in portable document format (pdf) shall have the same effect as delivery of a physically executed counterpart in person.

Section 13.10 Parties in Interest; No Third Party Beneficiaries. Except as set forth in Section 13.12, nothing in this Agreement shall confer any rights, benefits, remedies, obligations, liabilities or claims hereunder upon any Person not a Party or a permitted assignee of a Party; provided that the Financing Sources are intended third party beneficiaries of this Section 13.10, Section 13.6, Section 13.8 and Section 13.12.

Section 13.11 Fees and Expenses. The Parties agree that, except as otherwise expressly provided in this Agreement, each Party shall bear and pay all costs, fees and expenses that it incurs, or which may be incurred on its behalf, in connection with this Agreement and the Transactions. The pre-Closing costs of any privacy ombudsman shall be borne equally between Buyer, on the one hand, and Sellers, on the other hand, to the extent such costs are incurred in relation to the Transactions.

Section 13.12 Non-Recourse. All Claims and Liabilities that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with or as an inducement to this Agreement) or the Transactions may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement. No other Person, including any Buyer Related Party (other than Buyer) or any of the Parties’ Affiliates, directors, officers, employees, incorporators, members, partners, managers, stockholders, agents, attorneys, or representatives of, or any financial advisors or lenders to (including the Financing Sources in their capacities as such), any of the foregoing (together, the “Non-Recourse Parties”) shall have any liabilities for any Claims or Liabilities arising under, out of, in connection with, or related in any manner to, this Agreement, the Transactions or the Debt Financing or based on, in respect of, or by reason of, this Agreement or its negotiation, execution, performance or breach, whether at law, in equity, in contract, in tort or otherwise.

Section 13.13 Schedules; Materiality. The inclusion of any matter in any Schedule shall be deemed to be an inclusion for all purposes of this Agreement, to the extent that the relevance of such disclosure to any Section is readily apparent from the text of such disclosure, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

Section 13.14 Specific Performance. The Parties acknowledge and agree that (a) irreparable injury, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached, and (b) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain (without the posting of any bond) specific performance of the terms of this Agreement by the breaching Party or Parties. If any Proceeding is brought by the non-breaching Party or Parties to enforce this Agreement, the Party in breach shall waive the defense that there is an adequate remedy at Law.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

Transform Holdco LLC

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Sears Holdings Corporation

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

Kmart Holding Corporation

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

Kmart Operations LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

Sears Operations LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

Sears, Roebuck and Co.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer, President & Director

[Signature Page to Asset Purchase Agreement]

ServiceLive, Inc.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

SHC Licensed Business LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title:	Chief Financial Officer of Kmart Corporation, its Member

[Signature Page to Asset Purchase Agreement]

A&E Factory Service, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

A&E Home Delivery, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

A&E Lawn & Garden, LLC

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President & Director

[Signature Page to Asset Purchase Agreement]

A&E Signature Service, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

FBA Holdings Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

Innovel Solutions, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

Kmart Corporation

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

MaxServ, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

Private Brands, Ltd.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

Sears Development Co.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President & Director

[Signature Page to Asset Purchase Agreement]

Sears Holdings Management Corporation

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President & Director

[Signature Page to Asset Purchase Agreement]

Sears Home & Business Franchises, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

Sears Home Improvement Products, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President & Director

[Signature Page to Asset Purchase Agreement]

Sears Insurance Services, L.L.C.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

Sears Procurement Services, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President

[Signature Page to Asset Purchase Agreement]

Sears Protection Company

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President

[Signature Page to Asset Purchase Agreement]

Sears Protection Company (PR), Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President

[Signature Page to Asset Purchase Agreement]

Sears Roebuck Acceptance Corp.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

Sears, Roebuck de Puerto Rico, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

SYW Relay LLC

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer of Sears, Roebuck and Co., its Member

[Signature Page to Asset Purchase Agreement]

Wally Labs LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President

[Signature Page to Asset Purchase Agreement]

SHC Promotions LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

Big Beaver of Florida Development, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President

[Signature Page to Asset Purchase Agreement]

California Builder Appliances, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

Florida Builder Appliances, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer & Director

[Signature Page to Asset Purchase Agreement]

KBL Holding Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

Kmart of Michigan, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

Kmart of Washington LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer of Kmart Corporation, its Member

[Signature Page to Asset Purchase Agreement]

Kmart of Illinois LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer of Kmart Corporation, its Member

[Signature Page to Asset Purchase Agreement]

Kmart Stores of Texas LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer of Kmart Corporation, its Member

[Signature Page to Asset Purchase Agreement]

MyGofer LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer of Kmart Corporation, its Member

[Signature Page to Asset Purchase Agreement]

Sears Brands Business Unit Corporation

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

Sears Holdings Publishing Company, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President

[Signature Page to Asset Purchase Agreement]

Sears Protection Company (Florida), L.L.C.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President

[Signature Page to Asset Purchase Agreement]

SHC Desert Springs, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer of Kmart Corporation, its Member

[Signature Page to Asset Purchase Agreement]

SOE, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President & Director

[Signature Page to Asset Purchase Agreement]

StarWest, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President & Director

[Signature Page to Asset Purchase Agreement]

STI Merchandising, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President & Director

[Signature Page to Asset Purchase Agreement]

Troy Coolidge No. 13, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer of Kmart Corporation, its Member

[Signature Page to Asset Purchase Agreement]

BlueLight.com, Inc. .

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

Sears Brands, L.L.C.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Manager

[Signature Page to Asset Purchase Agreement]

Sears Buying Services, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President & Director

[Signature Page to Asset Purchase Agreement]

Kmart.com LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President of BlueLight.com, Inc., its Member

[Signature Page to Asset Purchase Agreement]

Sears Brands Management Corporation

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

KLC, Inc.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

SRe Holding Corporation

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President & Director

[Signature Page to Asset Purchase Agreement]

SRC Sparrow 2 LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President & Director

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, Sears Reinsurance Company Ltd., a Bermuda Class 3 insurer, has caused this Agreement to be executed and delivered by its duly authorized representatives, and hereby agrees to be bound by all of the terms of this Agreement as a Seller hereunder.

Sears Reinsurance Company Ltd.

By:
Name:
Title:

Its duly authorized officer

[Signature Page to Asset Purchase Agreement]